Exhibit 10.2

REVOLVING CREDIT AGREEMENT

Dated as of August 31, 2007

among

DIGITAL REALTY TRUST, L.P.,

as Borrower,

DIGITAL REALTY TRUST, INC.,

as Parent Guarantor,

THE SUBSIDIARY GUARANTORS NAMED HEREIN,

as Subsidiary Guarantors,

THE INITIAL LENDERS, INITIAL ISSUING BANK AND

SWING LINE BANK NAMED HEREIN,

as Initial Lenders, Initial Issuing Bank and Swing Line Bank

CITICORP NORTH AMERICA, INC.,

as Administrative Agent,

KEYBANK NATIONAL ASSOCIATION,

as Syndication Agent,

and

CITIGROUP GLOBAL MARKETS INC. AND

KEYBANC CAPITAL MARKETS,

as Joint Lead Arrangers and Joint Book Running Managers

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

T A B L E   O F   C O N T E N T S

i

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SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Unencumbered Assets
Schedule III	-	Existing Letters of Credit
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(d)	-	Certain Approvals
Schedule 4.01(f)	-	Disclosed Litigation
Schedule 4.01(n)	-	Existing Debt
Schedule 4.01(o)	-	Surviving Debt
Schedule 4.01(p)	-	Existing Liens
Schedule 4.01(q)	-	Owned Real Property
Schedule 4.01(r)	-	Leased Real Property
Schedule 4.01(s)	-	Environmental Concerns
Schedule 4.01(y)	-	Excluded Subsidiaries and Excluded Subsidiary Agreements

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Guaranty Supplement
Exhibit D	-	Form of Assignment and Acceptance
Exhibit E	-	Form of Unencumbered Assets Certificate

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REVOLVING CREDIT AGREEMENT

REVOLVING CREDIT AGREEMENT dated as of August 31, 2007 (this “Agreement”) among DIGITAL REALTY TRUST, L.P., a Maryland limited partnership (the “Borrower”), DIGITAL REALTY TRUST, INC., a Maryland corporation (the “Parent Guarantor”), the entities listed on the signature pages hereof as the guarantors (together with any Additional Guarantors (as hereinafter defined) acceding hereto pursuant to Section 7.05, the “Subsidiary Guarantors” and, together with the Parent Guarantor, the “Guarantors”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the initial lenders (the “Initial Lenders”), CITIBANK, N.A., as the initial issuer of Letters of Credit (as hereinafter defined) (the “Initial Issuing Bank”), the Swing Line Bank (as hereinafter defined), CITICORP NORTH AMERICA, INC. (“CNAI”), as administrative agent (together with any successor administrative agent appointed pursuant to Article VIII, the “Administrative Agent”) for the Lender Parties (as hereinafter defined), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), as syndication agent, and CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and KEYBANC CAPITAL MARKETS, as joint lead arrangers and joint book running managers (the “Arrangers”).

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Guarantor” has the meaning specified in Section 7.05.

“Adjusted EBITDA” means an amount equal to (a) the product of four (4) times EBITDA for the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, less (b) an amount equal to the Capital Expenditure Reserve for all Assets; provided, however, that for purposes of this definition, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition of Equity Interests) by the Parent Guarantor or any of its Subsidiaries during any fiscal quarter, Adjusted EBITDA will be adjusted (1) in the case of an acquisition, by adding thereto an amount equal to (A) four (4) times (B) the acquired Asset’s actual EBITDA (computed as if such Asset was owned by the Parent Guarantor or one of its Subsidiaries for the entire fiscal quarter) generated during the portion of such fiscal quarter that such Asset was not owned by the Parent Guarantor or such Subsidiary and (2) in the case of a disposition, by subtracting therefrom an amount equal to (A) four (4) times (B) the actual EBITDA generated by the Asset so disposed of during such fiscal quarter.

“Adjusted Net Operating Income” means, with respect to any Asset, (a) the product of (i) four (4) times (ii) (A) Net Operating Income attributable to such Asset less (B) the amount, if any, by which (1) 3% of all rental and other income from the operation of such Asset for the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, exceeds (2) all management fees payable in respect of such Asset for such fiscal period less (b) the Capital Expenditure Reserve for such Asset; provided, however, that for purposes of this definition, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition of Equity Interests) by the Parent Guarantor or any of its Subsidiaries during any fiscal quarter, Adjusted Net Operating Income will be adjusted (1) in the case of an acquisition, by adding thereto an amount equal to (A) four (4) times (B) the acquired Asset’s actual Net Operating Income (computed as if such Asset was owned by the Parent Guarantor or one of its Subsidiaries for the entire fiscal quarter) generated during the portion of such fiscal quarter that such Asset was not owned by the Parent Guarantor or such Subsidiary and (2) in the case of a disposition, by subtracting therefrom an amount equal to (A) four (4) times (B) the actual Net Operating Income generated by the Asset so disposed of during such fiscal quarter.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means (a) in the case of Advances denominated in Dollars, the account of the Administrative Agent maintained by the Administrative Agent with Citibank, N.A., at its office at 2 Penns Way, Suite 200, New Castle, Delaware 19720, ABA No. 021000089, Account No. 36852248, Account Name: Agency/Medium Term Finance, Reference: Digital Realty, Attention: Global Loans/Agency, (b) in the case of Advances denominated in any Committed Foreign Currency, the account of the Sub-Agent designated in writing from time to time by the Administrative Agent to the Borrower and the Lender Parties for such purpose and (c) in any such case, such other account as the Administrative Agent shall specify in writing to the Lender Parties.

“Advance” means a U.S. Dollar Revolving Credit Advance, a Multicurrency Revolving Credit Advance, a Swing Line Advance or a Letter of Credit Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole “Affected Party”, and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of Master Agreement); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination, or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Applicable Lender” has the meaning specified in Section 2.03(c).

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.

“Applicable Margin” means, at any date of determination, a percentage per annum determined by reference to the Leverage Ratio as set forth below:

Pricing Level	Leverage Ratio	Applicable Margin for Base Rate Advances	Applicable Margin for Eurocurrency Rate Advances
I	> 65%	1.000%	2.000%
II	> 60% but ≤ 65%	0.600%	1.600%
III	> 55% but ≤ 60%	0.500%	1.500%
IV	> 50% but ≤ 55%	0.375%	1.375%
V	> 45% but ≤ 50%	0.250%	1.250%
VI	> 40% but ≤ 45%	0.200%	1.200%
VII	< 40%	0.100%	1.100%

The Applicable Margin for each Base Rate Advance shall be determined by reference to the Leverage Ratio in effect from time to time and the Applicable Margin for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing shall be determined by reference to the Leverage Ratio in effect on the first day of such Interest Period; provided, however, that (a) the Applicable Margin shall initially be at Pricing Level VI on the Closing Date, (b) no change in the Applicable Margin resulting from the Leverage Ratio shall be effective until three Business Days after the date on which the Administrative Agent receives (x) the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and (y) a certificate of the Chief Financial Officer of the Borrower demonstrating the Leverage Ratio, and (c) the Applicable Margin shall be at Pricing Level I for so long as the Borrower has not submitted to the Administrative Agent as and when required under Section 5.03(b) or (c), as applicable, the information described in clause (b) of this proviso.

“Applicable Pro Rata Share” means, (a) in the case of a U.S. Dollar Revolving Lender, such Lender’s U.S. Dollar Revolving Credit Pro Rata Share, and (b) in the case of a Multicurrency Revolving, such Lenders’ Multicurrency Revolving Credit Pro Rata Share.

“Arrangers” has the meaning specified in the recital of parties to this Agreement.

“Assets” means Office Assets, Development Assets, Redevelopment Assets and Joint Venture Assets.

“Asset Value” means, at any date of determination, (a) in the case of any Office Asset, the Capitalized Value of such Asset; provided, however, that the Asset Value of each Office

Asset (other than a former Development Asset or Redevelopment Asset) shall be limited, during the first 12 months following the date of acquisition thereof, to the lesser of (i) the acquisition price thereof or (ii) the Capitalized Value thereof, provided further that an upward adjustment shall be made to the Asset Value of any Office Asset (in the reasonable discretion of the Administrative Agent) as new Tenancy Leases are entered into in respect of such Asset, (b) in the case of any Development Asset or Redevelopment Asset, the book value of such Asset as determined in accordance with GAAP, (c) in the case of any Joint Venture Asset that, but for such Asset being owned by a Joint Venture, would qualify as an Office Asset under the definition thereof, the JV Pro Rata Share of the Capitalized Value of such Asset; provided, however, that the Asset Value of such Joint Venture Asset shall be limited, during the first 12 months following the date of acquisition thereof, to the JV Pro Rata Share of the lesser of (i) the acquisition price thereof or (ii) the Capitalized Value thereof, provided further that an upward adjustment shall be made to Asset Value of any Joint Venture Asset described in this clause (c) (in the reasonable discretion of the Administrative Agent) as new leases, subleases, licenses and occupancy agreements are entered into in respect of such Asset in the ordinary course of business and (d) in the case of any Joint Venture Asset not described in clause (c) above, the JV Pro Rata Share of the book value of such Joint Venture Asset as determined in accordance with GAAP.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit D hereto.

“Assuming Lender” has the meaning specified in Section 2.18(d).

“Assumption Agreement” has the meaning specified in Section 2.18(d)(i).

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing), and shall be deemed where applicable hereunder to include the Equivalent in Dollars of any such amount denominated in a Committed Foreign Currency.

“Bank Guarantees” means guaranties issued or to be issued pursuant to the Multicurrency Letter of Credit Facility by a Multicurrency Issuing Bank or Affiliate thereof in form and substance satisfactory to the issuer thereof.

“Bankruptcy Law” means any applicable law governing a proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of (a) the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank, N.A.’s base rate and (b)  1/2 of 1% per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower maintained by the Borrower with Bank of America NT&SA at its office at 1850 Gateway Boulevard, Concord, California

94520-3282, ABA No. 121-000-358, Account No. 1420-036-112, Reference: Digital Realty Trust, L.P., and/or such other account as the Borrower shall specify in writing to the Administrative Agent.

“Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Lenders or a Swing Line Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such Eurocurrency Rate Advance (or, in the case of an Advance denominated in Euro, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open).

“Canadian Dollars” and the “CDN$” sign each means lawful currency of Canada.

“Capital Expenditure Reserve” means, with respect to any Asset on any date of determination, the product of (A) $0.25 times (B) the total number of square feet within such Asset.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Capitalized Value” means (a) in the case of any Asset that is a Data Center, the Adjusted Net Operating Income of such Asset divided by 8.25%, and (b) in the case of any other Asset, the Adjusted Net Operating Income of such Asset divided by 7.5%.

“Cash Equivalents” means any of the following, to the extent owned by the Parent Guarantor or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens) and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) readily marketable direct obligations of any state of the United States or any political subdivision of any such state or any public instrumentality thereof having, at the time of acquisition, the highest rating obtainable from either Moody’s or S&P, (c) certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (d) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000, (d) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, or (e) shares of any mutual fund the assets of which are primarily invested in the types of investments referred to in clauses (a) through (d) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CGMI” has the meaning specified in the recital of parties to this Agreement.

“Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following the date hereof beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Parent Guarantor (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the Parent Guarantor; or (b) during any consecutive twenty-four month period commencing on or after the date hereof, individuals who at the beginning of such period constituted the Board of Directors of the Parent Guarantor (together with any new directors whose election by the Board of Directors or whose nomination for election by the Parent Guarantor stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office, except for any such change resulting from (x) death or disability of any such member, (y) satisfaction of any requirement for the majority of the members of the Board of Directors of the Parent Guarantor to qualify under applicable law as independent directors, or (z) the replacement of any member of the Board of Directors who is an officer or employee of the Parent Guarantor with any other officer or employee of the Parent Guarantor or any of its Affiliates ; or (c) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following the date hereof, by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to direct, directly or indirectly, the management or policies of the Parent Guarantor; or (d) the Parent Guarantor ceases to be the general partner of the Borrower; or (e) the Parent Guarantor ceases to be the legal and beneficial owner of all of the general partnership interests of the Borrower; or (f) the Parent Guarantor shall create, incur, assume or suffer to exist any Lien on the Equity Interests in the Borrower owned by it.

“Closing Date” means the date of this Agreement.

“CNAI” has the meaning specified in the recital of parties to this Agreement.

“Commitment” means a U.S. Dollar Revolving Credit Commitment, a Multicurrency Revolving Credit Commitment, a Swing Line Commitment or a Letter of Credit Commitment.

“Commitment Date” has the meaning specified in Section 2.18(b).

“Commitment Increase” has the meaning specified in Section 2.18(a).

“Committed Foreign Currencies” means Sterling, Swiss Francs, Canadian Dollars and Euros.

“Communications” has the meaning specified in Section 9.02(b).

“Confidential Information” means information that any Loan Party furnishes to the Administrative Agent or any Lender Party in writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to such Agent or such Lender Party from a source other than the Loan Parties or the Administrative Agent or any other Lender Party.

“Consent Request Date” has the meaning specified in Section 9.01(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation (and without duplication), (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith, all as recorded on the balance sheet or on the footnotes to the most recent financial statements of such Person in accordance with GAAP.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07(d), 2.09 or 2.10.

“Customary Carve-Out Agreement” has the meaning specified in the definition of Non-Recourse Debt.

“Data Center” means any Office Asset that operates as a telecommunications infrastructure building or an information technology infrastructure building.

“Debt” of any Person means, without duplication for purposes of calculating financial ratios, (a) all Debt for Borrowed Money of such Person, (b) all Obligations of such Person for the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business and not overdue by more than 60 days, (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (but excluding for the avoidance of doubt (i) regular quarterly dividends and (ii) special year-end dividends made in connection with maintaining the Parent Guarantor’s status as a REIT) in respect of any Equity

Interests in such Person or any other Person (other than Preferred Interests that are issued by any Loan Party or Subsidiary thereof and classified as either equity or minority interests pursuant to GAAP) or any warrants, rights or options to acquire such Equity Interests, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Contingent Obligations of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations; provided, however, that (A) in the case of the Parent Guarantor and its Subsidiaries “Debt” shall also include, without duplication, the JV Pro Rata Share of Debt for each Joint Venture and (B) for purposes of computing the Leverage Ratio, “Debt” shall be deemed to exclude redeemable Preferred Interests issued as trust preferred securities by the Parent Guarantor and the Borrower to the extent the same are by their terms subordinated to the Facilities and not redeemable until after the Termination Date.

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person; provided, however, that in the case of the Parent Guarantor and its Subsidiaries “Debt for Borrowed Money” shall also include, without duplication, the JV Pro Rata Share of Debt for Borrowed Money for each Joint Venture; and provided further, however, that as used in the definition of “Fixed Charge Coverage Ratio”, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition of Equity Interests) by the Parent Guarantor or any of its Subsidiaries during the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, the term “Debt for Borrowed Money” (a) shall include, in the case of an acquisition, an amount equal to the Debt for Borrowed Money directly relating to such Asset existing immediately following such acquisition (computed as if such indebtedness in respect of such Asset was in existence for the Parent Guarantor or such Subsidiary for the entire fiscal quarter), and (b) shall exclude, in the case of a disposition, an amount equal to the actual Debt for Borrowed Money to which such Asset was subject to the extent such Debt for Borrowed Money was repaid or otherwise terminated upon the disposition of such Asset during such fiscal quarter.

“Debt Rating” means, as of any date, the lowest rating that has been most recently assigned by either S&P or Moody’s, as the case may be, to the long-term senior unsecured non-credit enhanced debt of the Parent Guarantor or, if applicable, to the “implied rating” of the Parent Guarantor’s long-term senior unsecured credit enhanced debt. For purposes of the foregoing, (a) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (b) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Parent Guarantor’s Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Termination Notice” has the meaning specified in Section 2.01(b).

“Development Asset” means Real Property acquired for development into an Office Asset that, in accordance with GAAP, would be classified as a development property on a Consolidated balance sheet of the Parent Guarantor and its Subsidiaries. For the avoidance of any doubt, Development Assets shall not constitute Office Assets.

“Disclosed Litigation” has the meaning specified in Section 3.01(f).

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance or Assumption Agreement pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“EBITDA” means, for any period, (a) the sum of (i) net income (or net loss) (excluding gains (or losses) from extraordinary and unusual items and the non-cash component of non-recurring items), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense and (v) amortization expense, in each case of the Parent Guarantor and its Subsidiaries determined on a Consolidated basis and in accordance with GAAP for such period, plus (b) with respect to each Joint Venture, the JV Pro Rata Share of the sum of (i) net income (or net loss) (excluding gains (or losses) from extraordinary and unusual items), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense and (v) amortization expense of such Joint Venture, in each case determined on a Consolidated basis and in accordance with GAAP for such period, provided that there shall be no rent leveling adjustments made (and only actual cash rents will be used) when computing EBITDA.

“Effective Date” means the first date on which the conditions set forth in Article III shall be satisfied.

“Eligible Assignee” means (a) with respect to the Revolving Credit Facility, (i) a Lender; (ii) an Affiliate or Fund Affiliate of a Lender and (iii) any other Person approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected pursuant to Section 9.07, the Borrower, each such approval not to be unreasonably withheld or delayed, and (b) with respect to the Letter of Credit Facility, a Person that is approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected pursuant to Section 9.07, the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“EMU Legislation” means legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Equivalent” in Dollars of any Committed Foreign Currency or other foreign currency on any date means the equivalent in Dollars of such Committed Foreign Currency or other foreign currency determined by using the quoted spot rate at which the Sub-Agent’s principal office in London offers to exchange Dollars for such Committed Foreign Currency or other foreign currency in London prior to 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement, and the “Equivalent” in any Committed Foreign Currency or other foreign currency of Dollars means the equivalent in such Committed Foreign Currency or other foreign currency of Dollars determined by using the quoted spot rate at which the Sub-Agent’s principal office in London offers to exchange such Committed Foreign Currency or other foreign currency for Dollars in London prior to 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) with respect to any Plan, the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a

Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“EURIBO Rate” means, for any Interest Period, the rate appearing on Reuters Screen EURLIBOR Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, in each case providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro) at 11:00 a.m., London time, two Business Days before the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward, if necessary, to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the respective rates per annum at which deposits in Euro are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Borrowing in Euros to be outstanding during such Interest Period and for a period equal to such Interest Period (subject, however, to the provisions of Section 2.07).

“Euro” and “€” each means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU Legislation.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurocurrency Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance or Assumption Agreement pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurocurrency Rate” means, for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a)(i) in the case of any Revolving Credit Advance denominated in Dollars or any Committed Foreign Currency other than Euro, the rate per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100 of 1% per annum) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars or the applicable Committed Foreign Currency at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period or, if for any reason such rate is not available, and subject to the provisions of Section 2.07, the average (rounded upward, if necessary, to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars or the applicable Committed Foreign Currency is offered by the principal office of each of the

Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period (or, if such Reference Bank shall not have such a Eurocurrency Rate Advance, U.S. $1,000,000) and for a period equal to such Interest Period or (ii) in the case of any Revolving Credit Advance denominated in Euro, the EURIBO Rate by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period.

“Eurocurrency Rate Advance” means an Advance denominated in Dollars or a Committed Foreign Currency that bears interest as provided in Section 2.07(a)(ii).

“Eurocurrency Rate Reserve Percentage” means, for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Canada Value” shall have the meaning specified in the definition of “Total Unencumbered Asset Value”.

“Excess Redevelopment and Development Value” shall have the meaning specified in the definition of “Total Unencumbered Asset Value”.

“Excluded Subsidiary” at any time means (a) any direct or indirect Subsidiary of the Borrower that is unable to guaranty the Obligations of the Loan Parties under the Loan Documents at such time because (i) it is party to one or more Excluded Subsidiary Agreements that prohibit such Excluded Subsidiary from entering into the Guaranty set forth in Article VII or a Guaranty Supplement or (ii) entering into the Guaranty set forth in Article VII or a Guaranty Supplement would cause a default under an Excluded Subsidiary Agreement, (b) any direct or indirect Subsidiary of the Borrower listed on Part B of Schedule 4.01(y) on the Effective Date or hereafter designated as an “Excluded Subsidiary” by Borrower and approved by the Administrative Agent and the Required Lenders, in their sole discretion, and (c) any Foreign Subsidiary.

“Excluded Subsidiary Agreement” for each Excluded Subsidiary means any agreement set forth opposite the name of such Excluded Subsidiary on Schedule 4.01(y) hereto (as such Schedule may be supplemented from time to time pursuant to Sections 5.01(j)(i) and 5.01(j)(ii)) and any agreement pursuant to which such Excluded Subsidiary (or a Subsidiary related thereto) incurs Refinancing Debt with regard to the Debt, if any, incurred pursuant to such Excluded Subsidiary Agreement.

“Existing Credit Agreement” means that certain Revolving Credit Agreement, dated as of November 3, 2004, by and among the Borrower, CNAI, as administrative agent, the financial institutions party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as syndication agent, Bank of America, N.A., KeyBank and Royal Bank of Canada, as the co-documentation agents, and CGMI and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the arrangers, as amended.

“Existing Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before the Effective Date.

“Existing Letters of Credit” means the letters of credit and bank guarantees listed on Schedule III hereto issued under the Existing Credit Agreement.

“Facility” means the U.S. Dollar Revolving Credit Facility, the Multicurrency Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility.

“Facility Exposure” means, at any date of determination, the sum of the aggregate principal amount of all outstanding Advances and the Available Amount under all outstanding Letters of Credit.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated August 31, 2007 between the Borrower and CGMI, as the same may be amended from time to time.

“First Extension Date” has the meaning specified in Section 2.16.

“Fiscal Year” means a fiscal year of the Parent Guarantor and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Adjusted EBITDA, to (b) the product of (i) four times (ii) the sum of (A) interest (including capitalized interest) payable in cash on, and amortization of debt discount in respect of, all Debt for Borrowed Money plus (B) scheduled amortization of principal amounts of all Debt for Borrowed Money payable (not including balloon maturity amounts) plus (C) all cash dividends payable on any Preferred Interests (which, for the avoidance of doubt, shall include Preferred Interests structured as trust preferred securities), in each case, of or by the Parent Guarantor and its Subsidiaries for the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, determined on a Consolidated basis for such period.

“Foreign Lender” has the meaning specified in Section 2.12(e).

“Foreign Subsidiary” means any Subsidiary of the Borrower (a) that is not incorporated or organized under the laws of any State of the United States or the District of Columbia, and (b) the principal assets, if any, of which are not located in the United States.

“Fund Affiliate” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is administered or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Funds From Operations” means net income (or loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and extraordinary and unusual items, plus depreciation and amortization, and after adjustments for unconsolidated Joint Ventures. Adjustments for unconsolidated Joint Ventures will be calculated to reflect funds from operations on the same basis.

“Fusepoint Asset” means the Asset commonly known as the Fusepoint Data Center, located at 6800 Millcreek Drive, Mississauga, Ontario, Canada.

“Fusepoint Owner” means the Subsidiary of the Borrower that holds fee title to the Fusepoint Asset.

“GAAP” has the meaning specified in Section 1.03.

“Good Faith Contest” means the contest of an item as to which: (a) such item is contested in good faith, by appropriate proceedings, (b) reserves that are adequate are established with respect to such contested item in accordance with GAAP and (c) the failure to pay or comply with such contested item during the period of such contest is not reasonably likely to result in a Material Adverse Effect.

“Guaranteed Hedge Agreement” means any Hedge Agreement required or not prohibited under Article V that is entered into by and between any Loan Party and any Hedge Bank.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Guarantors” means the Parent Guarantor and the Subsidiary Guarantors.

“Guaranty” means the Guaranty by the Guarantors pursuant to Article VII, together with any and all Guaranty Supplements required to be delivered pursuant to Section 5.01(j).

“Guaranty Supplement” means a supplement entered into by an Additional Guarantor in substantially the form of Exhibit C hereto.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, friable or damaged asbestos-containing materials, polychlorinated biphenyls, radon gas and toxic mold and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Hedge Bank” means any Lender Party or an Affiliate of a Lender Party in its capacity as a party to a Guaranteed Hedge Agreement.

“Increase Date” has the meaning specified in Section 2.18(a).

“Increased Multicurrency Commitment Amount” has the meaning specified in Section 2.18(b).

“Increased U.S. Dollar Commitment Amount” has the meaning specified in Section 2.18(b).

“Increasing Lender” has the meaning specified in Section 2.18(b).

“Indemnified Costs” has the meaning specified in Section 8.05(a).

“Indemnified Party” has the meaning specified in Section 7.06(a).

“Information Memorandum” means the information memorandum dated July, 2007 used by the Arrangers in connection with the syndication of the Commitments.

“Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

“Initial Issuing Bank” has the meaning specified in the recital of parties to this Agreement.

“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, but utilizing the actuarial assumptions used in such Plan’s most recent valuation report.

“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 Noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period with respect to any Eurocurrency Rate Advance that ends after the Termination Date;

(b) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person.

“Issuing Bank” means a U.S. Dollar Issuing Bank or a Multicurrency Issuing Bank, as applicable.

“Joint Venture” means any joint venture (a) in which the Parent Guarantor or any of its Subsidiaries holds any Equity Interest, (b) that is not a Subsidiary of the Parent Guarantor or any of its Subsidiaries and (c) the accounts of which would not appear on the Consolidated financial statements of the Parent Guarantor.

“Joint Venture Assets” means, with respect to any Joint Venture at any time, the assets owned by such Joint Venture at such time.

“JV Pro Rata Share” means, with respect to any Joint Venture at any time, the fraction, expressed as a percentage, obtained by dividing (a) the total book value of all Equity Interests in such Joint Venture held by the Parent Guarantor and any of its Subsidiaries by (b) the total book value of all outstanding Equity Interests in such Joint Venture at such time.

“KeyBank” has the meaning specified in the recital of parties to this Agreement.

“L/C Account Collateral” has the meaning specified in Section 2.17(a).

“L/C Cash Collateral Account” means the account of the Borrower to be maintained with the Administrative Agent, in the name of the Administrative Agent and under the sole control and dominion of the Administrative Agent and subject to the terms of this Agreement.

“L/C Related Documents” has the meaning specified in Section 2.04(c)(ii)(A).

“Lender Party” means any Lender, the Swing Line Bank or any Issuing Bank.

“Lenders” means the Initial Lenders, each Assuming Lender that shall become a party hereto pursuant to Section 2.18 and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Letter of Credit Advance” means an advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank has entered into one or more Assignment and Acceptances, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, collectively, the U.S. Dollar Letter of Credit Facility and the Multicurrency Letter of Credit Facility.

“Letters of Credit” means the U.S. Dollar Letters of Credit and the Multicurrency Letters of Credit.

“Leverage Ratio” means, at any date of determination, the ratio, expressed as a percentage, of (a) Consolidated Debt of the Parent Guarantor and its Subsidiaries to (b) Total Asset Value, in each case as at the end of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Limited Subsidiary” has the meaning specified in Section 5.01(j)(ii).

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Fee Letter, (d) each Letter of Credit Agreement, (e) each Guaranty Supplement and (f) each Guaranteed Hedge Agreement, in each case, as amended.

“Loan Parties” means the Borrower and the Guarantors.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), results of operations or prospects of the Borrower or the Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender Party under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party.

“Material Contract” means each contract to which the Borrower or any of its Subsidiaries is a party involving aggregate consideration payable to or by the Borrower or such Subsidiary in an amount of $20,000,000 or more per annum or otherwise material to the business, condition (financial or otherwise), operations or prospects of the Borrower and its Subsidiaries, taken as a whole; provided, however, that none of the loan documents pertaining to the Debt identified on Schedule 4.01(d) shall constitute a Material Contract until 60 days after the Closing Date.

“Material Debt” means Debt of any Loan Party or any Subsidiary of a Loan Party that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of $30,000,000 (or the Equivalent thereof in any foreign currency) or more, either individually or in the aggregate; in each case (a) whether the primary obligation of one or more of the Loan Parties or their respective Subsidiaries, (b) whether the subject of one or more separate debt instruments or agreements, and (c) exclusive of Debt outstanding under this Agreement; provided, however, that the Debt identified on Schedule 4.01(d) shall not constitute Material Debt until 60 days after the Closing Date.

“Moody’s” means Moody’s Investors Services, Inc. and any successor thereto.

“Multicurrency Commitment Increase” has the meaning specified in Section 2.18(a).

“Multicurrency Issuing Bank” means the Initial Issuing Bank (or any Affiliate thereof) and any other Lender approved as a Multicurrency Issuing Bank by the Administrative Agent and the Borrower and any Eligible Assignee to which a Multicurrency Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as each such Lender or each such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Multicurrency Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Multicurrency Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register) for so long as such Initial Issuing Bank, Lender or Eligible Assignee, as the case may be, shall have a Multicurrency Letter of Credit Commitment.

“Multicurrency Letter of Credit Commitment” means, with respect to any Multicurrency Issuing Bank at any time, the amount set forth opposite such Multicurrency Issuing Bank’s name on Schedule I hereto under the caption “Multicurrency Letter of Credit Commitment” or, if such Multicurrency Issuing Bank has entered into one or more Assignment and Acceptances, set forth for such Multicurrency Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Multicurrency Issuing Bank’s “Multicurrency Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Multicurrency Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Multicurrency Issuing Banks’ Letter of Credit Commitments at such time, and (b) $100,000,000 (or the Equivalent thereof in any Committed Foreign Currency), as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Multicurrency Letters of Credit” has the meaning specified in Section 2.01(b).

“Multicurrency Purchasing Lender” has the meaning specified in Section 2.18(f).

“Multicurrency Revolving Credit Advance” has the meaning specified in Section 2.01(a)(ii).

“Multicurrency Revolving Credit Commitment” means, (a) with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Multicurrency Revolving Credit Commitment” or (b) if such Lender has entered into one or more Assignment and Acceptances or Assumption Agreements, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Multicurrency Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05 or increased pursuant to Section 2.18.

“Multicurrency Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Multicurrency Revolving Credit Commitments at such time.

“Multicurrency Revolving Credit Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Multicurrency Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Multicurrency Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Multicurrency Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Multicurrency Revolving Credit Facility as in effect immediately prior to such termination).

“Multicurrency Revolving Lender” means any Person that is a Lender hereunder in respect of the Multicurrency Revolving Credit Facility in its capacity as a Lender in respect of such Facility.

“Multicurrency Selling Lender” has the meaning specified in Section 2.18(f).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, in which (a) any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates are contributing sponsors or (b) any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates were previously contributing sponsors if such Loan Party or ERISA Affiliate could reasonably be expected to have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Negative Pledge” means, with respect to any asset, any provision of a document, instrument or agreement (other than a Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Obligations under or in respect of the Loan Documents.

“Net Asset Sale Proceeds” has the meaning specified in Section 5.02(e).

“Net Operating Income” means (a) with respect to any Asset other than a Joint Venture Asset, (i) the total rental revenue and other income from the operation of such Asset for the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, minus (ii) all expenses and other proper charges incurred by the applicable Loan Party or Subsidiary in connection with the operation and maintenance of such Asset during such fiscal period, including, without limitation, management fees, repairs, real estate and chattel taxes and bad debt expenses, but before payment or provision for debt service charges, income taxes and depreciation, amortization and other non-cash expenses, all as determined in accordance with GAAP, and (b) with respect to any Joint Venture Asset, (i) the JV Pro Rata Share of the total rental revenue and other income from the operation of such Asset for the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, minus (ii) the JV Pro Rata Share of all expenses and other proper charges incurred by the applicable Joint Venture in connection with the operation and maintenance of such Asset during such fiscal period, including, without limitation, management fees, repairs, real estate and chattel taxes and bad debt expenses, but before payment or provision for debt service charges, income taxes and depreciation, amortization and other non-cash expenses, all as determined in accordance with GAAP, provided that in each case there shall be no rent leveling adjustments made (and only actual cash rents will be used) when computing Net Operating Income.

“Non-Consenting Lender” has the meaning specified in Section 9.01(b).

“Non-Recourse Debt” means Debt for Borrowed Money with respect to which recourse for payment is limited to (a) any building(s) or parcel(s) of real property or any related assets encumbered by a Lien securing such Debt for Borrowed Money and/or (b) the general credit of the Property-Level Subsidiary that has incurred or guaranteed such Debt for Borrowed Money and/or the Equity Interests therein and/or the general credit of the immediate parent entity of such Property-Level Subsidiary provided that such parent entity’s assets consist solely of Equity Interests in one or more Property-Level Subsidiaries or immediate parent entities thereof, it being understood that the instruments governing such Debt may include customary carve-outs to such limited recourse (any such customary carve-outs or agreements limited to such customary carve-outs, being a “Customary Carve-Out Agreement”) such as, for example, personal recourse to the Parent Guarantor or any Subsidiary of the Parent Guarantor for fraud, willful misrepresentation, misapplication or misappropriation of cash, waste, environmental claims, damage to properties, non-payment of taxes or other liens despite the existence of sufficient cash flow, interference with the enforcement of loan documents upon maturity or acceleration, violation of loan document prohibitions against voluntary or involuntary bankruptcy filings, transfer of properties or ownership interests therein and liabilities and other circumstances customarily excluded at the time of the incurrence of such Debt by lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate. Any Debt for Borrowed Money that would otherwise qualify as Non-Recourse Debt under this definition shall not fail to qualify as Non-Recourse Debt solely by reason of any recourse guaranty of such Debt by the Parent Guarantor or any of its Subsidiaries, so long as such recourse guaranty is permitted pursuant to Section 5.02(b)(iii)(C) (including the proviso therein).

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender.

“Notice” has the meaning specified in Section 9.02(c).

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Renewal” has the meaning specified in Section 2.01(b).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Termination” has the meaning specified in Section 2.01(b).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OECD” means the Organization for Economic Cooperation and Development.

“Office Asset” means Real Property (other than any Joint Venture Asset) that operates or is intended to operate as a telecommunications infrastructure building, information technology infrastructure building, technology manufacturing building or technology office/corporate headquarter building, in each case, as more particularly described in the Information Memorandum.

“Other Taxes” has the meaning specified in Section 2.12(b).

“Parent Guarantor” has the meaning specified in the recital of parties to this Agreement.

“Patriot Act” has the meaning specified in Section 9.11.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies not yet delinquent or which are the subject of a Good Faith Contest; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate unless, in the case of (i) or (ii) above, such liens are the subject of a Good Faith Contest; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) covenants, conditions and restrictions, easements, zoning restrictions, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use or value of such property for its present purposes; (e) Tenancy Leases and other interests of lessees and lessors under leases or real or personal property made in the ordinary course of business that do not materially and adversely affect the use of the Real Property encumbered thereby for its intended purpose or the value thereof; (f) any attachment or judgment Liens not resulting in an Event of Default under Section 6.01(g); and (g) Liens in favor of any Secured Party pursuant to any Loan Document.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 9.02(b).

“Post Petition Interest” has the meaning specified in Section 7.07(c).

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Primary Currency” has the meaning specified in Section 9.14(c).

“Property-Level Subsidiary” means any Subsidiary of the Borrower or any Joint Venture that holds a direct fee or leasehold interest in any single building (or group of related buildings, including, without limitation, buildings pooled for purposes of a Non-Recourse Debt financing) or parcel (or group of related parcels, including, without limitation, parcels pooled for purposes of a Non-Recourse Debt financing) of real property and related assets and not in any other building or parcel of real property.

“Proposed Unencumbered Asset” has the meaning specified in Section 5.01(j)(iii).

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).

“Qualifying Ground Lease” means a lease of Real Property containing the following terms and conditions: (a) a remaining term (including any unexercised extension options as to which there are no conditions precedent to exercise thereof other than the giving of a notice of exercise) of 30 years or more from the Closing Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of a leasehold estate demised pursuant to a ground lease.

“Real Property” means all right, title and interest of the Borrower and each of its Subsidiaries in and to any land and any improvements located thereon, together with all equipment, furniture, materials, supplies and personal property in which such Person has an interest now or hereafter located on or used in connection with such land and improvements, and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by such Person, in each case to the extent of such Person’s interest therein.

“Reclassification Date” means, with respect to any Redevelopment Asset, the date on which each of the following shall have occurred: (a) the Borrower shall have given notice to the Administrative Agent that it desires to reclassify such Asset as an Office Asset for purposes of this Agreement; (b) the Borrower shall have re-satisfied the conditions set forth in clauses (2) and (3) of Section 5.01(j)(iii)(A) with respect to such Asset and (c) the Administrative Agent or the Required Lenders shall have approved such reclassification (which approval shall not be unreasonably withheld).

“Recourse Debt” means Consolidated Debt of the Parent Guarantor and its Subsidiaries (whether or not secured by any Liens) for which the Parent Guarantor, the Borrower or any of their respective Subsidiaries has personal or recourse liability in whole or in part, exclusive of any such Debt for which such personal or recourse liability is limited to obligations under Customary Carve-Out Agreements.

“Redeemable” means, with respect to any Equity Interest, any Debt or any other right or Obligation, any such Equity Interest, Debt, right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Redevelopment Asset” means an Office Asset (a) designated by the Borrower in a notice to the Administrative Agent as a “Redevelopment Asset”, (b) which either (i) has been acquired by the Borrower or any of its Subsidiaries with a view toward renovating or rehabilitating such Asset at an aggregate anticipated cost in excess of 10% of the acquisition cost thereof, or (ii) the Borrower or a Subsidiary thereof intends to renovate or rehabilitate at an aggregate anticipated cost in excess of 10% of the Capitalized Value of such Asset, and (c) that does not qualify as a “Development Asset” by reason of, among other things, the redevelopment plan for such Asset not including a total demolition of the existing building(s) and improvements. Each Redevelopment Asset shall continue to be classified as a Redevelopment Asset hereunder until the applicable Reclassification Date for such Asset, upon and after which such Asset shall be classified as an Office Asset hereunder.

“Reference Banks” means Citibank, N.A., Bank of America, N.A. and KeyBank National Association.

“Refinancing Debt” means, with respect to any Debt, any Debt extending the maturity of, or refunding or refinancing, in whole or in part, such Debt, provided that (a) the terms of any Refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, do not provide for any Lien on any Unencumbered Assets and are otherwise not prohibited by the Loan Documents, (b) the principal (or committed) amount of such Debt shall not be increased above the principal (or committed) amount thereof outstanding immediately prior to such extension, refunding or refinancing plus the amount of any applicable premium and all fees and expenses, and the direct and contingent obligors therefor shall not be changed (other than to include new and/or additional Excluded Subsidiaries as obligors), as a result of or in connection with such extension, refunding or refinancing and (c) the provisions relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material provisions taken as a whole, of any such Refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are on then current market terms, and (d) the interest rate applicable to any such Refinancing Debt does not exceed the then applicable market interest rate.

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“REIT” means a Person that is qualified to be treated for tax purposes as a real estate investment trust under Sections 856-860 of the Internal Revenue Code.

“Replacement Lender” has the meaning specified in Section 9.01(b).

“Required Lenders” means, at any time, Lenders owed or holding greater than 50% of the sum of (a) the aggregate principal amount (expressed in Dollars and including the Equivalent in Dollars at such time of any amounts denominated in a Committed Foreign Currency) of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the U.S. Dollar Revolving Lenders ratably in accordance with their respective U.S. Dollar Revolving Credit Commitments.

“Responsible Officer” means any executive officer (including a vice president) of, or any executive officer (including a vice president) of any general partner or managing member or manager of, any Loan Party or any of its Subsidiaries.

“Revolving Credit Advance” means a U.S. Dollar Revolving Credit Advance or a Multicurrency Revolving Credit Advance.

“Revolving Credit Borrowing Minimum” means, in respect of Revolving Credit Advances denominated in Dollars, $2,500,000, in respect of Revolving Credit Advances denominated in Sterling, £500,000, in respect of Revolving Credit Advances denominated in Euros, €500,000, in respect of Revolving Credit Advances denominated in Canadian Dollars, CDN$500,000 and, in respect of Revolving Credit Advances denominated in Swiss Francs, CHF500,000.

“Revolving Credit Borrowing Multiple” means, in respect of Revolving Credit Advances denominated in Dollars, $500,000, in respect of Revolving Credit Advances denominated in Sterling, £250,000, in respect of Revolving Credit Advances denominated in Euros, €250,000, in respect of Revolving Credit Advances denominated in Canadian Dollars, CDN$250,000 and, in respect of Revolving Credit Advances denominated in Swiss Francs, CHF250,000.

“Revolving Credit Commitment” means, with respect to any Lender, the sum of such Lender’s Multicurrency Revolving Credit Commitment and such Lender’s U.S. Dollar Revolving Credit Commitment and “Revolving Credit Commitments” means the aggregate principal amount of the Revolving Credit Commitments of all the Lenders, the maximum amount of which shall be $650,000,000, as increased from time to time pursuant to Section 2.18 or as reduced from time to time pursuant to Section 2.05.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Reduction Minimum” means, in respect of Revolving Credit Advances denominated in Dollars, $1,000,000, in respect of Revolving Credit Advances denominated in Sterling, £500,000, in respect of Revolving Credit Advances denominated in Euros, €500,000, in respect of Revolving Credit Advances denominated in Canadian Dollars, CDN$500,000 and, in respect of Revolving Credit Advances denominated in Swiss Francs, CHF500,000.

“Revolving Credit Reduction Multiple” means, in respect of Revolving Credit Advances denominated in Dollars, $250,000, in respect of Revolving Credit Advances denominated in Sterling, £250,000 and, in respect of Revolving Credit Advances denominated in Euros, €250,000, in respect of Revolving Credit Advances denominated in Canadian Dollars, CDN$250,000 and, in respect of Revolving Credit Advances denominated in Swiss Francs, CHF250,000.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

“Second Extension Date” has the meaning specified in Section 2.16.

“Secured Debt Leverage Ratio” means, at any date of determination, the ratio, expressed as a percentage, of (a) Consolidated secured Debt of the Parent Guarantor and its Subsidiaries to (b) Total Asset Value, in each case as at the end of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

“Secured Parties” means the Administrative Agent, the Lender Parties and the Hedge Banks.

“Securities Act” means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, in which (a) any Loan Party or any ERISA Affiliate and no Person other than the Loan

Parties and the ERISA Affiliates is a contributing sponsor or (b) any Loan Party or any ERISA Affiliate, and no Person other than the Loan Parties and the ERISA Affiliates, is a contributing sponsor if such Loan Party or ERISA Affiliate could reasonably be expected to have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Sub-Agent” means Citibank International plc.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time (including, without limitation, after taking into account appropriate discount factors for the present value of future contingent liabilities), represents the amount that can reasonably be expected to become an actual or matured liability.

“Standby Letter of Credit” means any Letter of Credit issued under the Letter of Credit Facility, other than a Trade Letter of Credit or a Bank Guarantee.

“Sterling” and “£” each means lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Subordinated Obligations” has the meaning specified in Section 7.07(a).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate (i) of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, or (ii) the accounts of which would appear on the Consolidated financial statements of such Person in accordance with GAAP.

“Subsidiary Guarantor” has the meaning specified in the recital of parties to this Agreement.

“Surviving Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately after the Effective Date.

“Swing Line Advance” means an advance made by (a) the Swing Line Bank pursuant to Section 2.01(c) or (b) any Lender pursuant to Section 2.02(b).

“Swing Line Bank” means CNAI, in its capacity as the Lender of Swing Line Advances, and its successors and permitted assigns in such capacity.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.01(c) or the Lenders pursuant to Section 2.02(b).

“Swing Line Commitment” means, with respect to the Swing Line Bank, the amount of the Swing Line Facility set forth in Section 2.01(b), as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Swing Line Facility” has the meaning specified in Section 2.01(c).

“Swiss Francs” and “CHF” each means lawful currency of the Swiss Federation.

“Taxes” has the meaning specified in Section 2.12(a).

“Tenancy Leases” means operating leases, subleases, licenses, occupancy agreements and rights-of-use entered into by the Borrower or any of its Subsidiaries in its capacity as a lessor or a similar capacity in the ordinary course of business that do not materially and adversely affect the use of the Real Property encumbered thereby for its intended purpose.

“Termination Date” means the earlier of (a) August 31, 2010, subject to any extension thereof pursuant to Section 2.16, and (b) the date of termination in whole of the Revolving Credit Commitments, the Letter of Credit Commitments and the Swing Line Commitment pursuant to Section 2.05 or 6.01.

“Total Asset Value” means, on any date of determination, (a) the sum of the Asset Values for all Assets at such date, plus (b) all unrestricted cash and Cash Equivalents on hand of the Parent Guarantor and its Subsidiaries.

“Total Unencumbered Asset Value” means an amount equal to the sum of the Asset Values of all Unencumbered Assets; provided, however, that, if at any time (a) there shall be fewer than three Unencumbered Assets, (b) the sum of the Asset Values of all Unencumbered Assets shall not be equal to or greater than $115,000,000 or (c) the weighted average occupancy of all Unencumbered Assets (other than Development Assets and Redevelopment Assets) shall not be greater than or equal to 80%, the Total Unencumbered Asset Value shall be zero; and provided further that if the sum of the Asset Values of all Unencumbered Assets located in Canada shall exceed 15% of the Total Unencumbered Asset Value, then Total Unencumbered Asset Value shall be reduced by the amount of such excess (“Excess Canada Value”) other than for purposes of calculating compliance with the financial covenant set forth in Section 5.04(b)(i), with respect to which such reduction shall not apply; and provided still further that if the sum of the Asset Values of all Unencumbered Assets comprised of Redevelopment Assets and Development Assets (provided that the portion of such combined total sum arising from Unencumbered Assets comprised of Development Assets shall not exceed 10% of the Total Unencumbered Asset Value) shall exceed 33% of the Total Unencumbered Asset Value, then Total Unencumbered Asset Value shall be reduced by the amount of such excess (“Excess Redevelopment and Development Value”).

“Trade Letter of Credit” means any Letter of Credit that is issued under the Letter of Credit Facility for the benefit of a supplier of inventory to the Borrower or any of its Subsidiaries to effect payment for such Inventory.

“Transfer” has the meaning specified in Section 5.02(e).

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurocurrency Rate.

“UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York, provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest under any Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unencumbered Asset Conditions” means, with respect to any Proposed Unencumbered Asset, that such Proposed Unencumbered Asset (a) is an Office Asset, Redevelopment Asset or Development Asset located in the United States of America or Canada, (b) is owned in fee simple absolute or subject to a Qualifying Ground Lease, (c) except in the case of a Redevelopment Asset or a Development Asset, is income-producing, (d) is free of all structural defects or material architectural deficiencies, title defects, environmental conditions or other matters (including a casualty event or condemnation) that could reasonably be expected to have a material adverse affect on the value, use or ability to sell or refinance such Asset, (e) except in the case of any non-income producing Redevelopment Asset or Development Asset, is operated by a property manager reasonably acceptable to the Administrative Agent, (f) is not subject to mezzanine Debt financing, (g) is not subject to any Lien (other than Permitted Liens) or any Negative Pledge, (h) to the extent owned by a Loan Party that is a Subsidiary of the Borrower, none of the Borrower’s direct or indirect Equity Interests in such Subsidiary owner is subject to any Lien (other than Permitted Liens) or any Negative Pledge, (i) is an Asset with respect to which the Borrower directly, or indirectly through such Subsidiary owner, has the right to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Asset as security for the Obligations of the Loan Parties under or in respect of the Loan Documents, and (ii) to sell, transfer or otherwise dispose of such Asset and (j) is owned directly by the Borrower or a Guarantor.

“Unencumbered Assets” means only those Office Assets, Redevelopment Assets and Development Assets (a) for which the applicable conditions (as may be determined by the Administrative Agent in its sole discretion) in Section 3.01 and, if applicable, 5.01(j)(iii) have been satisfied and as the Administrative Agent or the Required Lenders, in their sole discretion, shall from time to time elect to consider Unencumbered Assets for purposes of this Agreement, and (b) listed on Schedule II hereto (as supplemented from time to time pursuant to Section 5.01(j)(iii)). Without limitation of the foregoing, no Redevelopment Asset or Development Asset shall qualify as an Unencumbered Asset without the prior approval of the Administrative Agent (which approval shall not be unreasonably withheld).

“Unencumbered Assets Certificate” means a certificate in substantially the form of Exhibit E hereto, duly certified by the Chief Financial Officer or other Responsible Officer of the Parent Guarantor.

“Unencumbered Assets Debt Service Coverage Ratio” means, at any date of determination, the ratio of (a) the aggregate Adjusted Net Operating Income for all Unencumbered Assets to (b) four times the actual interest expense of the Parent Guarantor and its Subsidiaries on all Unsecured Debt for the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are required to be delivered pursuant to Section 5.03(b) or (c), as the case may be.

“Unsecured Debt” means, at any date of determination, the amount at such time of all Consolidated Debt of the Parent Guarantor and its Subsidiaries, including, without limitation, the Facility Exposure (as defined herein), but exclusive of (a) Debt secured by any Lien, (b) guarantee obligations in respect of Debt secured by any Lien, and (c) guaranties by parent entities of the Recourse Debt of one or more of their respective Subsidiaries in an aggregate amount not greater than 5.0% of Total Asset Value.

“Unused Fee” has the meaning specified in Section 2.08(a).

“Unused Multicurrency Revolving Credit Commitment” means, with respect to any Lender with a Multicurrency Revolving Credit Commitment at any time, (a) such Lender’s Multicurrency Revolving Credit Commitment at such time minus (b) the aggregate principal amount (denominated in Dollars (including, if applicable, the Equivalent in Dollars of any amounts that are not Dollar denominated)) of all Multicurrency Revolving Credit Advances made by such Lender and outstanding at such time.

“Unused Revolving Credit Commitment” means, with respect to any Lender at any time, the sum of (a) such Lender’s Unused U.S. Dollar Revolving Credit Commitment at such time and (b) such Lender’s Unused Multicurrency Revolving Credit Commitment at such time.

“Unused U.S. Dollar Revolving Credit Commitment” means, with respect to any Lender with a U.S. Dollar Revolving Credit Commitment at any time, (a) such Lender’s U.S. Dollar Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all U.S. Dollar Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s U.S. Dollar Revolving Credit Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to Section 2.01(c) and outstanding at such time.

“U.S. Dollar Commitment Increase” has the meaning specified in Section 2.18(a).

“U.S. Dollar Issuing Bank” means the Initial Issuing Bank and any other Lender approved as a U.S. Dollar Issuing Bank by the Administrative Agent and the Borrower and any Eligible Assignee to which a U.S. Dollar Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as each such Lender or each such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a U.S. Dollar Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its U.S. Dollar Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register) for so long as such Initial Issuing Bank, Lender or Eligible Assignee, as the case may be, shall have a U.S. Dollar Letter of Credit Commitment.

“U.S. Dollar Lender Party” means any U.S. Dollar Revolving Lender, the Swing Line Bank or any Issuing Bank.

“U.S. Dollar Letter of Credit Commitment” means, with respect to any U.S. Dollar Issuing Bank at any time, the amount set forth opposite such U.S. Dollar Issuing Bank’s name on Schedule I hereto under the caption “U.S. Dollar Letter of Credit Commitment” or, if such U.S. Dollar Issuing Bank has entered into one or more Assignment and Acceptances, set forth for such U.S. Dollar Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such U.S. Dollar Issuing Bank’s “U.S. Dollar Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“U.S. Dollar Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the U.S. Dollar Issuing Banks’ Letter of Credit Commitments at such time, and (b) $100,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“U.S. Dollar Letters of Credit” has the meaning specified in Section 2.01(b).

“U.S. Dollar Purchasing Lender” has the meaning specified in Section 2.18(e).

“U.S. Dollar Revolving Credit Advance” has the meaning specified in Section 2.01(a)(i).

“U.S. Dollar Revolving Credit Commitment” means, (a) with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “U.S. Dollar Revolving Credit Commitment” or (b) if such Lender has entered into one or more Assignment and Acceptances or Assumption Agreements, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “U.S. Dollar Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05 or increased pursuant to Section 2.18.

“U.S. Dollar Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ U.S. Dollar Revolving Credit Commitments at such time.

“U.S. Dollar Revolving Lender” means any Person that is a Lender hereunder in respect of the U.S. Dollar Revolving Credit Facility in its capacity as a Lender in respect of such Facility.

“U.S. Dollar Revolving Credit Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s U.S. Dollar Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s U.S. Dollar Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the U.S. Dollar Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the U.S. Dollar Revolving Credit Facility as in effect immediately prior to such termination).

“U.S. Dollar Selling Lender” has the meaning specified in Section 2.18(e).

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements of the Parent Guarantor referred to in Section 4.01(g) (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTERS OF CREDIT

SECTION 2.01. The Advances and the Letters of Credit. (a) (i) The U.S. Revolving Credit Advances. Each Lender with a U.S. Dollar Revolving Credit Commitment severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “U.S. Dollar Revolving Credit Advance”) in Dollars to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount for each such U.S. Dollar Revolving Credit Advance not to exceed such Lender’s Unused U.S. Dollar Revolving Credit Commitment at such time. Each Borrowing shall be in an aggregate amount not less than the Revolving Credit Borrowing Minimum or a Revolving Credit Borrowing Multiple in excess thereof and shall consist of U.S. Dollar Revolving Credit Advances in Dollars of the same Type made simultaneously by the Lenders with U.S. Dollar Revolving Credit Commitments ratably according to their U.S. Dollar Revolving Credit Commitments. Within the limits of each Lender’s Unused U.S. Dollar Revolving Credit Commitment in effect from time to time and prior to the Termination Date, the Borrower may borrow under this Section 2.01(a)(i), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(a)(i).

(ii) The Multicurrency Revolving Credit Advances. Each Lender with a Multicurrency Revolving Credit Commitment severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Multicurrency Revolving Credit Advance”) in Dollars or in a Committed Foreign Currency to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date (A) in an amount for each such Multicurrency Revolving Credit Advance not to exceed such Lender’s Unused Multicurrency Revolving Credit Commitment at such time, (B) the Equivalent in Dollars of the portion of the Facility Exposure denominated in Swiss Francs and Canadian Dollars shall not at any time exceed $50,000,000 in the aggregate and (C) the Equivalent in Dollars of the portion of the Facility Exposure denominated in Committed Foreign Currencies shall not at any time exceed 50% of the aggregate Commitments. Each Borrowing shall be in an aggregate amount not less than the Revolving Credit Borrowing Minimum or a Revolving Credit Borrowing Multiple in excess thereof and shall consist of Multicurrency Revolving Credit Advances of the same Type and in the same currency made simultaneously by the Lenders with Multicurrency Revolving Credit Commitments ratably according to their Multicurrency Revolving Credit Commitments. Within the limits of each Lender’s Unused Multicurrency Revolving Credit Commitment in effect from time to time and prior to the Termination Date, the Borrower may borrow under this Section 2.01(a)(ii), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(a)(ii).

(b) Letters of Credit. Each U.S. Dollar Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is a commercial bank to issue on its behalf) letters of credit denominated in Dollars and to continue any Existing Letters of Credit denominated in Dollars (set forth on Schedule III hereto) (the “U.S. Dollar Letters of Credit”), for the account of the Borrower from time to time on any Business Day during the period from the date hereof until 30 days before the Termination Date in an aggregate Available Amount (i) for all U.S. Dollar Letters of Credit not to exceed at any time the U.S. Dollar Letter of Credit Facility at such time, (ii) for all U.S. Dollar Letters of Credit issued by such Issuing Bank not to exceed such Issuing Bank’s U.S. Dollar Letter of Credit Commitment at such time, and (iii) for each such U.S. Dollar Letter of Credit not to exceed the Unused U.S. Dollar Revolving Credit Commitments of the Lenders at such time. Each Multicurrency Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is a commercial bank to issue on its behalf) letters of credit denominated in Dollars or in a Committed Foreign Currency and Bank Guarantees denominated in Swiss Francs, Euros or Sterling and to continue any Existing Letters of Credit and Bank Guarantees denominated in such currencies (set forth on Schedule III hereto) (such letters of credit and Bank Guarantees, collectively, the “Multicurrency Letters of Credit”), for the account of the Borrower from time to time on any Business Day during the period from the date hereof until 30 days before the Termination Date in an aggregate Available Amount (X) for all Multicurrency Letters of Credit not to exceed at any time the Multicurrency Letter of Credit Facility at such time, (Y) for all Multicurrency Letters of Credit issued by such Issuing Bank not to exceed such Issuing Bank’s Multicurrency Letter of Credit Commitment at such time, and (Z) for each such Multicurrency Letter of Credit not to exceed the Unused Multicurrency Revolving Credit Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than (A) in the case of a Standby Letter of Credit, the earlier of (1) 30 days before the Termination Date and (2) one year after the date of issuance thereof, but may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank that issued such Standby Letter of Credit and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Standby Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Standby Letter of Credit (a “Notice of Termination”), (B) in the case of a Trade Letter of Credit, the earlier of (1) 30 days before the Termination Date, and (2) 30 days after the date of issuance thereof, and (C) in the case of a Bank Guarantee, 30 days before the Termination Date; provided, however, that the terms of each Standby Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank that issued such Standby Letter of Credit to give the beneficiary named in such Standby Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Standby Letter of Credit prior to the date such Standby Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Standby Letter of Credit in any event to be extended to a date later than 30 days before the Termination Date. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the relevant Issuing Bank pursuant to the immediately preceding sentence, such Standby Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the relevant Issuing Bank may in its discretion, unless instructed to the contrary by the Administrative Agent or the Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement. Each Standby Letter of Credit and Bank Guarantee shall contain a provision authorizing the Issuing Bank that issued such Letter of Credit to deliver to the beneficiary of such Letter of Credit, upon the occurrence and during the continuance of an Event of Default, a notice (a “Default Termination Notice”) terminating such Letter of Credit and giving such beneficiary 15 days to draw such Letter of Credit. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(b). Notwithstanding the foregoing, from and after the date on which the Borrower gives notice of its election to extend the Termination Date pursuant to Section 2.16, all references in this Section 2.01(b) to “30 days before the Termination Date” shall be deemed to refer to 30 days before the Termination Date that will apply following the effectiveness of such extension.

(c) The Swing Line Advances. The Borrower may request the Swing Line Bank to make, and the Swing Line Bank agrees to make, on the terms and conditions hereinafter set forth, Swing Line Advances denominated in Dollars to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date (i) in an aggregate amount not to exceed at any time outstanding $75,000,000 (the “Swing Line Facility”) and (ii) in an amount for each such Swing Line Borrowing not to exceed the aggregate of the Unused U.S. Dollar Revolving Credit Commitments of the Lenders at such time. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $250,000 or an integral multiple of $250,000 in excess thereof and shall be made as a Base Rate Advance. Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, the Borrower may borrow under this Section 2.01(c), repay pursuant to Section 2.04(b) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(c).

SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.03, each Borrowing shall be made on notice, given not later than (x) 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, (y) 3:00 P.M. (London time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Foreign Currency, or (z) 12:00 P.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent (and, in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Foreign Currency, simultaneously to the Sub-Agent), which shall give to each relevant Lender prompt notice thereof by telex or telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telex or telecopier or e-mail, in each case in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is requested, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing (v) in the case of a Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period for each such Advance, and (vi) in the case of a Borrowing consisting of Multicurrency Revolving Credit Advances, currency of such Advances. Each Lender with a Commitment in respect of the applicable Facility shall, before 2:00 P.M. (New York City time) on the date of such Borrowing in the case of a Borrowing consisting of Advances denominated in Dollars, and before 3:00 P.M. (London time) on the date of such Borrowing in the case of a Borrowing consisting of Eurocurrency Advances denominated in any Committed Foreign Currency, make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders in respect of the applicable Facility. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that in the case of any Borrowing under the U.S. Dollar Revolving Credit Facility, the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances made by the Swing Line Bank or any Issuing Bank, as the case may be, and by any other Lender and outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Bank or such Issuing Bank, as the case may be, and such other Lenders for repayment of such Swing Line Advances and Letter of Credit Advances.

(b) Each Swing Line Borrowing shall be made on notice, given not later than 1:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Administrative Agent. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed immediately in writing or by telecopier or e-mail, in each case specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the earlier of (A) the seventh day after the requested date of such Borrowing and (B) the Termination Date). The Swing Line Bank shall, before 2:00 P.M. (New York City time) on the date of such Swing Line Borrowing, make the amount thereof available to the Administrative Agent at the Administrative Agent’s Account, in same day funds. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account. Upon written demand by the Swing Line Bank, with a copy of such demand to the Administrative Agent, each other U.S. Dollar Revolving Lender shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other U.S. Dollar Revolving Lender, such other U.S. Dollar Revolving Lender’s U.S. Dollar Revolving Credit Pro Rata Share of such outstanding Swing Line Advance as of the date of such demand, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such U.S. Dollar Revolving Lender. The Borrower hereby agrees to each such sale and assignment. Each U.S. Dollar Revolving Lender agrees to purchase its U.S. Dollar Revolving Credit Pro Rata Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank, provided that notice of such demand is given not later than 1:00 P.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Swing Line Bank to any other U.S. Dollar Revolving Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other U.S. Dollar Revolving Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party. If and to the extent that any U.S. Dollar Revolving Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such U.S. Dollar Revolving Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such U.S. Dollar Revolving Lender shall pay to the Administrative Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such U.S. Dollar Revolving Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

(c) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurocurrency Rate Advances for the initial Borrowing hereunder or for any Borrowing if the aggregate amount of such Borrowing is less than the Revolving Credit Borrowing Minimum or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.07(d)(ii), 2.09 or 2.10 and (ii) there may not be more than twenty (20) separate Interest Periods outstanding at any time.

(d) Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e) Unless the Administrative Agent shall have received notice from a Lender prior to (x) the date of any Borrowing consisting of Eurocurrency Rate Advances or (y) 2:00 P.M.(New York City time) on the date of any Borrowing consisting of Base Rate Advances that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount in the case of Advances denominated in Committed Foreign Currencies and (ii) in the case of such Lender, (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Administrative Agent in respect of such amount in the case of Advances denominated in Committed Foreign Currencies. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 12:00 Noon (New York City time) on the third Business Day (in respect of any proposed Letter of Credit to be denominated in Dollars or Canadian Dollars) or the fifth Business Day (in respect of any proposed Letter of Credit to be denominated in any Committed Foreign Currency other than Canadian Dollars), as applicable, prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank, which shall give to the Administrative Agent and each Lender prompt notice thereof by telex, telecopier or e-mail or by means of the Platform. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, telex, telecopier or e-mail, in each case specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) currency of such Letter of Credit and the Letter of Credit Facility pursuant to which such Letter of Credit shall be issued, (iii) Available Amount of such Letter of Credit, (iv) expiration date of such Letter of Credit, (v) name and address of the beneficiary of such Letter of Credit and (vi) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a

“Letter of Credit Agreement”). If (y) the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion and (z) it has not received notice of objection to such issuance from the Required Lenders, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 9.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern. All Existing Letters of Credit shall be deemed to have been issued pursuant to this Section 2.03(a).

(b) Letter of Credit Reports. Each Issuing Bank shall furnish (i) to each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by such Issuing Bank and (ii) to the Administrative Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(c) Drawing and Reimbursement. The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft. Upon written demand by any Issuing Bank with an outstanding Letter of Credit Advance, with a copy of such demand to the Administrative Agent, each U.S. Dollar Revolving Lender (in the case of an Advance pursuant to a U.S. Dollar Letter of Credit only) and each Multicurrency Revolving Lender (in the case of an Advance pursuant to a Multicurrency Letter of Credit only) (in each case, an “Applicable Lender”) shall purchase from such Issuing Bank, and such Issuing Bank shall sell and assign to each such Applicable Lender, such Lender’s Applicable Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Applicable Lender. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to such Issuing Bank. The Borrower hereby agrees to each such sale and assignment. Each Applicable Lender agrees to purchase its Applicable Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the Issuing Bank which made such Advance, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by an Issuing Bank to any Applicable Lender of a portion of a Letter of Credit Advance, such Issuing Bank represents and warrants to such Applicable Lender that such Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or any Loan Party. If and to the extent that any Applicable Lender shall not have so made the amount of such Letter of Credit Advance available to the Administrative Agent, such Applicable Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Applicable Lender shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Applicable Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

SECTION 2.04. Repayment of Advances. (a) Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate outstanding principal amount of the Revolving Credit Advances then outstanding.

(b) Swing Line Advances. The Borrower shall repay to the Administrative Agent for the account of (i) the Swing Line Bank and (ii) each other Lender that has made a Swing Line Advance by purchase from the Swing Line Bank pursuant to Section 2.02(b), the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the seventh day after the requested date of such Swing Line Borrowing) and the Termination Date.

(c) Letter of Credit Advances. (i) The Borrower shall repay to the Administrative Agent for the account of each Issuing Bank and each other Lender that has made a Letter of Credit Advance on the same day on which such Advance was made the outstanding principal amount of each Letter of Credit Advance made by each of them.

(ii) The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit (and the obligations of each Lender to reimburse the Issuing Bank with respect thereto) shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(F) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional. The Borrower may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Swing Line Facility, the Letter of Credit Facility and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of the Revolving Credit Reduction Minimum (or in the case of the Swing Line Facility, $250,000) or a Revolving Credit Reduction Multiple in excess thereof and (ii) shall be made ratably among the Lenders in accordance with their Commitments with respect to such Facility.

(b) Mandatory. (i) The U.S. Dollar Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the U.S. Dollar Revolving Credit Facility by the amount, if any, by which the amount of the U.S. Dollar Letter of Credit Facility exceeds the U.S. Dollar Revolving Credit Facility after giving effect to such reduction of the U.S. Dollar Revolving Credit Facility. The Multicurrency Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Multicurrency Revolving Credit Facility by the amount, if any, by which the amount of the Multicurrency Letter of Credit Facility exceeds the Multicurrency Revolving Credit Facility after giving effect to such reduction of the Multicurrency Revolving Credit Facility.

(ii) The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the U.S. Dollar Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the U.S. Dollar Revolving Credit Facility after giving effect to such reduction of the U.S. Dollar Revolving Credit Facility.

SECTION 2.06. Prepayments. (a) Optional. The Borrower may, upon same day notice in the case of Base Rate Advances and two Business Days’ notice in the case of Eurocurrency Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount not less than the Revolving Credit Reduction Minimum or a Revolving Credit Reduction Multiple in excess thereof or, if less, the amount of the Advances outstanding and (ii) if any prepayment of a Eurocurrency Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c).

(b) Mandatory. (i) The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings, the Swing Line Advances and the Letter of Credit Advances and deposit an amount in the L/C Cash Collateral Account in an amount equal to (A) the amount by which the Facility Exposure exceeds the Facility on such Business Day, (B) after taking into account any payments made pursuant to clause (A), the amount by which Unsecured Debt exceeds 70% of the Total Unencumbered Asset Value on such Business Day, and (C) after taking into account any payments made pursuant to the foregoing clauses (A) and (B), an amount denominated in Swiss Francs or Canadian Dollars to the extent the portion of the Facility Exposure denominated in such currencies exceeds the limitation thereon set forth in Section 2.01(a)(ii), provided that any deposit in the L/C Cash Collateral Account made pursuant to this Section 2.06(b)(i) shall only be required to be maintained so long as the applicable circumstances giving rise to the requirement to make such deposit shall continue to exist or would again exist in the absence of such deposit.

(ii) The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in the L/C Cash Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day, provided that such deposit shall only be required to be maintained therein for so long as such aggregate Available Amount exceeds the Letter of Credit Facility.

(iii) In the event the aggregate Available Amount under all outstanding U.S. Dollar Letters of Credit shall exceed the aggregate U.S. Dollar Letter of Credit Commitments of the Lenders, the Borrower shall, within five Business Days after written demand by the Administrative Agent, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in the L/C Cash Collateral Account in respect of U.S. Dollar Letters of Credit (e.g., without reference to any amounts on deposit therein in respect of Multicurrency Letters of Credit) to equal the amount by which the aggregate Available Amount of all U.S. Dollar Letters of Credit then outstanding exceeds the U.S. Dollar Letter of Credit Facility on such Business Day, provided that such deposit shall only be required to be maintained therein for so long as such aggregate Available Amount exceeds the U.S. Dollar Letter of Credit Facility. In the event the aggregate Available Amount under all outstanding Multicurrency Letters of Credit shall exceed the aggregate Multicurrency Letter of Credit Commitments of the Lenders, the Borrower shall, within five Business Days after written demand by the Administrative Agent, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account an amount in Dollars sufficient to cause the aggregate amount on deposit in the L/C Cash Collateral Account in respect of Multicurrency Letters of Credit (e.g., without reference to any amounts on deposit therein in respect of U.S. Dollar Letters of Credit) to equal the amount by which the aggregate Available Amount of all Multicurrency Letters of Credit then outstanding exceeds the Multicurrency Letter of Credit Facility on such Business Day, provided that such deposit shall only be required to be maintained therein for so long as such aggregate Available Amount exceeds the Multicurrency Letter of Credit Facility.

(iv) In accordance with Section 5.02(e), the Borrower shall, within 12 months following the date of receipt of any Net Asset Sales Proceeds by the Borrower or any of its Subsidiaries, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings and deposit an amount in the L/C Cash Collateral Account, in an aggregate amount equal to the amount of such Net Asset Sales Proceeds that have not been reinvested as permitted under Section 5.02(e), provided that such deposit shall only be required to be maintained therein for so long as the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on the date of such prepayment.

(v) Prepayments of the Revolving Credit Facility made pursuant to clauses (i), (ii), (iii) and (iv) above shall be applied first to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second to prepay Swing Line Advances then outstanding until such Advances are paid in full, third to prepay Revolving Credit Advances then outstanding (on a pro rata basis in respect of all Lenders) until such Advances are paid in full and fourth deposited in the L/C Cash Collateral Account to cash collateralize 100% of the Available Amount of the Letters of Credit then outstanding to the extent required under the foregoing clauses. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or Lenders, as applicable. On the earlier to occur of the (A)

Termination Date, (B) the date on which funds are no longer required to be maintained in the L/C Cash Collateral Account pursuant to Section 2.06(b)(ii), (b)(iii) or (b)(iv), as applicable, and (C) the expiration or other termination of any Letters of Credit for which funds are on deposit in the L/C Cash Collateral Account without any drawings thereon, then, in each case, so long as no Default shall have occurred and be continuing, any remaining funds on deposit in the L/C Cash Collateral Account (together with any interest earned thereon) shall be returned to the Borrower.

(vi) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

SECTION 2.07. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each December, March, June and September during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurocurrency Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default of the type described in Section 6.01(a) or (f) or, at the election of the Administrative Agent and the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period”, the Administrative Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above, and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under clause (a)(ii) above.

(d) Interest Rate Determination. (i) Each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurocurrency Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

(ii) If Reuters Screen LIBOR01 Page (or, with respect to Eurocurrency Rate Advances denominated in Euros, Reuters Screen EURLIBOR Page) is unavailable and fewer than two Reference Banks are able to furnish timely information to the Administrative Agent for determining the Eurocurrency Rate for any Eurocurrency Rate Advances,

(A) the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances,

(B) each such Advance will automatically, on the last day of the then existing Interest Period therefor, (i) if such Advance is a Eurocurrency Rate Advance that is denominated in Dollars, Convert into Base Rate Advances and (ii) if such Advance is a Eurocurrency Rate Advance that is denominated in a Committed Foreign Currency, be exchanged for an Equivalent amount of Dollars and Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(C) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist with respect to such Eurocurrency Rate Advances.

SECTION 2.08. Fees. (a) Unused Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders an unused commitment fee (the “Unused Fee”), from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance or the Assumption Agreement, as the case may be, pursuant to which it became a Lender in the case of each other Lender until the Termination Date, payable in arrears quarterly on the last day of each December, March, June and September, commencing September 30, 2007, and on the Termination Date. The Unused Fee payable for the account of each Lender shall be calculated for each period for which the Unused Fee is payable on the average daily Unused Revolving Credit Commitment of such Lender during such period at the rate per annum equal to, (a) for any period in which the average daily Facility Exposure for such period is equal to or exceeds 50% of the aggregate Revolving Credit Commitments, 0.125% per annum, and (b) in all other cases, 0.20% per annum.

(b) Letter of Credit Fees, Etc. (i) The Borrower shall pay to the Administrative Agent for the account of each Lender a commission, payable in arrears, (a) quarterly on the last day of each December, March, June and September, commencing September 30, 2007, and (b) on the earliest to occur of the full drawing, expiration, termination or cancellation of any Letter of Credit, and (c) on the Termination Date, on such Lender’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit outstanding from time to time at the rate per annum equal to the Applicable Margin for Eurocurrency Rate Advances in effect from time to time.

(ii) The Borrower shall pay to each Issuing Bank, for its own account, (A) a fronting fee for each Letter of Credit issued by such Issuing Bank in an amount equal to 0.125% of the Available Amount of such Letter of Credit on the date of issuance of such Letter of Credit, payable on such date and (B) such other customary commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

(c) Administrative Agent’s Fees. The Borrower shall pay to the Administrative Agent for its own account the fees, in the amounts and on the dates, set forth in the Fee Letter and such other fees as may from time to time be agreed between the Borrower and the Administrative Agent.

(d) Extension Fees. The Borrower shall pay to the Administrative Agent (i) on the First Extension Date, for the account of each Lender, a Facility extension fee, in an amount equal to 0.25% of each Lender’s Revolving Credit Commitment then outstanding and (ii) on the Second Extension Date, for the account of each Lender, a Facility extension fee, in an amount equal to 0.25% of each Lender’s Revolving Credit Commitment then outstanding.

SECTION 2.09. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances denominated in Dollars of one Type comprising the same Borrowing into Advances denominated in Dollars of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Advances to be Converted and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Borrowing (including, if applicable, the Equivalent in Dollars of any such Advances that are not Dollar denominated) shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000 (or the Equivalent in any Committed Foreign Currency), such Advances shall automatically as of the last day of the then applicable Interest Period Convert into Base Rate Advances.

(ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Advance is denominated in Dollars, Convert into a Base Rate Advance and (ii) if such Eurocurrency Rate Advance is denominated in a Committed Foreign Currency, be exchanged for an Equivalent amount of Dollars and Convert into a Base Rate Advance.

(iii) Upon the occurrence and during the continuance of any Event of Default, (x) each Base Rate Advance denominated in any Committed Foreign Currency will automatically, on the date of such Event of Default, be exchanged for an Equivalent amount of Dollars, (y) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (1) if such Eurocurrency Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance and (2) if such Eurocurrency Rate Advance is denominated in any Committed Foreign Currency, be exchanged for an Equivalent amount of Dollars and be Converted into a Base Rate Advance and (z) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.

SECTION 2.10. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority, including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurocurrency Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (y) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (z) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, within 2 Business Days after demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, within 2 Business Days after demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c) If, with respect to any Eurocurrency Rate Advances, the Required Lenders notify the Administrative Agent that the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurocurrency Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (x) if such Eurocurrency Advance is denominated in Dollars, Convert into a Base Rate Advance, and (y) if such Eurocurrency Advance is denominated in any Committed Foreign Currency, be exchanged for an Equivalent amount of Dollars and Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in Dollars or any Committed Foreign Currency or to fund or continue to fund or maintain Eurocurrency Rate Advances in Dollars or any Committed Foreign Currency hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurocurrency Rate Advance will automatically, upon such demand, (x) if such Eurocurrency Advance is denominated in Dollars, Convert into a Base Rate Advance, and (y) if such Eurocurrency Advance is denominated in any Committed Foreign Currency, be exchanged for an Equivalent amount of Dollars and Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurocurrency Lending Office if the making of such a designation would allow such Lender or its Eurocurrency Lending Office to continue to perform its obligations to make Eurocurrency Rate Advances or to continue to fund or maintain Eurocurrency Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder (except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Foreign Currency), irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.13), not later than 2:00 P.M. (New York City time) on the day when due in Dollars to the Administrative Agent at the applicable Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Foreign Currency, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.13), not later than 11:00 A.M. (local time) on the day when due in such Committed Foreign Currency to the Administrative Agent at the applicable Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18 and upon the Administrative Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date, the Administrative Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to such Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party any amount so due.

(c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Administrative Agent in respect of such amount in the case of Advances denominated in any Committed Foreign Currency.

(f) To the extent that the Administrative Agent receives funds for application to the amounts owing by the Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Administrative Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.11, the Administrative Agent shall be entitled to convert or exchange such funds into Dollars or into a Committed Foreign Currency or from Dollars to a Committed Foreign Currency or from a Committed Foreign Currency to Dollars, as the case may be, to the extent necessary to enable the Administrative Agent to distribute such funds in accordance with the terms of this Section 2.11, provided that the Borrower and each of the Lenders hereby agree that the Administrative Agent shall not be liable or responsible for any loss, cost or expense suffered by the Borrower or such Lender as a result of any conversion or exchange of currencies effected pursuant to this Section 2.11(f) or as a result of the failure of the Administrative Agent to effect any such conversion or exchange; and provided further that the Borrower agrees to indemnify the Administrative Agent and each Lender, and hold the Administrative Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Administrative Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.11(f).

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lender Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lender Parties in the following order of priority:

(i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Administrative Agent (solely in its capacity as Administrative Agent) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Administrative Agent on such date;

(ii) second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Issuing Banks (solely in their respective capacities as such) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Issuing Banks on such date;

(iii) third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Section 9.04 and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iv) fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.12 on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

(v) fifth, to the payment of all of the fees that are due and payable to the Lenders under Section 2.08(a), (b)(i) and (d) on such date, ratably based upon the respective aggregate Commitments of the Lenders under the Facilities on such date;

(vi) sixth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(vii) seventh, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(viii) eighth, to the payment of the principal amount of all of the outstanding Advances and any reimbursement obligations that are due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such principal and reimbursement obligations owing to the Administrative Agent and the Lender Parties on such date, and to deposit into the L/C Cash Collateral Account any contingent reimbursement obligations in respect of outstanding Letters of Credit to the extent required by Section 6.02; and

(ix) ninth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date.

SECTION 2.12. Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and the Administrative Agent, taxes that are imposed on its overall net income by the United States (including branch profits taxes or alternative minimum tax) and taxes that are imposed on its overall net income (and franchise or other similar taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or the Administrative Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise or other similar taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender Party or the Administrative Agent, (i) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify each Lender Party and the Administrative Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction (taking into account any available credits, as determined in the reasonable judgment of the Lender Party or the Administrative Agent, as the case may be, arising from the imposition of the underlying Taxes or Other Taxes) on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor; provided, however, that the Borrower shall not be obligated to make payment to any Lender Party or the Administrative Agent, as the case may be, pursuant to this Section 2.12 in respect of any penalties, interest and other liabilities attributable to Taxes or Other Taxes to the extent such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct (as found in a final, non-appealable judgment by a court of competent jurisdiction) of such Lender Party or the Administrative Agent, as the case may be.

(d) Within 60 days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment or, if such receipts are not obtainable, other evidence of such payments by the Borrower reasonably satisfactory to the Administrative Agent. For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender Party organized under the laws of a jurisdiction outside the United States (each, a “Foreign Lender”) shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party, and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower (i) two duly completed and signed copies of either Internal Revenue Service Form W-8BEN (claiming an exemption from or a reduction in United States withholding tax under an applicable treaty) or its successor form or Form W-8ECI (claiming an exemption from United States withholding tax as effectively connected income) or its successor from and related applicable forms, as the case may be; or (ii) in the case of a Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code and that cannot comply with the requirements of clause (i) hereof, (x) a statement to the effect that such Lender is eligible for a complete exemption from withholding of United States Taxes under Code Section 871(h) or 881(c), and (y) two duly completed and signed copies of Internal Revenue Service Form W-8BEN or successor and related applicable form. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assumption Agreement or the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W8-ECI or W8-BEN or the statement set forth in (ii)(x) above, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information. Upon the request of the Borrower, any Lender that is a United States person and is not an exempt recipient for United States backup withholding purposes shall deliver to the Borrower two copies of Internal Revenue Service form W-9 (or any successor form).

(f) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such reasonable steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g) Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurocurrency Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

(h) If any Lender Party or the Administrative Agent receives a refund of Taxes or Other Taxes paid by the Borrower or for which the Borrower has indemnified any Lender Party or the Administrative Agent, as the case may be, pursuant to this Section 2.12, then such Lender Party or the Administrative Agent, as applicable, shall pay such amount, net of any expenses incurred by such Lender Party or the Administrative Agent, to the Borrower within 30 days of the receipt of such Taxes or Other Taxes. Notwithstanding the foregoing, (i) the Borrower shall not be entitled to review the tax records or financial information of any Lender Party or the Administrative Agent and (ii) neither the Administrative Agent nor any Lender Party shall have any obligation to pursue (and no Loan Party shall have any right to assert) any refund of Taxes or Other Taxes that may be paid by the Borrower.

SECTION 2.13. Sharing of Payments, Etc. (a) Sharing Within U.S. Dollar Revolving Credit Facility. If any U.S. Dollar Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such U.S. Dollar Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such U.S. Dollar Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all U.S. Dollar Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all U.S. Dollar Lender Parties hereunder and under the Notes at such time obtained by all the U.S. Dollar Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such U.S. Dollar Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such U.S. Dollar Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all U.S. Dollar Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all U.S. Dollar Lender Parties hereunder and under the Notes at such time obtained by all of the U.S. Dollar Lender Parties at such time, such U.S. Dollar Lender Party shall forthwith purchase from the other U.S. Dollar Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing U.S. Dollar Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing U.S. Dollar Lender Party, such purchase from each other U.S. Dollar Lender Party shall be rescinded and such other U.S. Dollar Lender Party shall repay to the purchasing U.S. Dollar Lender Party the purchase price to the extent of such U.S. Dollar Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such U.S. Dollar Lender Party to (ii) the aggregate purchase price paid to all U.S. Dollar Lender Parties) of such recovery together with an amount equal to such U.S. Dollar Lender Party’s ratable share (according to the proportion of (i) the amount of such other U.S. Dollar Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing U.S. Dollar Lender Party) of any interest or other amount paid or payable by the purchasing U.S. Dollar Lender Party in respect of the total amount so recovered. The Borrower agrees that any U.S. Dollar Lender Party so purchasing an interest or participating interest from another U.S. Dollar Lender Party pursuant to this Section 2.13(a) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such U.S. Dollar Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

(b) Sharing Within Multicurrency Revolving Credit Facility. If any Multicurrency Revolving Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Multicurrency Revolving Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Multicurrency Revolving Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all U.S. Dollar Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all U.S. Dollar Lender Parties hereunder and under the Notes at such time obtained by all the U.S. Dollar Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Multicurrency Revolving Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Multicurrency Revolving Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all U.S. Dollar Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all U.S. Dollar Lender Parties hereunder and under the Notes at such time obtained by all of the U.S. Dollar Lender Parties at such time, such Multicurrency Revolving Lender shall forthwith purchase from the other U.S. Dollar Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Multicurrency Revolving Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Multicurrency Revolving Lender, such purchase from each other Multicurrency Revolving Lender shall be rescinded and such other Multicurrency Revolving Lender shall repay to the purchasing Multicurrency Revolving Lender the purchase price to the extent of such Multicurrency Revolving Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Multicurrency Revolving Lender to (ii) the aggregate purchase price paid to all U.S. Dollar Lender Parties) of such recovery together with an amount equal to such Multicurrency Revolving Lender’s ratable share (according to the proportion of (i) the amount of such other Multicurrency Revolving Lender’s required repayment to (ii) the total amount so recovered from the purchasing Multicurrency Revolving Lender) of any interest or other amount paid or payable by the purchasing Multicurrency Revolving Lender in respect of the total amount so recovered. The Borrower agrees that any Multicurrency Revolving Lender so purchasing an interest or participating interest from another Multicurrency Revolving Lender pursuant to this Section 2.13(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Multicurrency Revolving Lender were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

(c) Pro Rata Sharing Following Event of Default. Notwithstanding the foregoing provisions of this Section 2.13, following the occurrence and during the continuance of any Event of Default and the conversion of all Advances denominated in any Committed Foreign Currency into Dollars pursuant to Section 2.09(b)(iii), if any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13(c) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

SECTION 2.14. Use of Proceeds. The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit) solely for the acquisition and development of Assets, for repayment of Debt, for working capital and for other general corporate purposes of the Parent Guarantor, the Borrower and its Subsidiaries.

SECTION 2.15. Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender Party resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder. The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Note, in substantially the form of Exhibit A hereto, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance and Assumption Agreement delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.16. Extensions of Termination Date. (a) First Extension. At least 30 days but not more than 90 days prior to the Termination Date, the Borrower, by written notice to the Administrative Agent, may request, with respect to the Commitments then outstanding, a single one-year extension of the Termination Date. The Administrative Agent shall promptly notify each Lender of such request and the Termination Date in effect at such time shall, effective as at the Termination Date (the “First Extension Date”), be extended for an additional one year period, provided that, on the First Extension Date the following statements shall be true and the Administrative Agent shall have received for the account of each Lender Party a certificate signed by a duly authorized officer of the Borrower, dated the First Extension Date, stating that: (x) the representations and warranties contained in Section 4.01 are true and correct on and as of the First Extension Date (except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date)), and (y) no Default has occurred and is continuing or would result from such extension. In the event that an extension is effected pursuant to this Section 2.16(a), the aggregate principal amount of all Advances shall be repaid in full ratably to the Lenders on the Termination Date as so extended. As of the First Extension Date, any and all references in this Agreement, the Notes, if any, or any of the other Loan Documents to the “Termination Date” shall refer to the Termination Date as so extended.

(b) Second Extension. Provided that the Borrower has extended the Termination Date in accordance with Section 2.16(a), then at least 30 days but not more than 90 days prior to the Termination Date as so extended, the Borrower, by written notice to the Administrative Agent, may request, with respect to the Commitments then outstanding, a single one-year extension of the Termination Date. The Administrative Agent shall promptly notify each Lender of such request and the Termination Date in effect at such time shall, effective as at the Termination Date (the “Second Extension Date”), be extended for an additional one year period, provided that, on the Second Extension Date the following statements shall be true and the Administrative Agent shall have received for the account of each Lender Party a certificate signed by a duly authorized officer of the Borrower, dated the Second Extension Date, stating that: (x) the representations and warranties contained in Section 4.01 are true and correct on and as of the Second Extension Date (except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date)), and (y) no Default has occurred and is continuing or would result from such extension. In the event that an extension is effected pursuant to this Section 2.16(b), the aggregate principal amount of all Advances shall be repaid in full ratably to the Lenders on the Termination Date as so extended. As of the Second Extension Date, any and all references in this Agreement, the Notes, if any, or any of the other Loan Documents to the “Termination Date” shall refer to the Termination Date as so extended.

SECTION 2.17. Cash Collateral Account. (a) Grant of Security. The Borrower hereby pledges to the Administrative Agent, as collateral agent for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, as collateral agent for the ratable benefit of the Secured Parties, a security interest in, the Borrower’s right, title and interest in and to the L/C Cash Collateral Account and all (i) funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing the L/C Cash Collateral Account, (ii) and all promissory notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Administrative Agent, as collateral agent for or on behalf of the Borrower, in substitution for or in addition to any or all of the then existing L/C Account Collateral and (iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing L/C Account Collateral, in each of the cases set forth in clauses (i), (ii) and (iii) above, whether now owned or hereafter acquired by the Borrower, wherever located, and whether now or hereafter existing or arising (all of the foregoing, collectively, the “L/C Account Collateral”).

(b) Maintaining the L/C Account Collateral. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding, any Guaranteed Hedge Agreement shall be in effect or any Lender Party shall have any Commitment:

(i) the Borrower will maintain all L/C Account Collateral only with the Administrative Agent, as collateral agent; and

(ii) the Administrative Agent shall have the sole right to direct the disposition of funds with respect to the L/C Cash Collateral Account subject to the provisions of this Agreement, and it shall be a term and condition of such L/C Cash Collateral Account that, except as otherwise provided herein, notwithstanding any term or condition to the contrary in any other agreement relating to the L/C Cash Collateral Account, as the case may be, that no amount (including, without limitation, interest on Cash Equivalents credited thereto) will be paid or released to or for the account of, or withdrawn by or for the account of, the Borrower or any other Person from the L/C Cash Collateral Account; and

(iii) the Administrative Agent may (with the consent of the Required Lenders and shall at the request of the Required Lenders), at any time and without notice to, or consent from, the Borrower, transfer, or direct the transfer of, funds from the L/C Account Collateral to satisfy the Borrower’s Obligations under the Loan Documents if an Event of Default shall have occurred and be continuing.

(c) Investing of Amounts in the L/C Cash Collateral Account. The Administrative Agent will, from time to time invest (i)(A) amounts received with respect to the L/C Cash Collateral Account in such Cash Equivalents credited to the L/C Cash Collateral Account as the Borrower may select and the Administrative Agent, as collateral agent, may approve in its reasonable discretion, and (B) interest paid on the Cash Equivalents referred to in clause (i)(A) above, and (ii) reinvest other proceeds of any such Cash Equivalents that may mature or be sold, in each case in such Cash Equivalents credited in the same manner. Interest and proceeds that are not invested or reinvested in Cash Equivalents as provided above shall be deposited and held in the L/C Cash Collateral Account. In addition, the Administrative Agent shall have the right at any time to exchange such Cash Equivalents for similar Cash Equivalents of smaller or larger determinations, or for other Cash Equivalents, credited to the L/C Cash Collateral Account.

(d) Release of Amounts. So long as no Event of Default under the Credit Agreement shall have occurred and be continuing, the Administrative Agent will pay and release to the Borrower or at its order or, at the request of the Borrower, to the Administrative Agent to be applied to the Obligations of the Borrower under the Loan Documents such amount, if any, as is then on deposit in the L/C Cash Collateral Account.

(e) Remedies. Upon the occurrence and during the continuance of any Event of Default, in addition to the rights and remedies available pursuant to Article VI hereof and under the other

Loan Documents, (i) the Administrative Agent may exercise in respect of the L/C Account Collateral all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected L/C Account Collateral), and (ii) the Administrative Agent may, without notice to the Borrower, except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Obligations of the Borrower under the Loan Documents against any funds held with respect to the L/C Account Collateral or in any other deposit account.

SECTION 2.18. Increase in the Aggregate Commitments. (a) The Borrower may, at any time by written notice to the Administrative Agent, request an increase in the aggregate amount of the Revolving Credit Commitments by not less than $5,000,000 in the aggregate (each such proposed increase, a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of the Commitments at any time exceed $750,000,000, (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the conditions set forth in Sections 3.01(a)(i) and 3.02 shall be satisfied and (iii) each such Commitment Increase shall be allocated 50% to the U.S. Dollar Revolving Credit Commitments (the “U.S. Dollar Commitment Increase”) and 50% to the Multicurrency Revolving Credit Commitments (the “Multicurrency Commitment Increase”).

(b) The Administrative Agent shall promptly notify the Lenders of each request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amounts of the U.S. Dollar Commitment Increase and the Multicurrency Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each, an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its U.S. Dollar Revolving Credit Commitment (an “Increased U.S. Dollar Commitment Amount”) and/or Multicurrency Revolving Credit Commitment (an “Increased Multicurrency Commitment Amount”). If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective U.S. Dollar Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested U.S. Dollar Commitment Increase, the requested U.S. Dollar Commitment Increase shall be allocated to each Lender willing to participate therein in an amount equal to the U.S. Dollar Commitment Increase multiplied by the ratio of each Lender’s Increased U.S. Dollar Commitment Amount to the aggregate amount of all Increased U.S. Dollar Commitment Amounts. If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Multicurrency Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested Multicurrency Commitment Increase, the requested Multicurrency Commitment Increase shall be allocated to each Lender willing to participate therein in an amount equal to the Multicurrency Commitment Increase multiplied by the ratio of each Lender’s Increased Multicurrency Commitment Amount to the aggregate amount of all Increased Multicurrency Commitment Amounts.

(c) Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If (i) the aggregate amount by which the Lenders are willing to participate in any requested U.S. Dollar Commitment Increase on any such Commitment Date is less than the requested U.S. Dollar Commitment Increase or (ii) the aggregate amount by which the Lenders are willing to participate in any requested Multicurrency Commitment Increase on any such Commitment Date is less than the requested Multicurrency Commitment Increase, then, in either case, the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, or, if less than $5,000,000, the amount of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date.

(d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.18(c) (an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the U.S. Dollar Revolving Credit Commitment and/or Multicurrency Revolving Credit Commitment, as the case may be, of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:

(i) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent (each, an “Assumption Agreement”), duly executed by such Assuming Lender, the Administrative Agent and the Borrower; and

(ii) confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment (and the allocation thereof between its U.S. Dollar Revolving Credit Commitment and its Multicurrency Revolving Credit Commitment) in a writing satisfactory to the Borrower and the Administrative Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier or telex, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.

(e) On the Increase Date, to the extent the Advances then outstanding and owed to any U.S. Dollar Revolving Lender immediately prior to the effectiveness of the U.S. Dollar Commitment Increase shall be less than such Lender’s U.S. Dollar Revolving Credit Pro Rata Share (calculated immediately following the effectiveness of such U.S. Dollar Commitment Increase) of all Advances then outstanding that are owed to U.S. Dollar Revolving Lenders (each such Lender, including any Assuming Lender, a “U.S. Dollar Purchasing Lender”), then such U.S. Dollar Purchasing Lender, without executing an Assignment and Acceptance, shall be deemed to have purchased an assignment of a pro rata portion of the Advances then outstanding and owed to each U.S. Dollar Revolving Lender that is not a U.S. Dollar Purchasing Lender (a “U.S. Dollar Selling Lender”) in an amount sufficient such that following the effectiveness of all such assignments the Advances outstanding and owed to each U.S. Dollar Revolving Lender shall equal such Lender’s U.S. Dollar Revolving Credit Pro Rata Share (calculated immediately following the effectiveness of such U.S. Dollar Commitment Increase on the Increase Date) of all Advances then outstanding and owed to all U.S. Dollar Revolving Lenders. The Administrative Agent shall calculate the net amount to be paid by each U.S. Dollar Purchasing Lender and received by each U.S. Dollar Selling Lender in connection with the assignments effected hereunder on the Increase Date. Each U.S. Dollar Purchasing Lender shall make the amount of its required payment available to the Administrative Agent, in same day funds, at the office of the Administrative Agent not later than 12:00 P.M. (New York time) on the Increase Date. The Administrative Agent shall distribute on the Increase Date the proceeds of such amount to each of the U.S. Dollar Selling Lenders entitled to receive such payments at its Applicable Lending Office.

(f) On the Increase Date, to the extent the Advances then outstanding and owed to any Multicurrency Revolving Lender immediately prior to the effectiveness of the Multicurrency Commitment Increase shall be less than such Lender’s Multicurrency Revolving Credit Pro Rata Share (calculated immediately following the effectiveness of such Multicurrency Commitment Increase) of all Advances then outstanding that are owed to Multicurrency Revolving Lenders (each such Lender, including any Assuming Lender, a “Multicurrency Purchasing Lender”), then such Multicurrency Purchasing Lender, without executing an Assignment and Acceptance, shall be deemed to have purchased an assignment of a pro rata portion of the Advances then outstanding and owed to each Multicurrency Revolving Lender that is not a Multicurrency Purchasing Lender (a “Multicurrency Selling Lender”) in an amount sufficient such that following the effectiveness of all such assignments the Advances outstanding and owed to each Multicurrency Revolving Lender shall equal such Lender’s Multicurrency Revolving Credit Pro Rata Share (calculated immediately following the effectiveness of such Multicurrency Commitment Increase on the Increase Date) of all Advances then outstanding and owed to all Multicurrency Revolving Lenders. The Administrative Agent shall calculate the net amount to be paid by each Multicurrency Purchasing Lender and received by each Multicurrency Selling Lender in connection with the assignments effected hereunder on the Increase Date. Each Multicurrency Purchasing Lender shall make the amount of its required payment available to the Administrative Agent, in same day funds, at the office of the Administrative Agent not later than 12:00 P.M. (New York time) on the Increase Date. The Administrative Agent shall distribute on the Increase Date the proceeds of such amount to each of the Multicurrency Selling Lenders entitled to receive such payments at its Applicable Lending Office.

(g) If in connection with the transactions described in this Section 2.18 any Lender shall incur any losses, costs or expenses of the type described in Section 9.04(c), then the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for such losses, costs or expenses reasonably incurred.

ARTICLE III

CONDITIONS OF LENDING AND ISSUANCES OF LETTERS OF CREDIT

SECTION 3.01. Conditions Precedent to Initial Extension of Credit. The obligation of each Lender to make an Advance or of any Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit:

(a) The Administrative Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and (except for the items specified in clauses (i) and (ii) below) in sufficient copies for each Lender Party:

(i) A Note payable to the order of each Lender requesting the same.

(ii) Completed requests for information, dated on or before the date of the Initial Extension of Credit, listing all effective financing statements filed in the jurisdictions that the Administrative Agent may deem necessary or desirable that name any Loan Party as debtor, together with copies of such other financing statements, and evidence that all other actions that the Administrative Agent may deem reasonably necessary or desirable have been taken (including, without limitation, receipt of duly executed payoff letters and UCC termination statements).

(iii) With respect to the Unencumbered Assets set forth on Schedule II on the Closing Date, the Administrative Agent hereby acknowledges the receipt of the documentation and deliveries delivered to it previously in its capacity as the administrative agent under the Existing Credit Agreement (pursuant to Sections 3.01 and 5.01(j) of the Existing Credit Agreement) and the Loan Parties irrevocably agree that all such deliveries shall be deemed to have been made to the Administrative Agent hereunder and that the Administrative Agent and Lender Parties may rely on the same; provided, however, that notwithstanding the foregoing, the Fusepoint Asset shall be treated as an Unencumbered Asset, provided that if the Fusepoint Owner shall at any time (x) fail to be a direct Subsidiary of the Borrower or a Guarantor or (y) fail to hold title to the Fusepoint Asset for the sole use, benefit and advantage of the Borrower or a Guarantor, all as set forth in the Fusepoint Owner’s Declaration of Trust, then, in either such case, the Asset Value attributable to the Fusepoint Asset shall be zero.

(iv) Certified copies of the resolutions of the Board of Directors, general partner or managing member, as applicable, of each Loan Party and of each general partner or managing member (if any) of each Loan Party approving the transactions contemplated by the Loan Documents and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transactions under the Loan Documents and each Loan Document to which it is or is to be a party.

(v) A copy of a certificate of the Secretary of State (or equivalent authority) of the jurisdiction of incorporation, organization or formation of each Loan Party and of each general partner or managing member (if any) of each Loan Party, dated reasonably near the Closing Date, certifying, if and to the extent such certification is generally available for entities of the type of such Loan Party, (A) as to a true and correct copy of the charter, certificate of limited partnership, limited liability company agreement or other organizational document of such Loan Party, general partner or managing member, as the case may be, and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to the charter, certificate of limited partnership, limited liability company agreement or other organizational document, as applicable, of such Loan Party, general partner or managing member, as the case may be, on file in such Secretary’s office and (2) to the extent available, such Loan Party, general partner or managing member, as the case may be, has paid all franchise taxes to the date of such certificate and (C) such Loan Party, general partner or managing member, as the case may be, is duly incorporated, organized or formed and in good standing or presently subsisting under the laws of the jurisdiction of its incorporation, organization or formation.

(vi) A copy of a certificate of the Secretary of State (or equivalent authority) of each jurisdiction in which any Loan Party or any general partner or managing member of a Loan Party owns or leases property or in which the conduct of its business requires it to qualify or be licensed as a foreign corporation except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect, dated reasonably near (but prior to) the Closing Date, stating, with respect to each such Loan Party, general partner or managing member, that such Loan Party, general partner or managing member, as the case may be, is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company in such State and has filed all annual reports required to be filed to the date of such certificate.

(vii) A certificate of each Loan Party and of each general partner or managing member (if any) of each Loan Party, signed on behalf of such Loan Party, general partner or managing member, as applicable, by its President or a Vice President and its Secretary or any Assistant Secretary (or those of its general partner or managing member, if applicable), dated the Closing Date (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the constitutive documents of such Loan Party, general partner or managing member, as applicable, since the date of the certificate referred to in Section 3.01(a)(vi), (B) a true and correct copy of the bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, general partner or managing member, as applicable, as in effect on the date on which the resolutions referred to in Section 3.01(a)(v) were adopted and on the date of the Initial Extension of Credit, (C) the due incorporation, organization or formation and good standing or valid existence of such Loan Party, general partner or managing member, as applicable, as a corporation, limited liability company or partnership organized under the laws of the jurisdiction of its incorporation, organization or formation and the absence of any proceeding for the dissolution or liquidation of such Loan Party, general partner or managing member, as applicable, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

(viii) A certificate of the Secretary or an Assistant Secretary of each Loan Party (or Responsible Officer of the general partner or managing member of any Loan Party) and of each general partner or managing member (if any) of each Loan Party certifying the names and true signatures of the officers of such Loan Party, or of the general partner or managing member of such Loan Party, authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(ix) Such financial, business and other information regarding each Loan Party and its Subsidiaries as the Lender Parties shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under Plans, Multiemployer Plans and Welfare Plans, collective bargaining agreements and other arrangements with employees, audited Consolidated annual financial statements for the year ending December 31, 2006 of the Parent Guarantor, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available (or, in the event the Lender Parties’ due diligence review reveals material changes since such financial statements, as of a later date within 45 days of the day of the Initial Extension of Credit).

(x) Evidence of insurance (which may consist of binders or certificates of insurance with respect to the blanket policies of insurance maintained by the Loan Parties with respect to property, commercial general liability and terrorism risks) with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is reasonably satisfactory to the Lender Parties.

(xi) An opinion of Latham & Watkins LLP, counsel for the Loan Parties, in form and substance satisfactory to the Administrative Agent.

(xii) An opinion of Venable LLP, Maryland counsel for the Loan Parties, in form and substance satisfactory to the Administrative Agent.

(xiii) An opinion of Haynes and Boone, LLP, Texas counsel for the Loan Parties, in form and substance satisfactory to the Administrative Agent.

(xiv) An opinion of Shearman & Sterling LLP, counsel for the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

(xv) A breakage indemnity letter agreement executed by the Borrower in form and substance satisfactory to the Administrative Agent.

(xvi) A Notice of Borrowing or Notice of Issuance, as applicable, and an Unencumbered Assets Certificate relating to the Initial Extension of Credit.

(b) The Lender Parties shall be satisfied with the corporate and legal structure and capitalization of each Loan Party and its Subsidiaries, including the terms and conditions of the charter and bylaws, operating agreement, partnership agreement or other governing document of each of them.

(c) The Lender Parties shall be satisfied that all Existing Debt (including, without limitation, all Debt under the Existing Credit Agreement other than the Existing Letters of Credit), other than Surviving Debt, has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and that all Surviving Debt shall be on terms and conditions satisfactory to the Lender Parties.

(d) Before and after giving effect to the transactions contemplated by the Loan Documents, there shall have occurred no material adverse change in the business, condition (financial or otherwise) results of operations or prospects of the Parent Guarantor, the Borrower or the Borrower and its Subsidiaries taken as a whole since December 31, 2006.

(e) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 4.01(f) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, and there shall have been no material adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(f) All material governmental and third party consents and approvals necessary in connection with the transactions contemplated by the Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender Parties) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lender Parties that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the Loan Documents.

(g) The Borrower shall have paid all accrued fees of the Administrative Agent and the Lender Parties and all reasonable, out-of-pocket expenses of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent, subject to the terms of the Fee Letter).

SECTION 3.02. Conditions Precedent to Each Borrowing, Issuance, Renewal, Commitment Increase and Extension. (a) The obligation of each Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing), the obligation of each Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit, the extension of Commitments pursuant to Section 2.16, a Commitment Increase pursuant to Section 2.18 and the right of the Borrower to request a Swing Line Borrowing shall be subject to the further conditions precedent that on the date of such Borrowing, issuance, renewal, extension or increase the following statements shall be true and the Administrative Agent shall have received for the account of such Lender, the Swing Line Bank or such Issuing Bank (x) an Unencumbered Assets Certificate dated the date of such Borrowing, issuance, renewal, extension or increase and (y) a certificate signed by a duly authorized officer of the Borrower, dated the date of such Borrowing, issuance, renewal, extension or increase, stating that:

(i) the representations and warranties contained in each Loan Document are true and correct on and as of such date, before and after giving effect to (A) such Borrowing, issuance, renewal, extension or increase and (B) in the case of any Borrowing, issuance or renewal, the application of the proceeds therefrom, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date));

(ii) no Default or Event of Default has occurred and is continuing, or would result from (A) such Borrowing, issuance, renewal, extension or increase or (B) in the case of any Borrowing or issuance or renewal, from the application of the proceeds therefrom; and

(iii) for each Revolving Credit Advance or Swing Line Advance made by the Swing Line Bank or issuance or renewal of any Letter of Credit, (A) 70% of the Total Unencumbered Asset Value equals or exceeds the Unsecured Debt that will be outstanding after giving effect to such Advance, issuance or renewal, respectively, and (B) before and after giving effect to such Advance, issuance or renewal, the Parent Guarantor shall be in compliance with the covenants contained in Section 5.04, together with supporting information in form satisfactory to the Administrative Agent showing the computations used in determining compliance with such covenants;

and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender Party through the Administrative Agent may reasonably request in order to confirm (i) the accuracy of the Loan Parties’ representations and warranties contained in the Loan Documents, (ii) the Loan Parties’ timely compliance with the terms, covenants and agreements set forth in the Loan Documents, (iii) the absence of any Default and (iv) the rights and remedies of the Secured Parties or the ability of the Loan Parties to perform their Obligations.

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:

(a) Each Loan Party and each general partner or managing member, if any, of each Loan Party (i) is a corporation, limited liability company or partnership duly incorporated, organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (ii) is duly qualified and in good standing as a foreign corporation, limited liability company or partnership in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. The Parent Guarantor is organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and its method of operation enables it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. All of the outstanding Equity Interests in the Parent Guarantor have been validly issued, are fully paid and non-assessable, all of the general partner Equity Interests in the Borrower are owned by the Parent Guarantor, and all such general partner Equity Interests are owned by the Parent Guarantor free and clear of all Liens.

(b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, organization or formation, the number of shares (or the equivalent thereof) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares (or the equivalent thereof) covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and, to the extent owned by such Loan Party or one or more of its Subsidiaries, are owned by such Loan Party or Subsidiaries free and clear of all Liens (other than Liens on Equity Interests in Property-Level Subsidiaries securing Non-Recourse Debt permitted under Section 5.02(b)(ii)(G)).

(c) The execution and delivery by each Loan Party and of each general partner or managing member (if any) of each Loan Party of each Loan Document to which it is or is to be a party, and the performance of its obligations thereunder, and the consummation of the transactions contemplated by the Loan Documents, are within the corporate, limited liability company or partnership powers of such Loan Party, general partner or managing member, have been duly authorized by all necessary corporate, limited liability company or partnership action, and do not (i) contravene the charter or bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, general partner or managing member, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any Material Contract binding on or affecting any Loan Party or any of its Subsidiaries or any of their properties, or any general partner or managing member of any Loan Party or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such Material Contract, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

(d) Except as otherwise set forth on Schedule 4.01(d), no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery, recordation, filing or performance by any Loan Party or any general partner or managing member of any Loan Party of any Loan Document to which it is or is to be a party or for the consummation of the transactions contemplated by the Loan Documents and the exercise by the Administrative Agent or any Lender Party of its rights under the Loan Documents, except for authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

(e) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party and general partner or managing member (if any) of each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party and general partner or managing member (if any) of each Loan Party party thereto, enforceable against such Loan Party, general partner or managing member, as the case may be, in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(f) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries or any general partner or managing member (if any) of any Loan Party, including any Environmental Action, pending or, to any Loan Party’s knowledge, threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) could reasonably be expected to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated by the Loan Documents, and there has been no material adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries or any general partner or managing member (if any) of any Loan Party, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(g) The Consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at December 31, 2006 and the related Consolidated statement of income and Consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of KPMG LLP, independent public accountants, and the Consolidated balance sheet of the Parent Guarantor as at June 30, 2007, and the related Consolidated statement of income and Consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for the six months then ended, copies of which have been furnished to each Lender Party, fairly present, subject, in the case of such balance sheet as at June 30, 2007, and such statements of income and cash flows for the six months then ended, to year-end audit adjustments, the Consolidated financial condition of the Parent Guarantor and its Subsidiaries as at such dates and the Consolidated results of operations of the Parent Guarantor and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since December 31, 2006, there has been no Material Adverse Change.

(h) The Consolidated forecasted balance sheets, statements of income and statements of cash flows of the Parent Guarantor and its Subsidiaries most recently delivered to the Lender Parties pursuant to Section 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Parent Guarantor’s best estimate of its future financial performance.

(i) Neither the Information Memorandum nor any other information, exhibit or report furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(j) No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(k) Neither any Loan Party nor any of its Subsidiaries nor any general partner or managing member of any Loan Party, as applicable, is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Without limiting the generality of the foregoing, each Loan Party and each of its Subsidiaries and each general partner or managing member of any Loan Party, as applicable: (i) is primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (ii) is not engaged in, does not propose to engage in and does not hold itself out as being engaged in the business of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (iii) does not own or propose to acquire investment securities (as defined in the Investment Company Act of 1940, as amended) having a value exceeding forty percent (40%) of the value of such company’s total assets (exclusive of government securities and cash items) on an unconsolidated basis; (iv) has not in the past been engaged in the business of issuing face-amount certificates of the installment type; and (v) does not have any outstanding face-amount certificates of the installment type. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(l) Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate, partnership, membership or other governing restriction that would be reasonably likely to have a Material Adverse Effect (absent a material default under a Material Contract).

(m) Each of the Assets listed on Schedule II hereto satisfies all Unencumbered Asset Conditions, except to the extent as otherwise set forth herein or waived in writing by the Required Lenders. The Loan Parties are the legal and beneficial owners of the Unencumbered Assets free and clear of any Lien, except for the Liens permitted under the Loan Documents.

(n) Set forth on Schedule 4.01(n) hereto is a complete and accurate list of all Existing Debt (other than Surviving Debt) having a principal amount of at least $1,000,000, showing as of the date hereof the obligor and the principal amount outstanding thereunder.

(o) Set forth on Schedule 4.01(o) hereto is a complete and accurate list of all Surviving Debt of each Loan Party and its Subsidiaries having a principal amount of at least $1,000,000 and showing as of such date the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

(p) Set forth on Schedule 4.01(p) hereto is a complete and accurate list of all Liens on the property or assets of any Loan Party or, with respect to Debt for Borrowed Money, any of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.

(q) Set forth on Schedule 4.01(q) hereto is a complete and accurate list of all material Real Property owned by any Loan Party or any of its Subsidiaries, showing as of the date hereof, and as of each other date such Schedule 4.01(q) is required to be supplemented pursuant to Section 5.03(i), the street address, county or other relevant jurisdiction, state, record owner and book value thereof. Each Loan Party or such Subsidiary has good, marketable and insurable fee simple title to such Real Property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(r) Set forth on Schedule 4.01(r) hereto is a complete and accurate list of all leases of material Real Property under which any Loan Party or any of its Subsidiaries is the lessee, showing as of the date hereof, and as of each other date such Schedule 4.01(r) is required to be supplemented pursuant to Section 5.03(i), the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. To the best of each Loan Party’s knowledge, each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(s)(i) Except as otherwise set forth on Part I of Schedule 4.01(s) hereto, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, there is no past non-compliance with such Environmental Laws and Environmental Permits that has resulted in any ongoing material costs or obligations or that is reasonably expected to result in any future material costs or obligations, and no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could reasonably be expected to have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii) Except as otherwise set forth on Part II of Schedule 4.01(s) hereto, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries that is reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

(iii) Except as otherwise set forth on Part III of Schedule 4.01(s) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(t) Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws (including, without limitation, the Securities Act and the Securities Exchange Act, and the applicable rules and regulations thereunder, state securities law and “Blue Sky” laws) applicable to it and its business, where the failure to so comply could reasonably be expected to have a Material Adverse Effect.

(u) Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

(v) Each Loan Party has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement (and in the case of the Guarantors, to give the guaranty under this Agreement) and each other Loan Document to which it is or is to be a party, and each Loan Party has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

(w) Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(x) No Loan Party has made any extension of credit to any of its directors or executive officers in contravention of any applicable restrictions set forth in Section 402(a) of Sarbanes-Oxley that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

(y) Set forth on Part A of Schedule 4.01(y) hereto is a complete and accurate list of all Excluded Subsidiaries and their respective Excluded Subsidiary Agreements (if any) existing on the date hereof.

(z)(i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

(ii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service, is complete and accurate in all material respects and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no change in such funding status that has result in or could reasonably be expected to result in a Material Adverse Effect.

(iii) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan, except as would not reasonably be expected to result in a Material Adverse Effect.

(iv) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA, in each case, except as would not reasonably be expected to result in a Material Adverse Effect.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

SECTION 5.01. Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Loan Party will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970; provided, however, that the failure to comply with the provisions of this Section 5.01(a) shall not constitute a default hereunder so long as such non-compliance is the subject of a Good Faith Contest.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is the subject of a Good Faith Contest, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries to comply, and to take commercially reasonably steps to ensure that all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits, except where such non-compliance could not reasonably expected to result in a Material Adverse Effect; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, except where failure to do the same could not reasonably be expected to result in a Material Adverse Effect; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is the subject of a Good Faith Contest.

(d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiaries operate.

(e) Preservation of Partnership or Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence (corporate or otherwise), legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, except, in the case of Subsidiaries of the Borrower only, if in the reasonable business judgment of such Subsidiary it is in its best economic interest not to preserve and maintain such rights or franchises and such failure to preserve such rights or franchises is not reasonably likely to result in a Material Adverse Effect (it being understood that the foregoing shall not prohibit, or be violated as a result of, any transactions by or involving any Loan Party or Subsidiary thereof otherwise permitted under Section 5.02(d) or (e) below).

(f) Visitation Rights. At any reasonable time and from time to time, permit the Administrative Agent, or any agent or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, any Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of any Loan Party and any of its Subsidiaries with any of their general partners, managing members, officers or directors.

(g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with GAAP.

(h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and will from time to time make or cause to be made all appropriate repairs, renewals and replacement thereof except where failure to do so would not have a Material Adverse Effect.

(i) Transactions with Affiliates and Excluded Subsidiaries. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than transactions exclusively among or between the Loan Parties) or with any Excluded Subsidiary on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain at the time in a comparable arm’s-length transaction with a Person not an Affiliate.

(j) Covenant to Guarantee Obligations. Each applicable Loan Party shall, in each case at its expense:

(i) Within 15 days after any Excluded Subsidiary Agreement terminates or otherwise becomes ineffective as to the Excluded Subsidiary party to such agreement, cause such Excluded Subsidiary (other than a Foreign Subsidiary) to duly execute and deliver to the Administrative Agent a Guaranty Supplement in substantially the form of

Exhibit C hereto, or such other guaranty supplement in form and substance satisfactory to the Administrative Agent, guaranteeing the Obligations of the other Loan Parties under the Loan Documents, unless such Excluded Subsidiary (or a related Excluded Subsidiary) shall incur Non-Recourse Debt permitted under Section 5.02(b)(ii)(G) within 60 days after the termination of such Excluded Subsidiary Agreement, and in such case the agreement in respect of such Non-Recourse Debt shall be deemed to be an Excluded Subsidiary Agreement and the Borrower shall, or cause such Excluded Subsidiary to, promptly deliver to the Administrative Agent (x) a copy of such agreement in respect of such Non-Recourse Debt and (y) an amended Schedule 4.01(y) that sets forth such agreement in respect of such Non-Recourse Debt opposite the name of such Excluded Subsidiary.

(ii) Within 15 days after the formation or acquisition of any new direct or indirect Subsidiary (other than a Foreign Subsidiary) by any Loan Party, cause each such Subsidiary (other than a Subsidiary (x) that is prohibited by the terms of any loan agreement or indenture or other agreement to which it or a related Excluded Subsidiary is a party (or a default under any such agreement would result therefrom) from providing guarantees of the Obligations of the Loan Parties under the Loan Documents, (y) that is being formed with the intent to incur Non-Recourse Debt permitted under Section 5.02(b)(ii)(G) in respect of Assets that are not Unencumbered Assets, or (z) that is inactive or holds de minimis assets (any Subsidiary described in clauses (x), (y) or (z) of this parenthetical, a “Limited Subsidiary”)), and cause each direct and indirect parent of such Subsidiary that is not a Limited Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a Guaranty Supplement in substantially the form of Exhibit C hereto, or such other guaranty supplement in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ Obligations under the Loan Documents, provided that upon the formation or acquisition of any Limited Subsidiary, each such Limited Subsidiary shall be deemed to be an Excluded Subsidiary and each such loan agreement or indenture or other material agreement (if any) that restricts such Limited Subsidiary from providing guarantees of the Obligations of the Loan Parties under the Loan Documents shall be deemed to be an Excluded Subsidiary Agreement, and the Borrower shall, or cause such Limited Subsidiary to, promptly deliver to the Administrative Agent (1) copies of such agreements or indentures in respect of such Non-Recourse Debt and (2) an amended Schedule 4.01(y) that sets forth such agreements or indentures in respect of such Non-Recourse Debt opposite the name of such Limited Subsidiary.

(iii) Upon the request by the Borrower that any Asset (a “Proposed Unencumbered Asset”) be added as an Unencumbered Asset, in each case at the Borrower’s expense:

(A) within 10 days after such request, furnish to the Administrative Agent the following items:

(1) a description, in detail reasonably satisfactory to the Administrative Agent, of the Proposed Unencumbered Asset,

(2) a certificate of the Chief Financial Officer (or other Responsible Officer) of the Borrower confirming that (u) such Asset is free of all structural defects or material architectural deficiencies, title defects, environmental conditions or other matters (including a casualty event or condemnation) that could reasonably be expected to have a material adverse affect on the value, use or ability to sell or refinance such Asset, (v) such Asset satisfies all Unencumbered Asset Conditions, (w) the addition of such Asset as an Unencumbered Asset shall not cause or result in a Default or Event of Default, (x) insurance of the types and amounts required by Section 5.01(d) and otherwise consistent with the insurance coverages maintained by the Loan Parties in respect of other Unencumbered Assets is in full force and effect with respect to such Asset, (y) all environmental matters of the type that would be disclosed on Schedule 4.01(s) hereto if the representations set forth in Section 4.01(s) were remade by the Loan Parties with respect to such Asset are set forth on a schedule to such certificate, and (z) set forth on a schedule to such certificate are the projected deferred maintenance and capital expenditure costs for such Asset for a period of not less than five years,

(3) confirmation that the Loan Parties are in compliance with the covenants contained in Section 5.04 (both immediately before and on a pro forma basis immediately after the addition of such Proposed Unencumbered Asset as an Unencumbered Asset), evidenced by a certificate of the Chief Financial Officer (or other Responsible Officer) of the Borrower delivered to the Administrative Agent prior to such addition demonstrating such compliance,

(4) a current record owner and lien search performed by a title insurer reasonably acceptable to the Administrative Agent showing that the applicable Loan Party is the current record title holder of such Asset and showing no Liens of record other than Permitted Liens,

(5) a revised Schedule II hereto reflecting the addition of such Proposed Unencumbered Asset, provided that for purposes of the definition of the term Unencumbered Assets (and subject to the proviso immediately following below), such revised Schedule II shall become effective only upon satisfaction of each of the conditions set forth in this Section 5.01(j)(iii), and

(6) in the case of any Proposed Unencumbered Asset that is a Redevelopment Asset or Development Asset, a certificate of the Chief Financial Officer (or other Responsible Officer) of the Borrower stating that set forth on schedules attached to such certificate are a capital expenditures budget and projected operating statements for such Redevelopment Asset or Development Asset, as applicable;

provided, however, that, notwithstanding the foregoing, the failure to comply with one or more of the Unencumbered Asset Conditions or clauses (2), (4) or (6) above shall not preclude the addition of any Proposed Unencumbered Asset as an Unencumbered Asset so long as the Required Lenders shall have expressly consented to the addition of such Asset as an Unencumbered Asset notwithstanding such failure; and

(B) as promptly as possible, furnish to the Administrative Agent such other approvals or documents as any Lender Party through the Administration Agent may reasonably request.

(k) Further Assurances. Promptly upon request by the Administrative Agent, or any Lender Party through the Administrative Agent, correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(l) Performance of Material Contracts. Perform and observe in all material respects all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce in all material respects each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.

(m) Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, except, in the case of Subsidiaries of the Borrower only, if in the reasonably business judgment of such Subsidiary it is in its best economic interest not to maintain such lease or prevent such lapse, termination, forfeiture or cancellation and such failure to maintain such lease or prevent such lapse, termination, forfeiture or cancellation is not in respect of a Qualifying Ground Lease for an Unencumbered Asset and is not otherwise reasonably likely to result in a Material Adverse Effect, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so.

(n) Interest Rate Hedging. Enter into within 30 days after the Closing Date, and maintain at all times thereafter, interest rate Hedge Agreements (i) with Persons reasonably acceptable to the Administrative Agent, (ii) providing either an interest-rate swap for a fixed rate of interest reasonably acceptable to the Administrative Agent or an interest-rate cap at an interest rate reasonably acceptable to the Administrative Agent, (iii) covering a notional amount equal to the amount, if any, by which (A) 66  2/3% of Consolidated Debt for Borrowed Money of the Parent and its Subsidiaries exceeds (B) all Consolidated Debt for Borrowed Money of the Parent and its Subsidiaries then accruing interest at a fixed rate acceptable to the Administrative Agent and (iv) otherwise on terms and conditions reasonably acceptable to the Administrative Agent.

(o) Maintenance of REIT Status. In the case of the Parent Guarantor, at all times, conduct its affairs and the affairs of its Subsidiaries in a manner so as to continue to qualify as a REIT and elect to be treated as a REIT under all applicable laws, rules and regulations.

(p) NYSE Listing. In the case of the Parent Guarantor, at all times cause its common shares to be duly listed on the New York Stock Exchange or other national stock exchange.

(q) Sarbanes-Oxley. Comply at all times with all applicable provisions of Section 402(a) of Sarbanes-Oxley, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

(r) Certain Excluded Subsidiaries. After the Closing Date, (i) use best efforts to obtain such consents of lenders as may be required to permit those Subsidiaries (other than a Foreign Subsidiary) presently designated as Excluded Subsidiaries solely on the basis of restrictive provisions in their charters to become Guarantors hereunder, and (ii) within 10 days after obtaining any such required consents, (x) cause the applicable Subsidiary to execute and deliver to the Administrative Agent a Guaranty Supplement in substantially the form of Exhibit C hereto, or such other guaranty supplement in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ Obligations under the Loan Documents, and (y) deliver or cause the applicable Subsidiary to deliver an amended Schedule 4.01(y) that no longer lists such Subsidiary as an Excluded Subsidiary.

SECTION 5.02. Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, no Loan Party will, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement (other than such financing statements filed solely as a precaution in respect of true leases entered in the ordinary course of business) that names such Loan Party or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except, in the case of the Loan Parties (other than the Parent Guarantor) and their respective Subsidiaries:

(i) Permitted Liens;

(ii) Liens described on Schedule 4.01(p) hereto;

(iii) purchase money Liens upon or in equipment acquired or held by such Loan Party or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such equipment or to secure Debt incurred solely for the purpose of financing the acquisition of any such equipment to be subject to such Liens, or Liens existing on any such equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iii) shall not exceed the amount permitted under Section 5.02(b)(ii)(B) at any time outstanding;

(iv) Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(ii)(C), provided that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Leases;

(v) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with any Loan Party or any Subsidiary of any Loan Party or becomes a Subsidiary of any Loan Party, provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with such Loan Party or such Subsidiary or acquired by such Loan Party or such Subsidiary;

(vi) other Liens securing Non-Recourse Debt permitted under Section 5.02(b)(ii)(G);

(vii) the replacement, extension or renewal of any Lien permitted by clause (iii) or (v) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal of the Debt secured thereby; and

(viii) other Liens incurred in the ordinary course of business with respect to obligations in an amount not to exceed $3,000,000 in the aggregate at any time.

(b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i)(y) in the case of any Loan Party or any Subsidiary of a Loan Party, Debt owed to any other Loan Party or any wholly-owned Subsidiary of any Loan Party (other than an Excluded Subsidiary), provided that, in each case, such Debt (1) shall be on terms acceptable to the Administrative Agent and (2) shall be evidenced by promissory notes in form and substance satisfactory to the Administrative Agent, which promissory notes shall (unless payable to the Borrower) by their terms be subordinated to the Obligations of the Loan Parties under the Loan Documents, and (z) in the case of any Excluded Subsidiary, Debt owed to any other Excluded Subsidiary;

(ii) in the case of each Loan Party (other than the Parent Guarantor) and its Subsidiaries,

(A) Debt under the Loan Documents,

(B) Debt secured by Liens permitted by Section 5.02(a)(iii) not to exceed in the aggregate $7,500,000 at any time outstanding,

(C)(1) Capitalized Leases (other than with respect to Real Property) not to exceed in the aggregate $25,000,000 at any time outstanding, and (2) in the case of Capitalized Leases (other than with respect to Real Property) to which any Subsidiary of a Loan Party is a party, Debt of such Loan Party of the type described in clause (i) of the definition of “Debt” guaranteeing the Obligations of such Subsidiary under such Capitalized Leases,

(D) [intentionally omitted],

(E) Debt in respect of Hedge Agreements designed to hedge against fluctuations in interest rates or foreign exchange rates incurred in the ordinary course of business and consistent with prudent business practice,

(F) Unsecured Debt incurred in the ordinary course of business for borrowed money, maturing within one year from the date created, and aggregating, on a Consolidated basis, not more than $25,000,000 at any one time outstanding, and

(G) Non-Recourse Debt (including, without limitation, the JV Pro Rata Share of Non-Recourse Debt of any Joint Venture) in respect of Assets other than Unencumbered Assets, the incurrence of which would not result in a Default under Section 5.04 or any other provision of this Agreement;

(iii) In the case of the Parent Guarantor or any of its Subsidiaries:

(A) Debt under Customary Carve-Out Agreements,

(B) the Surviving Debt described on Schedule 4.01(o) hereto and any Refinancing Debt, extending, refunding, or refinancing such Surviving Debt, and

(C) Recourse Debt (whether secured or unsecured) in an amount not to exceed in the aggregate (1) 20% of Total Asset Value plus (2) the Facility amount; provided, however, that any recourse guaranties of Non-Recourse Debt (exclusive of Customary Carve-Out Agreements) otherwise permitted under this clause (C) shall not exceed in the aggregate 5% of Total Asset Value; provided further that during any period in which the Parent Guarantor shall maintain a Debt Rating of BBB-/Baa3 or better, then the Parent Guarantor and its Subsidiaries shall be permitted to incur Recourse Debt in any amount that would not result in a failure by the Borrower or the Parent Guarantor to comply with any of the financial covenants applicable to it contained in Section 5.04;

(iv) in the case of the Parent Guarantor, Debt under the Loan Documents; and

(v) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

(c) Change in Nature of Business. Engage in, or permit any of its Subsidiaries to engage in, any material new line of business different from those lines of business conducted by the Borrower or any of its Subsidiaries on the Effective Date (after giving effect to the transactions contemplated by the Loan Documents), including the ownership, acquisition, development, construction, rental and management of Real Property (including all Assets), and activities substantially related, necessary or incidental thereto

(d) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so; provided, however, that (i) any Subsidiary of a Loan Party may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of a Loan Party (provided that if one or more of such Subsidiaries is also a Loan Party, a Loan Party shall be the surviving entity) or any other Loan Party (provided that such Loan Party or, in the case of any Loan Party other than the Borrower, another Loan Party shall be the surviving entity), and (ii) any Loan Party may merge with any Person that is not a Loan Party so long as such Loan Party or another Loan Party is the surviving entity, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom. Notwithstanding any other provision of this Agreement, (y) any Subsidiary of a Loan Party (other than the Borrower and any Subsidiary that is the direct owner of an Unencumbered Asset) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and the assets or proceeds from the liquidation or dissolution of such Subsidiary are transferred to the Borrower or any Subsidiary thereof, which Subsidiary shall be a Loan Party if the Subsidiary being liquidated or dissolved is a Loan Party, provided that no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom, and (z) any Loan Party or Subsidiary of a Loan Party shall be permitted to effect any Transfer of Unencumbered Assets through the sale or transfer of the direct or indirect Equity Interests in the Subsidiary of such Loan Party that owns such Unencumbered Assets so long as Section 5.02(e) would otherwise permit the Transfer of all Unencumbered Assets owned by such Subsidiary at the time of such sale or transfer of such Equity Interests. Upon the sale or transfer of Equity Interests in any Subsidiary or Subsidiaries of a Loan Party permitted under clause (z) above, the Administrative Agent shall, upon the request of the Borrower, release such Subsidiary or Subsidiaries from the Guaranty.

(e) Sales, Etc. of Assets. (i) In the case of the Parent Guarantor, sell, lease, transfer or otherwise dispose of, or grant any option or other right to purchase, lease or otherwise acquire any assets and (ii) in the case of the Loan Parties (other than the Parent Guarantor), sell, lease (other than enter into Tenancy Leases), transfer or otherwise dispose of, or grant any option or other right to purchase, lease (other than any option or other right to enter into Tenancy Leases) or otherwise acquire, or permit any of its Subsidiaries to sell, lease (other than pursuant to a Tenancy Lease), transfer or otherwise dispose of, or grant any option or other right to purchase, lease (other than an option or other right to enter into a Tenancy Lease) or otherwise acquire (each action described in clause (ii) of this subsection (e) being a “Transfer”), any Unencumbered Asset or Unencumbered Assets (or any direct or indirect Equity Interests in the owner thereof) other than the following Transfers, which shall be permitted hereunder only so long as no Default or Event of Default shall exist or would result therefrom:

(A) the Transfer of any Unencumbered Asset or Unencumbered Assets from any Loan Party to another Loan Party or from a Subsidiary of a Loan Party to another Subsidiary of such Loan Party or any other Loan Party, and

(B) the Transfer of any Unencumbered Asset or Unencumbered Assets to any Person, or the designation of an Unencumbered Asset or Unencumbered Assets as a non-Unencumbered Asset or non-Unencumbered Assets, in each case with the intention that such Unencumbered Asset or Unencumbered Assets, upon consummation of such Transfer or upon such designation, shall no longer constitute an Unencumbered Asset or Unencumbered Assets for purposes of this Agreement, provided that (x) the remaining Unencumbered Assets continue to satisfy all Unencumbered Asset Conditions and (y) the Loan Parties shall be in compliance with the covenants contained in Section 5.04 both immediately before and on a pro forma basis immediately after giving effect to such Transfer, provided further that compliance with the foregoing proviso shall be evidenced by a certificate of the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Borrower delivered to the Administrative Agent prior to the date of such Transfer demonstrating such compliance, together with supporting information in detail reasonably satisfactory to the Administrative Agent.

If, at any time after the designation in accordance with the foregoing clause (B) of all Unencumbered Assets of any Property-Level Subsidiary as non-Unencumbered Assets, such Subsidiary shall incur any Debt not prohibited by Section 5.02(b) pursuant to an agreement that could qualify as an Excluded Subsidiary Agreement hereunder, (i) the Administrative Agent shall, upon the request of the Borrower, release such Subsidiary (and any other Subsidiary related thereto to the extent reasonably requested by the Borrower) from the Guaranty, (ii) such Subsidiary or Subsidiaries shall constitute Excluded Subsidiaries hereunder and such agreement shall constitute an Excluded Subsidiary Agreement hereunder, and (iii) the Borrower shall, or cause such Excluded Subsidiaries to, promptly deliver to the Administrative Agent (x) a copy of such Excluded Subsidiary Agreement in respect of such Debt and (y) an amended Schedule 4.01(y) that sets forth such Excluded Subsidiary Agreement opposite the name of such Excluded Subsidiaries.

(f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:

(i) Investments by the Loan Parties and their Subsidiaries in their Subsidiaries outstanding on the date hereof and additional Investments in Subsidiaries (including, without limitation, Investments comprised of loans or equity contributions to Excluded Subsidiaries or loans or equity contributions by one Excluded Subsidiary to another Excluded Subsidiary) and, in the case of the Loan Parties (other than the Parent Guarantor) and their Subsidiaries, Investments in Assets (including by asset or Equity Interest acquisitions), in each case subject, where applicable, to the limitations set forth in Section 5.02(f)(iv);

(ii) Investments in Cash Equivalents;

(iii) Investments consisting of intercompany Debt permitted under Section 5.02(b)(i);

(iv) Investments consisting of the following items so long as (y) the aggregate amount outstanding, without duplication, of all Investments described in this subsection does not exceed, at any time, 35% of Total Asset Value at such time, and (z) the aggregate amount of each of the following items of Investments does not exceed the specified percentage of Total Asset Value set forth below:

(A) Investments in Redevelopment Assets and Development Assets (including such assets that such Person has contracted to purchase for development with or without options to terminate the purchase agreement), so long as the aggregate amount of all such Investments in Redevelopment Assets and Development Assets, calculated on the basis of actual cost, does not at any time exceed 25.0% of Total Asset Value at such time; provided, however, that the limitations set forth in this clause (A) shall not apply to any Redevelopment Asset or Development Asset that is 85% pre-leased pursuant to duly executed Tenancy Leases and all completion and performance guarantees pertaining to such Asset are reasonably satisfactory to the Administrative Agent,

(B) Investments in undeveloped land (including undeveloped land that such Person has contracted to purchase with or without options to terminate the purchase agreement), so long as the aggregate amount of all such Investments in undeveloped land, calculated on the basis of actual cost, does not at any time exceed 10.0% of Total Asset Value at such time, and

(C) Investments in Joint Ventures of any Loan Party or its Subsidiaries so long as the aggregate amount of such Investments outstanding does not at any time exceed 25% of Total Asset Value of the Parent Guarantor and its Subsidiaries, as determined in accordance with GAAP, at such time;

(v) Investments by the Borrower in Hedge Agreements permitted under Section 5.02(b)(ii)(E);

(vi) To the extent permitted by applicable law, advances to officers, directors and employees of any Loan Party or any Subsidiary of any Loan Party in the ordinary course of business, for travel, entertainment, relocation and analogous ordinary business purposes;

(vii) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit extended in the ordinary course of business in an aggregate amount not to exceed $10,000,000; and

(viii) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.

(g) Restricted Payments. In the case of the Parent Guarantor, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such; provided, however, that the Parent Guarantor may declare and pay dividends or make other distributions of common stock or cash or purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests, in each case only (i) so long as no Event of Default under Sections 6.01(a), (c) or (e) shall have occurred and be continuing, (y) in an aggregate amount not to exceed during any four consecutive fiscal quarters of the Parent Guarantor 95% of Funds From Operations for such four fiscal quarter period, or (z) as may otherwise be required to avoid the imposition of income or excise taxes on the Parent Guarantor, and (ii) as may be required to comply with Section 5.01(o).

(h) Amendments of Constitutive Documents. Amend, in each case in any material respect, its limited liability company agreement, certificate of incorporation or bylaws or other constitutive documents, provided that any amendment to any such constitutive document that would be adverse to any of the Lender Parties shall be deemed “material” for purposes of this Section; and provided further that any amendment to any such constitutive document that would designate such Loan Party as a “special purpose entity” or otherwise confirm such Loan Party’s status as a “special purpose entity” shall be deemed “not material” for purposes of this Section.

(i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles, or (ii) Fiscal Year.

(j) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

(k) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) any agreement or instrument evidencing Surviving Debt or Refinancing Debt, (iii) any agreement evidencing any Non-Recourse Debt permitted under this Agreement so long as any such limiting agreement or arrangement in such agreement may be triggered only by a default or event of default under the terms of such agreement or is on customary terms otherwise satisfactory to the Administrative Agent; (iv) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (v) any Excluded Subsidiary Agreement, and (vi) any restrictions with respect to any Subsidiary of the Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests in or assets of such Subsidiary to an unaffiliated Person that is not prohibited by Section 5.02(e).

(l) Amendment, Etc. of Material Contracts. Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would materially impair the value of the interest or rights of any Loan Party thereunder or that would impair or otherwise materially adversely affect the interest or rights of the Administrative Agent or any Lender Party, or permit any of its Subsidiaries to do any of the foregoing.

(m) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets (including, without limitation, any Unencumbered Assets), except (i) pursuant to the Loan Documents, (ii) pursuant to any Excluded Subsidiary Agreement, (iii) as set forth in Article 11 of the Fifth Amended and Restated Agreement of Limited Partnership of the Borrower, as in effect on the date hereof (or any substantially similar provisions in any subsequent amendment thereof, to the extent such amendment is permitted under the Loan Documents), or (iv) in connection with (A) any Surviving Debt and any Refinancing Debt extending, refunding or refinancing such Surviving Debt, (B) any purchase money Debt permitted by Section 5.02(b)(ii)(B) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, (C) any Capitalized Lease permitted by Section 5.02(b)(ii)(C) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, (D) any Debt outstanding on the date any Subsidiary of the Borrower becomes such a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of the Borrower), or (E) any Debt permitted under Section 5.02(b)(iii)(C).

(n) Parent Guarantor as Holding Company. In the case of the Parent Guarantor, not enter into or conduct any business, or engage in any activity (including, without limitation, any action or transaction that is required or restricted with respect to the Borrower and its Subsidiaries under Sections 5.01 and 5.02 without regard to any of the enumerated exceptions to such covenants), other than (i) the holding of the Equity Interests of the Borrower; (ii) the performance of its duties as general partner of the Borrower; (iii) the performance of its Obligations (subject to the limitations set forth in the Loan Documents) under each Loan Document to which it is a party; (iv) the making of equity Investments in the Borrower and its Subsidiaries, provided each such Investment (A) shall be on terms acceptable to the Administrative Agent and (B) shall be evidenced by stock certificates, promissory notes or instruments in form and substance satisfactory to the Administrative Agent; (v) maintenance of any deposit accounts required in connection with the conduct by the Parent Guarantor of business activities otherwise permitted under the Loan Documents; (vi) engaging in any activity necessary or desirable to continue to qualify as a REIT and (vii) activities incidental to each of the foregoing.

(o) Excluded Subsidiaries. Enter into or suffer to exist, or permit any Excluded Subsidiary (other than a Foreign Subsidiary) to enter into or suffer to exist, any agreement prohibiting or conditioning (i) the guaranty by such Excluded Subsidiary of the Obligations of the Loan Parties under the Loan Documents or (ii) the creation or assumption of any Lien upon any of such Excluded Subsidiary’s property or assets, except (x) as would be permitted under Section 5.02(m) or 5.01(e), (y) pursuant to an Excluded Subsidiary Agreement in effect on the later of the Effective Date and the date on which such Excluded Subsidiary becomes a Subsidiary of such Loan Party or (z) in connection with the incurrence by such Excluded Subsidiary (or Subsidiary of the Borrower directly related Subsidiary thereto) of Debt permitted under Section 5.02(b)(ii)(G) or 5.02(b)(iii)(C).

SECTION 5.03. Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Administrative Agent for transmission to the Lender Parties in accordance with Section 9.02(b):

(a) Default Notice. As soon as possible and in any event within three days after a Responsible Officer obtains knowledge of the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect, in each case, if continuing on the date of such statement, a statement of the Chief Financial Officer (or other Responsible Officer) of the Parent Guarantor setting forth details of such Default or such event, development or occurrence and the action that the Parent Guarantor has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Parent Guarantor and its Subsidiaries, including therein Consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and a Consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for such Fiscal Year (it being acknowledged that a copy of the annual audit report filed by the Parent Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements), in each case accompanied by an opinion reasonably acceptable to the Administrative Agent of KPMG LLP or other independent public accountants of recognized standing reasonably acceptable to the Administrative Agent, together with (i) a certificate of such accounting firm to the Lender Parties stating that in the course of the regular audit of the business of the Parent Guarantor and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default with respect to Section 5.04 has occurred and is continuing, or if, in the opinion of such accounting firm, a Default with respect to Section 5.04 has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Parent Guarantor shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP and (iii) a certificate of the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Parent Guarantor stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent Guarantor has taken and proposes to take with respect thereto.

(c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Parent Guarantor as having been prepared in accordance with GAAP (it being acknowledged that a copy of the quarterly financials filed by the Parent Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements), together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent Guarantor has taken and proposes to take with respect thereto and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent Guarantor in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Parent Guarantor shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP, provided further, that items that would otherwise be required to be furnished pursuant to this Section 5.03(c) prior to the 45th day after the Closing Date shall be furnished on or before the 45th day after the Closing Date.

(d) Unencumbered Assets Certificate. As soon as available and in any event within (i) 45 days after the end of each of the first three quarters of each Fiscal Year and (ii) 70 days after the end of the fourth quarter of each Fiscal Year, an Unencumbered Assets Certificate, as at the end of such quarter, certified by the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Parent Guarantor.

(e) Unencumbered Assets Financials. As soon as available and in any event within (i) 45 days after the end of each of the first three quarters of each Fiscal Year and (ii) 70 days after the end of the fourth quarter of each Fiscal Year, financial information in respect of all Unencumbered Assets, in form and detail satisfactory to the Administrative Agent.

(f) Annual Budgets. As soon as available and in any event no later than 90 days after the end of each Fiscal Year, forecasts prepared by management of the Parent Guarantor, in form satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a monthly basis for the then current Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Termination Date.

(g) Material Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f), and promptly after the occurrence thereof, notice of any material adverse change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(h) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to the holders of its Equity Interests, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

(i) Real Property. As soon as available and in any event within 90 days after the end of each Fiscal Year, a report supplementing Schedules 4.01(q) and 4.01(r) hereto, including an identification of all owned and leased real property disposed of by any Loan Party or any of its Subsidiaries during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all Real Property acquired or leased by any Loan Party or any of its Subsidiaries during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete.

(j) Assets Report. As soon as available and in any event within 90 days after the end of each quarter of each Fiscal Year, a report listing all Assets of the Parent Guarantor and its Subsidiaries as of the end of such quarter in form and substance reasonably satisfactory to the Administrative Agent.

(k) Environmental Conditions. Give notice in writing to the Administrative Agent (i) promptly upon a Responsible Officer of a Loan Party obtaining knowledge of any material violation of any Environmental Law affecting any Asset or the operations thereof or the operations of any of its Subsidiaries, (ii) promptly upon obtaining knowledge of any known release, discharge or disposal of any Hazardous Materials at, from, or into any Asset which it reports in writing or is reportable by it in writing to any governmental authority and which is material in amount or nature or which could reasonably be expected to materially adversely affect the value of such Asset, (iii) promptly upon a Loan Party’s receipt of any notice of material violation of any Environmental Laws or of any material release, discharge or disposal of Hazardous Materials in violation of any Environmental Laws or any matter that may result in an Environmental Action, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) such Loan Party’s or any other Person’s operation of any Asset, (B) contamination on, from or into any Asset, or (C) investigation or remediation of off-site locations at which such Loan Party or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Materials, or (iv) upon a Responsible Officer of such Loan Party obtaining knowledge that any expense or loss has been incurred by such governmental authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which such Loan Party or any Joint Venture may be liable or for which a Lien may be imposed on any Asset, provided that any of the events described in clauses (i) through (iv) above would have a Material Adverse Effect or could reasonably be expected to result in an Environmental Action with respect to any Unencumbered Asset.

(l) Unencumbered Asset Conditions. Promptly after discovery by a Responsible Officer of a Loan Party of any condition or event which causes any of the Assets listed as Unencumbered Assets on Schedule II hereto to no longer comply with the requirements set forth in the definition of Unencumbered Asset Conditions, provide the Administrative Agent with notice thereof.

(m) Other Information. Promptly, such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as the Administrative Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

SECTION 5.04. Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have, at any time after the Initial Extension of Credit, any Commitment hereunder, the Parent Guarantor will:

(a) Parent Guarantor Financial Covenants.

(i) Maximum Total Leverage Ratio: Maintain (A) at the end of each fiscal quarter of the Parent Guarantor and (B) on the date of each Advance and the issuance or renewal of any Letter of Credit (both before and after giving effect to such Advance), a Leverage Ratio not greater than 65.0%, provided that the Parent Guarantor shall have a one-time right to maintain a Leverage Ratio of greater than 65.0% but less than 70.0% for up to two consecutive fiscal quarters of the Parent Guarantor during the term of the Facilities.

(ii) Minimum Fixed Charge Coverage Ratio. Maintain (A) at the end of each fiscal quarter of the Parent Guarantor and (B) on the date of each Advance (both before and after giving effect to such Advance), a Fixed Charge Coverage Ratio of not less than 1.40:1.00.

(iii) Maximum Secured Debt Leverage Ratio: Maintain (A) at the end of each fiscal quarter of the Parent Guarantor and (B) on the date of each Advance and the issuance or renewal of any Letter of Credit (both before and after giving effect to such Advance), a Secured Debt Leverage Ratio not greater than 60.0%.

(iv) Minimum Tangible Net Worth: Maintain at all times an excess of Total Asset Value minus Consolidated Debt, in each case, of the Parent Guarantor and its Subsidiaries, of not less than the sum of $1,000,000,000 plus an amount equal to 75% of the proceeds of all primary issuances or primary sales of Equity Interests of the Parent Guarantor or the Borrower consummated after May 31, 2007.

(b) Unencumbered Assets Financial Covenants.

(i) Maximum Unsecured Debt to Total Unencumbered Asset Value: Not permit at any time Unsecured Debt to be greater than 70% of the Total Unencumbered Asset Value at such time.

(ii) Minimum Unencumbered Assets Debt Service Coverage Ratio: Maintain (A) at the end of each fiscal quarter of the Parent Guarantor and (B) at the time of each Advance (both before and after giving effect to such Advance) an Unencumbered Assets Debt Service Coverage Ratio of not less than 1.50:1.00.

To the extent any calculations described in Sections 5.04(a) or 5.04(b) are required to be made on any date of determination other than the last day of a fiscal quarter of the Parent Guarantor, such calculations shall be made on a pro forma basis to account for any acquisitions or dispositions of Assets, and the incurrence or repayment of any Debt for Borrowed Money relating to such Assets, that have occurred since the last day of the fiscal quarter of the Parent Guarantor most recently ended. All such calculations shall be reasonably acceptable to the Administrative Agent.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)(i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document when due and payable, in each case under this clause (ii) within three Business Days after the same becomes due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers or the officers of its general partner or managing member, as applicable) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(d), (e), (f), (i), (j), (o), (p) or (q), 5.02, 5.03 or 5.04; or

(d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender Party; or

(e)(i) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Material Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Debt; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Debt, if (A) the effect of such event or condition is to permit the acceleration of the maturity of such Material Debt or otherwise permit the holders thereof to cause such Material Debt to mature, and (B) such event or condition shall remain unremedied or otherwise uncured for a period of 30 days; or (iii) the maturity of any such Material Debt shall be accelerated or any such Material Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $30,000,000 (or the Equivalent thereof in any foreign currency) shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party and the insurer covering full payment of such unsatisfied amount (subject to customary deductibles) and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable in any material respect against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(j) a Change of Control shall occur;

(k) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $20,000,000;

(l) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $20,000,000 or requires payments exceeding $5,000,000 per annum; or

(m) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $5,000,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c) and Swing Line Advances by a Lender pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (B) by notice to each party required under the terms of any agreement in support of which a Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable and (C) by notice to each Issuing Bank, direct such Issuing Bank to deliver a Default Termination Notice to the beneficiary of each Letter of Credit issued by it, and each Issuing Bank shall deliver such Default Termination Notices; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under any Bankruptcy Law, (y) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c) and Swing Line Advances by a Lender pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and (z) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or 2.17(e) or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Administrative Agent or the Issuing Bank determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lender Parties with respect to the Obligations of the Loan Parties under the Loan Documents, or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent, as the case may be, determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or Lenders, as applicable, to the extent permitted by applicable law.

ARTICLE VII

GUARANTY

SECTION 7.01. Guaranty; Limitation of Liability. (a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the Borrower and each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Agreement or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party. This Guaranty is a guaranty of payment and not merely of collection.

(b) Each Guarantor, the Administrative Agent and each other Lender Party and, by its acceptance of the benefits of this Guaranty, each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Guarantors, the Administrative Agent, the other Lender Parties and, by their acceptance of the benefits of this Guaranty, the other Secured Parties hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

SECTION 7.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of this Agreement or the other the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower, any other Loan Party or any of their Subsidiaries or otherwise;

(c) any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of any assets of any Loan Party or any of its Subsidiaries, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any assets of any Loan Party or any of its Subsidiaries for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of the Administrative Agent or any other Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such other Secured Party (each Guarantor waiving any duty on the part of the Administrative Agent and each other Secured Party to disclose such information);

(g) the failure of any other Person to execute or deliver this Agreement, any other Loan Document, any Guaranty Supplement (as hereinafter defined) or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any other Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 7.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice (except as expressly provided under the Loan Documents) with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any other Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any other Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, any other Loan Party or any of their Subsidiaries now or hereafter known by the Administrative Agent or such other Secured Party.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the other Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty, this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated, all Guaranteed Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit and all Guaranteed Hedge Agreements, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such

Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit and all Guaranteed Hedge Agreements shall have expired or been terminated, the Administrative Agent and the other Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 7.05. Guaranty Supplements. Upon the execution and delivery by any Person of a Guaranty Supplement, (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Agreement to a “Guarantor” or a “Loan Party” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Agreement”, “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Agreement and this Guaranty, and each reference in any other Loan Document to the “Loan Agreement”, “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Agreement and this Guaranty, shall mean and be a reference to this Agreement and this Guaranty as supplemented by such Guaranty Supplement.

SECTION 7.06. Indemnification by Guarantors. (a) Without limitation on any other Obligations of any Guarantor or remedies of the Administrative Agent or the Secured Parties under this Agreement, this Guaranty or the other Loan Documents, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Administrative Agent, each other Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.

(b) Each Guarantor hereby also agrees that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

SECTION 7.07. Subordination. (a) Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.07.

(b) Prohibited Payments, Etc. Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive payments in the ordinary course of business from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless the Administrative Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(c) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(d) Turn-Over. After the occurrence and during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(e) Administrative Agent Authorization. After the occurrence and during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 7.08. Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit and all Guaranteed Hedge Agreements, (b) be binding upon the Guarantors, their successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the other Secured Parties and their successors, transferees and assigns.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01. Authorization and Action. Each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable), and as an Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes it to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement. Notwithstanding anything to the contrary in any Loan Document, no Person identified as a syndication agent, documentation agent, senior manager, joint lead arranger or joint book running manager, in such Person’s capacity as such, shall have any obligations or duties to any Loan Party, the Administrative Agent or any other Secured Party under any of such Loan Documents.

SECTION 8.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) in the case of the Administrative Agent, may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assumption Agreement entered into by an Assuming Lender as provided in Section 2.18 or an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of any other Agent, such Agent has received notice from the Administrative Agent that it has received and accepted such Assumption Agreement or Assignment and Acceptance, as the case may be, in each case as provided in Section 9.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex or other electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03. CNAI and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, CNAI shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not the Administrative Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include CNAI in its individual capacity. CNAI and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any Subsidiary of any Loan Party and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if CNAI were not the Administrative Agent and without any duty to account therefor to the Lender Parties.

SECTION 8.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 8.05. Indemnification by Lender Parties. (a) Each Lender Party severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b) Each Lender Party severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c) For purposes of this Section 8.05, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to their respective Revolving Credit Commitments at such time. The failure of any Lender Party to reimburse the Administrative Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or such Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 8.06. Successor Administrative Agents. The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it (or its Affiliate) has been replaced as an Issuing Bank and released from all obligations in respect thereof. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent, which appointment shall, provided that no Default has occurred and is continuing, be subject to the consent of the Borrower, such consent not to be unreasonably withheld or delayed. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 8.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Agent’s resignation or removal shall become effective, (ii) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as an Agent shall have become effective, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

SECTION 8.07. Sub-Agent. The Sub-Agent has been designated under this Agreement to carry out duties of the Administrative Agent with respect to Advances denominated in a Committed Foreign Currency. The Sub-Agent shall be subject to each of the obligations in this Agreement to be performed by the Sub-Agent, and each of the Borrower and the Lender Parties agrees that the Sub-Agent shall be entitled to exercise each of the rights and shall be entitled to each of the benefits of the Administrative Agent under this Agreement as relate to the performance of its obligations hereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time: (i) change the number of Lenders or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder, (ii) release the Borrower with respect to the Obligations or reduce or limit the obligations of any Guarantor under Article VII or release such Guarantor or otherwise limit such Guarantor’s liability with respect to the Guaranteed Obligations (except as otherwise permitted under the Loan Documents), (iii) amend this Section 9.01, (iv) increase the Commitments of the Lenders or subject the Lenders to any additional obligations (except, in each case, to the extent contemplated in Section 2.18), (v) reduce the principal of, or interest on, the Notes, or any fees or other amounts payable hereunder, (vi) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or (vii) extend the Termination Date, other than as provided by Section 2.16; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank, or each Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank, or of the Issuing Banks, as the case may be, under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents.

(b) In the event that any Lender (a “Non-Consenting Lender”) shall refuse to consent to a waiver or amendment to, or a departure from, the provisions of this Agreement which requires the consent of all Lenders and that has been consented to by the Required Lenders, then the Borrower shall have the right, upon written demand to such Non-Consenting Lender and the Administrative Agent given within 30 days after the first date on which such consent was solicited in writing from the Lenders by the Administrative Agent (a “Consent Request Date”), to cause such Non-Consenting Lender to assign its rights and obligations under this Agreement (including, without limitation, its Commitment or Commitments, the Advances owing to it and the Note or Notes, if any, held by it) to an Eligible Assignee designated by the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld) (a “Replacement Lender”), provided that (i) as of such Consent Request Date, no Default or Event of Default shall have occurred and be continuing, and (ii) as of the date of the Borrower’s written demand to replace such Non-Consenting Lender, no Default or Event of Default shall have occurred and be continuing other than a Default or Event of Default that resulted solely from the subject matter of the waiver or amendment for which such consent was being solicited from the Lenders by the Administrative Agent. The Replacement Lender shall purchase such interests of the Non-Consenting Lender at par and shall assume the rights and obligations of the Non-Consenting Lender under this Agreement upon execution by the Replacement Lender of an Assignment and Acceptance delivered pursuant to Section 9.07, however the Non-Consenting Lender shall be entitled to indemnification as otherwise provided in this Agreement with respect to any events occurring prior to such assignment. Any Lender that becomes a Non-Consenting Lender agrees that, upon receipt of notice from the Borrower given in accordance with this Section 9.01(b) it shall promptly execute and deliver an Assignment and Acceptance with a Replacement Lender as contemplated by this Section. The execution and delivery of any such Assignment and Acceptance shall not be deemed to comprise a waiver of claims against any Non-Consenting Lender by the Borrower or the Administrative Agent or a waiver of any claims against the Borrower or the Administrative Agent by the Non-Consenting Lender.

SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered, (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b) or (z) as and to the extent expressly permitted in this Agreement, transmitted by e-mail, provided that such e-mail shall in all cases include an attachment (in PDF format or similar format) containing a legible signature of the person providing such notice, if to the Borrower, at its address at 560 Mission Street, Suite 2900, San Francisco, CA 94105, Attention: Wendy Will (and in the case of transmission by e-mail, with a copy by e-mail to wwill@digitalrealtytrust.com) and a courtesy copy by U.S. mail to the attention of Jennifer Saunders at Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, CA 90071; if to any Initial Lender, at its Domestic Lending Office or, if applicable, at the e-mail address specified opposite its name on Schedule I hereto (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); if to any other Lender Party, at its Domestic Lending Office or, if applicable, at the e-mail address specified in the Assignment and Acceptance pursuant to which it became a Lender Party (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending

Office); if to the Initial Issuing Bank, at its addresses at Two Penns Way, New Castle, Delaware 19720, Attention: Valerie Burrows, Citigroup Global Loans, and 390 Greenwich Street, New York, NY 10013, Attention: Niraj R. Shah, Bank Loan Syndications Department, or, if applicable, by e-mail to valerie.r.burrows@citigroup.com and niraj.r.shah@citigroup.com (and in the case of a transmission by e-mail, with a copy by U.S. mail to each of the aforementioned addresses); and if to the Administrative Agent or the Swing Line Bank, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Valerie Burrows, Citigroup Global Loans, or, if applicable, by e-mail to valerie.r.burrows@citigroup.com (and in the case of a transmission by e-mail, with a copy by U.S. mail to the aforementioned address) or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, be effective on the third (3rd) Business Day after being deposited in the mails, and, when telecopied, telegraphed or e-mailed, be effective on the date of being telecopied, delivered to the telegraph company or confirmed by e-mail, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VIII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

(b) So long as CNAI is the Administrative Agent, materials required to be delivered pursuant to Section 5.03(a), (b), (c) and (g) shall be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent and the Lender Parties by e-mail at oploanswebadmin@citigroup.com. The Borrower agrees that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any Loan Party, any of their Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lender Parties by posting such notices on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

(c) Each Lender Party agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender Party for purposes of this Agreement, provided that if requested by any Lender Party, the Administrative Agent shall deliver a copy of the Communications to such Lender Party by e-mail or telecopier. Each Lender Party agrees (i) to notify the Administrative Agent in writing of such Lender Party’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender Party becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender Party) and (ii) that any Notice may be sent to such e-mail address.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) Each Loan Party agrees jointly and severally to pay on demand (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, (B) the reasonable fees and expenses of counsel for such Agent with respect thereto (subject to the terms of the Fee Letter with respect to counsel fees incurred by the Administrative Agent through the Closing Date) with respect to advising such Agent as to its rights and responsibilities (including, without limitation, with respect to reviewing and advising on any matters required to be completed by the Loan Parties on a post-closing basis), or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto and (C) the reasonable fees and expenses of counsel for such Agent with respect to the preparation, execution, delivery and review of any documents and instruments at any time delivered pursuant to Section 5.01(j)) and (ii) all reasonable out-of-pocket costs and expenses of the Administrative Agent and each Lender Party in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for such Agent and each Lender Party with respect thereto).

(b) Each Loan Party agrees to indemnify, defend and save and hold harmless each Indemnified Party from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated. Each Loan Party also agrees not to assert any claim against the Administrative Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c) If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest

Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i), 2.10(d) or 2.18(e), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower and the other Loan Parties contained in Sections 2.10 and 2.12, Section 7.06 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or such Loan Party now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. The Administrative Agent and each Lender Party agrees promptly to notify the Borrower or such Loan Party after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender Party and their respective Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, each Guarantor named on the signature pages hereto and the Administrative Agent shall have been notified by each Initial Lender and each Initial Issuing Bank that such Initial Lender or such Initial Issuing Bank, as the case may be, has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Guarantors named on the signature pages hereto and the Administrative Agent and each Lender Party and their respective successors and assigns, except that neither the Borrower nor any other Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

SECTION 9.07. Assignments and Participations; Replacement Notes. (a) Each Lender may (and, if demanded by the Borrower in accordance with Section 9.01(b) will) assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more of the Facilities (and any assignment of a Multicurrency Revolving Credit Commitment (or Multicurrency Revolving Credit Advance) must be made to an Eligible Assignee that is capable of lending in both Dollars and Committed Foreign Currencies), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Fund Affiliate of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 under each Facility or an integral multiple of $1,000,000 in excess thereof (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Event of Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower), (iii) each such assignment shall be to an Eligible Assignee, (iv) no such assignments shall be permitted (A) until the Administrative Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed, without the consent of the Administrative Agent, and (B) at any other time without the consent of the Administrative Agent (which consent shall not be unreasonably withheld), (v) each such assignment made as a result of a demand by the Borrower pursuant to Section 9.01(b) shall be an assignment of all rights and obligations of the assigning Lender under this Agreement and (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and, except if such assignment is being made by a Lender to an Affiliate or Fund Affiliate of such Lender, a processing and recordation fee of $3,500; provided, however, that for each such assignment made as a result of a demand by the Borrower pursuant to Section 9.01(b), the Borrower shall pay to the Administrative Agent the applicable processing and recordation fee.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12, 7.06, 8.05 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(d) The Administrative Agent on behalf of Borrower shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or the Administrative Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by the applicable Lender, execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes, if any, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(f) Each Issuing Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) except in the case of an assignment to a Person that immediately prior to such assignment was an Issuing Bank or an assignment of all of an Issuing Bank’s rights and obligations under this Agreement, the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 and shall be in an integral multiple of $1,000,000 in excess thereof, (ii) each such assignment shall be to an Eligible Assignee and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided that such fee shall not be payable if the assigning Issuing Bank is making such assignment simultaneously with the assignment in its capacity as a Lender of all or a portion of its Revolving Credit Commitment to the same Eligible Assignee.

(g) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, and (vi) if, at the time of such sale, such Lender Party was entitled to payments under Section 2.12(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to such participant on such date, provided that such participant complies with the requirements of Section 2.12(e) as if it were a Lender.

(h) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

(i) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(j) Upon notice to the Borrower from the Administrative Agent or any Lender of the loss, theft, destruction or mutilation of any Lender’s Note, the Borrower will execute and deliver, in lieu of such original Note, a replacement promissory note, identical in form and substance to, and dated as of the same date as, the Note so lost, stolen or mutilated, subject to delivery by such Lender to the Borrower of an affidavit of lost note and indemnity in customary form. Upon the execution and delivery of the replacement Note, all references herein or in any of the other Loan Documents to the lost, stolen or mutilated Note shall be deemed references to the replacement Note.

SECTION 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 9.09. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 9.10. Confidentiality. Neither the Administrative Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Administrative Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner regulating such Lender Party and (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party.

SECTION 9.11. Patriot Act Notification. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Parent Guarantor and the Borrower shall, and shall cause each of their Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.12. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.13. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.14. Judgment Currency. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at Citibank N.A.’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Committed Foreign Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Committed Foreign Currency with Dollars at Citibank N.A.’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(c) The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (including by the Administrative Agent on behalf of such Lender, as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency. If the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender or the Administrative Agent (as the case may be) agrees to promptly remit to the Borrower such excess.

SECTION 9.15. Substitution of Currency. If a change in any Committed Foreign Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definition of Eurocurrency Rate) will be amended to the extent determined by the Administrative Agent (acting reasonably and in consultation with the Borrower) to be necessary to reflect the change in currency and to put the Lender Parties and the Borrower in the same position, so far as possible, that they would have been in if no change in such Committed Foreign Currency had occurred.

SECTION 9.16. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE OTHER LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, THE LETTERS OF CREDIT OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

DIGITAL REALTY TRUST, L.P.

By:	DIGITAL REALTY TRUST, INC.
its sole general partner

	By:	/s/ A. William Stein
		Name:	A. William Stein
		Title:	Chief Financial Officer and Chief Investment Officer

GUARANTORS:

DIGITAL REALTY TRUST, INC.

By:	/s/ A. William Stein
	Name:	A. William Stein
	Title:	Chief Financial Officer and Chief Investment Officer

DIGITAL SERVICES, INC.

By:	/s/ A. William Stein
	Name:	A. William Stein
	Title:	Chief Financial Officer and Treasurer

GLOBAL ASML, LLC

By:	DIGITAL REALTY TRUST, L.P.,
its member

	By:	DIGITAL REALTY TRUST, INC.,
its sole general partner

		By:	/s/ A. William Stein
			Name:	A. William Stein
			Title:	Chief Financial Officer and Chief Investment Officer

Signature Page

GLOBAL INNOVATION SUNSHINE HOLDINGS LLC

By:	DIGITAL REALTY TRUST, L.P.,
its member and manager

	By:	DIGITAL REALTY TRUST, INC., its sole general partner

		By:	/s/ A. William Stein
			Name:	A. William Stein
			Title:	Chief Financial Officer and Chief Investment Officer

GLOBAL GOLD CAMP, LLC

By:	GLOBAL GOLD CAMP HOLDING COMPANY, LLC, its member and manager

	By:	DIGITAL REALTY TRUST, L.P., its member and manager

		By:	DIGITAL REALTY TRUST, INC., its sole general partner

			By:	/s/ A. William Stein
				Name:	A. William Stein
				Title:	Chief Financial Officer and Chief Investment Officer

GLOBAL GOLD CAMP HOLDING COMPANY, LLC

By:	DIGITAL REALTY TRUST, L.P., its member and manager

	By:	DIGITAL REALTY TRUST, INC.., its sole general partner

		By:	/s/ A. William Stein
			Name:	A. William Stein
			Title:	Chief Financial Officer and Chief Investment Officer

Signature Page

DIGITAL 833 CHESTNUT, LLC

By:	DIGITAL REALTY TRUST, L.P., its member and manager

	By:	DIGITAL REALTY TRUST, INC., its sole general partner

		By:	/s/ A. William Stein
			Name:	A. William Stein
			Title:	Chief Financial Officer and Chief Investment Officer

DIGITAL CONCORD CENTER, LLC

By:	DIGITAL REALTY TRUST, L.P., its member and manager

	By:	DIGITAL REALTY TRUST, INC., its sole general partner

		By:	/s/ A. William Stein
			Name:	A. William Stein
			Title:	Chief Financial Officer and Chief Investment Officer

DIGITAL PRINTERS SQUARE, LLC

By:	DIGITAL REALTY TRUST, L.P., its member and manager

	By:	DIGITAL REALTY TRUST, INC., its sole general partner

		By:	/s/ A. William Stein
			Name:	A. William Stein
			Title:	Chief Financial Officer and Chief Investment Officer

Signature Page

GLOBAL KATO HG, LLC

By:	DIGITAL REALTY TRUST, L.P., its member and manager

	By:	DIGITAL REALTY TRUST, INC., its sole general partner

		By:	/s/ A. William Stein
			Name:	A. William Stein
			Title:	Chief Financial Officer and Chief Investment Officer

DIGITAL GREENSPOINT, L.P.

By:	DRT GREENSPOINT, LLC, its general partner and manager

	By:	DIGITAL REALTY TRUST, L.P., its member and manager

		By:	DIGITAL REALTY TRUST, INC., its sole general partner

			By:	/s/ A. William Stein
				Name:	A. William Stein
				Title:	Chief Financial Officer and Chief Investment Officer

DRT GREENSPOINT, LLC

By:	DIGITAL REALTY TRUST, L.P., its member and manager

	By:	DIGITAL REALTY TRUST, INC., its sole general partner

		By:	/s/ A. William Stein
			Name:	A. William Stein
			Title:	Chief Financial Officer and Chief Investment Officer

Signature Page

DIGITAL GREENSPOINT, LLC

By:	DIGITAL REALTY TRUST, L.P., its member and manager

	By:	DIGITAL REALTY TRUST, INC., its sole general partner

		By:	/s/ A. William Stein
			Name:	A. William Stein
			Title:	Chief Financial Officer and Chief Investment Officer

DIGITAL 113 N. MYERS, LLC

By:	DIGITAL REALTY TRUST, L.P., its member and manager

	By:	DIGITAL REALTY TRUST, INC., its sole general partner

		By:	/s/ A. William Stein
			Name:	A. William Stein
			Title:	Chief Financial Officer and Chief Investment Officer

DIGITAL 125 N. MYERS, LLC

By:	DIGITAL REALTY TRUST, L.P., its member and manager

	By:	DIGITAL REALTY TRUST, INC., its sole general partner

		By:	/s/ A. William Stein
			Name:	A. William Stein
			Title:	Chief Financial Officer and Chief Investment Officer

DIGITAL TORONTO BUSINESS TRUST

By:	/s/ A. William Stein
	Name:	A. William Stein
	Title:	Treasurer

Signature Page

DIGITAL AQUILA, LLC

By:	DIGITAL REALTY TRUST, L.P., its member and manager

	By:	DIGITAL REALTY TRUST, INC., its sole general partner

		By:	/s/ A. William Stein
			Name:	A. William Stein
			Title:	Chief Financial Officer and Chief Investment Officer

DIGITAL CENTREPORT, L.P.

By:	DRT CENTREPORT, LLC, its general partner and manager

	By:	GLOBAL STANFORD PLACE II, LLC, its member and manager

		By:	DIGITAL REALTY TRUST, L.P., its member and manager

			By:	DIGITAL REALTY TRUST, INC., its sole general partner

				By:	/s/ A. William Stein
					Name:	A. William Stein
					Title:	Chief Financial Officer and Chief Investment Officer

DIGITAL PHOENIX VAN BUREN, LLC

By:	DIGITAL REALTY TRUST, L.P., its member and manager

	By:	DIGITAL REALTY TRUST, INC., its sole general partner

		By:	/s/ A. William Stein
			Name:	A. William Stein
			Title:	Chief Financial Officer and Chief Investment Officer

Signature Page

DIGITAL WINTER, LLC

By:	GLOBAL STANFORD PLACE II, LLC, its member and manager

	By:	DIGITAL REALTY TRUST, L.P., its member and manager

		By:	DIGITAL REALTY TRUST, INC., its sole general partner

			By:	/s/ A. William Stein
				Name:	A. William Stein
				Title:	Chief Financial Officer and Chief Investment Officer

DIGITAL 89TH PLACE, LLC

By:	GLOBAL STANFORD PLACE II, LLC, its member and manager

	By:	DIGITAL REALTY TRUST, L.P., its member and manager

		By:	DIGITAL REALTY TRUST, INC., its sole general partner

			By:	/s/ A. William Stein
				Name:	A. William Stein
				Title:	Chief Financial Officer and Chief Investment Officer

DIGITAL RESTON, LLC

By:	DIGITAL ABOVE, LLC, its sole member and manager

	By:	DIGITAL SERVICES, INC., its sole member and manager

		By:	/s/ A. William Stein
			Name:	A. William Stein
			Title:	Chief Financial Officer and Treasurer

Signature Page

DIGITAL ABOVE, LLC

By:	DIGITAL SERVICES, INC., its sole member and manager

	By:	/s/ A. William Stein
		Name:	A. William Stein
		Title:	Chief Financial Officer and Treasurer

DIGITAL CHELSEA, LLC

By:	DIGITAL ABOVE, LLC, its sole member and manager

	By:	DIGITAL SERVICES, INC., its sole member and manager

		By:	/s/ A. William Stein
			Name:	A. William Stein
			Title:	Chief Financial Officer and Treasurer

DIGITAL VIENNA, LLC

By:	DIGITAL ABOVE, LLC, its sole member and manager

	By:	DIGITAL SERVICES, INC., its sole member and manager

		By:	/s/ A. William Stein
			Name:	A. William Stein
			Title:	Chief Financial Officer and Treasurer

DIGITAL WALTHAM, LLC

By:	DIGITAL REALTY TRUST, L.P., its member and manager

	By:	DIGITAL REALTY TRUST, INC., its sole general partner

		By:	/s/ A. William Stein
			Name:	A. William Stein
			Title:	Chief Financial Officer and Chief Investment Officer

Signature Page

DIGITAL MIDWAY, L.P.

By:	DIGITAL MIDWAY GP, LLC, its general partner and manager

	By:	DIGITAL REALTY TRUST, L.P., its member and manager

		By:	DIGITAL REALTY TRUST, INC., its sole general partner

			By:	/s/ A. William Stein
				Name:	A. William Stein
				Title:	Chief Financial Officer and Chief Investment Officer

DIGITAL 21110 RIDGETOP, LLC

By:	DIGITAL REALTY TRUST, L.P., its member and manager

	By:	DIGITAL REALTY TRUST, INC., its sole general partner

		By:	/s/ A. William Stein
			Name:	A. William Stein
			Title:	Chief Financial Officer and Chief Investment Officer

DIGITAL 3011 LAFAYETTE, LLC

By:	DIGITAL REALTY TRUST, L.P., its member and manager

	By:	DIGITAL REALTY TRUST, INC., its sole general partner

		By:	/s/ A. William Stein
			Name:	A. William Stein
			Title:	Chief Financial Officer and Chief Investment Officer

Signature Page

DIGITAL ASHBURN CS, LLC

By:	DIGITAL REALTY TRUST, L.P., its member and manager

	By:	DIGITAL REALTY TRUST, INC., its sole general partner

		By:	/s/ A. William Stein
			Name:	A. William Stein
			Title:	Chief Financial Officer and Chief Investment Officer

GIP STOUGHTON, LLC

By:	DIGITAL REALTY TRUST, L.P., its member and manager

	By:	DIGITAL REALTY TRUST, INC., its sole general partner

		By:	/s/ A. William Stein
			Name:	A. William Stein
			Title:	Chief Financial Officer and Chief Investment Officer

DIGITAL ARIZONA RESEARCH PARK II, LLC

By:	DIGITAL REALTY TRUST, L.P., its member and manager

	By:	DIGITAL REALTY TRUST, INC., its sole general partner

		By:	/s/ A. William Stein
			Name:	A. William Stein
			Title:	Chief Financial Officer and Chief Investment Officer

Signature Page

ADMINISTRATIVE AGENT, SWING LINE BANK AND INITIAL LENDER:

CITICORP NORTH AMERICA, INC.

By:	/s/ Niraj R. Shah
	Name:	Niraj R. Shah
	Title:	Vice President

Signature Page

INITIAL ISSUING BANK:

CITIBANK, N.A.

By:	/s/ Blake Gronich
	Name:	Blake Gronich
	Title:	Vice President

Signature Page

INITIAL LENDERS:

MERRILL LYNCH CAPITAL CORPORATION, as a Lender

By	/s/ John C. Rowland
	Name:	John C. Rowland
	Title:	Vice President

Signature Page

BANK OF AMERICA, N.A., as a Lender

By	/s/ Allison M. Gauthier
	Name:	Allison M. Gauthier
	Title:	Senior Vice President

Signature Page

KEYBANK, N.A., as a Lender

By	/s/ Jane E. McGrath
	Name:	Jane E. McGrath
	Title:	Vice President

Signature Page

ROYAL BANK OF CANADA, NEW YORK BRANCH as a Lender

By	/s/ Dan Lepage
	Name:	Dan Lepage
	Title:	Authorized Signatory

Signature Page

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender

By	/s/ Cassandra Droogan
	Name:	Cassandra Droogan
	Title:	Vice President

By	/s/ Nupur Kumar
	Name:	Nupur Kumar
	Title:	Associate

Signature Page

UBS LOAN FINANCE LLC, as a Lender

By	/s/ Richard L. Tavrow
	Name:	Richard L. Tavrow
	Title:	Director

By	/s/ David B. Julie
	Name:	David B. Julie
	Title:	Associate Director

Signature Page

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By	/s/ William McGinty
	Name:	William McGinty
	Title:	Senior Vice President

Signature Page

SOVEREIGN BANK, as a Lender

By	/s/ T. Gregory Donohue
	Name:	T. Gregory Donohue
	Title:	Senior Vice President

Signature Page

ALLIED IRISH BANKS, p.l.c., as a Lender

By	/s/ Michael Doyle
	Name:	Michael Doyle
	Title:	Senior Vice President

By:	/s/ Ray Alcock
	Name:	Ray Alcock
	Title:	Senior Vice President

Signature Page

RAYMOND JAMES BANK, FSB, as a Lender

By	/s/ Thomas G Scott
	Name:	Thomas G Scott
	Title:	Vice President

Signature Page

SOCIÉTÉ GÉNÉRALE, as a Lender

By	/s/ Robert N. Delph
	Name:	Robert N. Delph
	Title:	Managing Director

Signature Page

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH, as a Lender

By	/s/ Jim C.Y. Chen
	Name:	Jim C.Y. Chen
	Title:	Vice President & General Manager

Signature Page

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD LOS ANGELES BRANCH, as a Lender

By	/s/ Chia Jang Liu
	Name:	Chia Jang Liu
	Title:	SVP & GM

Signature Page

COMERICA BANK

By:	/s/ James Graycheck
	Name:	James Graycheck
	Title:	Vice President

Signature Page

FIRST COMMERCIAL BANK NEW YORK AGENCY

By:	/s/ Bruce M. J. Ju
	Name:	Bruce M. J. Ju
	Title:	SVP & General Manager

Signature Page

EXHIBIT A to the

REVOLVING CREDIT AGREEMENT

FORM OF NOTE

NOTE

$	Dated: ,

FOR VALUE RECEIVED, the undersigned, DIGITAL REALTY TRUST, L.P., a Maryland limited partnership (the “Borrower”), HEREBY PROMISES TO PAY                                  (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of the Revolving Credit Advances, the Letter of Credit Advances and the Swing Line Advances (each as defined below) owing to the Lender by the Borrower pursuant to the Revolving Credit Agreement dated as of August 31, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, the Lender and certain other lender parties party thereto, Digital Realty Trust, Inc., as Parent Guarantor, the Subsidiary Guarantors party thereto and Citicorp North America, Inc., as Administrative Agent for the Lender and such other lender parties, on the Termination Date.

The Borrower promises to pay to the Lender interest on the unpaid principal amount of each Revolving Credit Advance, Letter of Credit Advance and Swing Line Advance from the date of such Revolving Credit Advance, Letter of Credit Advance or Swing Line Advance, as the case may be, until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Citicorp North America, Inc., as Administrative Agent, at 2 Penns Way, Suite 200, New Castle, Delaware 19720, in same day funds. Each Revolving Credit Advance, Letter of Credit Advance and Swing Line Advance owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of advances (variously, the “Revolving Credit Advances”, “Letter of Credit Advances” or the “Swing Line Advances”) by the Lender to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance, Letter of Credit Advance and Swing Line Advance being evidenced by this Promissory Note, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Exh. A - 1

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

DIGITAL REALTY TRUST, L.P.

By:	Digital Realty Trust, Inc.,
its Sole General Partner

By
Name:
Title:

Exh. A - 2

ADVANCES AND

PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exh. A - 3

EXHIBIT B TO THE

REVOLVING CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

                         ,

Citicorp North America, Inc.,

as Administrative Agent

under the Credit Agreement

referred to below

2 Penns Way, Suite 200

New Castle, Delaware 19720

United States of America

Attention: Valerie Burrows, Citigroup Global Loans

[Citibank International plc,

as Sub-Agent

under the Credit Agreement

referred to below

4 Harbour Exchange, 2nd Floor

London E14 9GE

United Kingdom

Attention:                         ]

Ladies and Gentlemen:

The undersigned, DIGITAL REALTY TRUST, L.P., refers to the Revolving Credit Agreement dated as of August 31, 2007 (as amended from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, Digital Realty Trust, Inc., as Parent Guarantor, the Subsidiary Guarantors party thereto, the Lender Parties party thereto and Citicorp North America, Inc., as Administrative Agent for the Lender Parties, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section [2.02(a)][2.02(b)] of the Credit Agreement:

(i)	The Business Day of the Proposed Borrowing is , .

(ii)	The Facility under which the Proposed Borrowing is requested is the [U.S. Dollar Revolving Credit][Multicurrency Revolving Credit][Swing Line] Facility.

(iii)	The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].

(iv)	The aggregate amount of the Proposed Borrowing is [ ].

Exh. B - 1

(v)	[The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Borrowing is month[s].]

(vi)	[The currency for such Borrowing is [U.S. Dollars][Sterling][Euros][Canadian Dollars] [Swiss Francs].]

(vii)	[The maturity of such Borrowing is .]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)	The representations and warranties contained in each Loan Document are true and correct on and as of the date of the Proposed Borrowing, before and after giving effect to (x) the Proposed Borrowing and (y) the application of the proceeds therefrom, as though made on and as of such date (except for any such representation and warranty that, by its terms, refers to a specific date, in which case as of such specific date).

(B)	No Default has occurred and is continuing, or would result from (x) such Proposed Borrowing or (y) the application of the proceeds therefrom.

(C)	(i) 70% of the Total Unencumbered Asset Value equals or exceeds the aggregate principal amount of the Revolving Credit Advances plus Swing Line Advances plus Letter of Credit Advances to be outstanding plus the aggregate Available Amount of all Letters of Credit to be outstanding after giving effect to the Proposed Borrowing, (ii) before and after giving effect to the Proposed Borrowing, the Parent Guarantor shall be in compliance with the covenants contained in Section 5.04 of the Credit Agreement and (iii) all supporting information provided to the Administrative Agent and in the case of Eurocurrency Rate Advances, the Sub-Agent, contemporaneously with this Notice of Borrowing was prepared in good faith and accurately shows the computations used in determining compliance with the covenants contained in Section 5.04 of the Credit Agreement.

Delivery of an executed counterpart of this Notice of Borrowing by telecopier or e-mail (which e-mail shall include an attachment in PDF format or similar format containing the legible signature of the undersigned) shall be effective as delivery of an original executed counterpart of this Notice of Borrowing.

DIGITAL REALTY TRUST, L.P.

By:	Digital Realty Trust, Inc.,
its Sole General Partner

By:
Name:
Title:

Exh. B - 2

EXHIBIT C to the

REVOLVING CREDIT AGREEMENT

FORM OF

GUARANTY SUPPLEMENT

GUARANTY SUPPLEMENT

                         ,

Citicorp North America, Inc.,

as Administrative Agent

under the Credit Agreement

referred to below

2 Penns Way, Suite 200

New Castle, Delaware 19720

United States of America

Attention: Valerie Burrows, Citigroup Global Loans

[Citibank International plc,

as Sub-Agent

under the Credit Agreement

referred to below

4 Harbour Exchange, 2nd Floor

London E14 9GE

United Kingdom

Attention:                     ]

Revolving Credit Agreement dated as of August 31, 2007 (as in effect on the date hereof and as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Digital Realty Trust, L.P., as Borrower, Digital Realty Trust, Inc., as Parent Guarantor, the Subsidiary Guarantors party thereto, the Lender Parties party thereto, and Citicorp North America, Inc., as Administrative Agent for the Lender Parties.

Ladies and Gentlemen:

Reference is made to the above-captioned Credit Agreement and to the Guaranty set forth in Article VII thereof (such Guaranty, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Guaranty Supplement, being the “Guaranty”). The capitalized terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

Section 1. Guaranty; Limitation of Liability. (a) The undersigned hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the Borrower and each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay

Exh. C - 1

any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty Supplement, the Guaranty, the Credit Agreement or any other Loan Document. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) The undersigned, and by its acceptance of this Guaranty Supplement, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the undersigned hereby irrevocably agree that the Obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance.

(c) The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty Supplement, the Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

Section 2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Credit Agreement and the Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Credit Agreement to an “Additional Guarantor”, a “Loan Party” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

Section 3. Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 4.01 of the Credit Agreement to the same extent as each other Guarantor.

Section 4. Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier or e-mail (which e-mail shall include an attachment in PDF format or similar format containing the legible signature of the undersigned) shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Section 5. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Guaranty Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) The undersigned hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or any federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty Supplement, the Guaranty, the Credit

Exh. C - 2

Agreement or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the undersigned hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The undersigned agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty Supplement or the Guaranty or the Credit Agreement or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty Supplement, the Credit Agreement, the Guaranty thereunder or any of the other Loan Documents to which it is or is to be a party in the courts of any other jurisdiction.

(c) The undersigned irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Supplement, the Credit Agreement, the Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The undersigned hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d) THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF ANY SECURED PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Very truly yours,

[NAME OF ADDITIONAL GUARANTOR]

By
Name:
Title:

Exh. C - 3

EXHIBIT D to the

REVOLVING CREDIT AGREEMENT

FORM OF

ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Revolving Credit Agreement dated as of August 31, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, unless otherwise defined herein, being used herein as therein defined), among Digital Realty Trust, L.P., a Maryland limited partnership, as Borrower, Digital Realty Trust, Inc., as Parent Guarantor, the Subsidiary Guarantors party thereto, the Lender Parties party thereto and Citicorp North America, Inc., as Administrative Agent for the Lender Parties.

Each “Assignor” referred to on Schedule 1 hereto (each, an “Assignor”) and each “Assignee” referred to on Schedule 1 hereto (each, an “Assignee”) agrees severally with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:

1. Such Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to such Assignee, and such Assignee hereby purchases and assumes from such Assignor, an interest in and to such Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement Facilities specified on Schedule 1 hereto. After giving effect to such sale and assignment, such Assignee’s Commitments and the amount of the Advances owing to such Assignee will be as set forth on Schedule 1 hereto.

2. Such Assignor (a) represents and warrants that its name set forth on Schedule 1 hereto is its legal name, that it is the legal and beneficial owner of the interest or interests being assigned by it hereunder and that such interest or interests are free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; and (d) attaches the Note or Notes (if any) held by such Assignor and requests that the Administrative Agent exchange such Note or Notes for a new Note or Notes payable to the order of such Assignee in an amount equal to the Commitments assumed by such Assignee pursuant hereto or new Notes payable to the order of such Assignee in an amount equal to the Commitments assumed by such Assignee pursuant hereto and such Assignor in an amount equal to the Commitments retained by such Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

3. Such Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to

Exh. D - 1

enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Administrative Agent, any Assignor or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) represents and warrants that its name set forth on Schedule 1 hereto is its legal name; (e) confirms that it is an Eligible Assignee; (f) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (g) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender Party; and (h) attaches any U.S. Internal Revenue Service forms required under Section 2.12 of the Credit Agreement.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (a) such Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender Party thereunder and (b) such Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement (other than its rights and obligations under the Loan Documents that are specified under the terms of such Loan Documents to survive the payment in full of the Obligations of the Loan Parties under the Loan Documents to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment and Acceptance) and, if this Assignment and Acceptance covers all of the remaining portion of the rights and obligations of such Assignor under the Credit Agreement, such Assignor shall cease to be a party thereto.

6. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to such Assignee. Such Assignor and such Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier or e-mail (which e-mail shall include an attachment in PDF format or similar format containing the legible signature of the person executing this Assignment and Acceptance) shall be effective as delivery of an original executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, each Assignor and each Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Exh. D - 2

SCHEDULE 1 to ASSIGNMENT AND ACCEPTANCE

ASSIGNORS:
U.S. Dollar Revolving Credit Facility
Percentage interest assigned		%		%		%		%		%
U.S. Dollar Revolving Credit Commitment assigned	$		$		$		$		$
Aggregate outstanding principal amount of U.S. Dollar Revolving Credit Advances assigned	$		$		$		$		$
U.S. Dollar Letter of Credit Facility
U.S. Dollar Letter of Credit Commitment assigned	$		$		$		$		$
U.S. Dollar Letter of Credit Commitment retained	$		$		$		$		$
Multicurrency Revolving Credit Facility
Percentage interest assigned		%		%		%		%		%
Multicurrency Revolving Credit Commitment assigned	$		$		$		$		$
Aggregate outstanding principal amount of Multicurrency Revolving Credit Advances assigned	$		$		$		$		$
Multicurrency Letter of Credit Facility
Multicurrency Letter of Credit Commitment assigned	$		$		$		$		$
Multicurrency Letter of Credit Commitment retained	$		$		$		$		$
Principal Amount of Note Payable to Assignor	$		$		$		$		$

ASSIGNEES:
U.S. Dollar Revolving Credit Facility
Percentage interest assumed		%		%		%		%		%
U.S. Dollar Revolving Credit Commitment assumed	$		$		$		$		$
Aggregate outstanding principal amount of U.S. Dollar Revolving Credit Advances assumed	$		$		$		$		$
U.S. Dollar Letter of Credit Facility
Letter of Credit Commitment assumed	$		$		$		$		$
Multicurrency Revolving Credit Facility
Percentage interest assumed		%		%		%		%		%
Multicurrency Revolving Credit Commitment assumed	$		$		$		$		$
Aggregate outstanding principal amount of Multicurrency Revolving Credit Advances assumed	$		$		$		$		$
Multicurrency Letter of Credit Facility
Multicurrency Letter of Credit Commitment assumed	$		$		$		$		$
Principal Amount of Note Payable to Assignee	$		$		$		$		$

Exh. D - 3

Effective Date (if other than date of acceptance by Administrative Agent):

1                          ,

Assignors

, as Assignor
[Type or print legal name of Assignor]

By
Title:

Dated: ,

, as Assignor
[Type or print legal name of Assignor]

By
Title:

Dated: ,

, as Assignor
[Type or print legal name of Assignor]

By
Title:

Dated: ,

, as Assignor
[Type or print legal name of Assignor]

By
Title:

Dated: ,

[1]	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Administrative Agent.

Exh. D - 4

Assignees

, as Assignee
[Type or print legal name of Assignee]

By
Title: E-mail address for notices:

Dated: , Domestic Lending Office: Eurodollar Lending Office:

, as Assignee
[Type or print legal name of Assignee]

By
Title: E-mail address for notices:

Dated: , Domestic Lending Office: Eurodollar Lending Office:

, as Assignee
[Type or print legal name of Assignee]

By
Title: E-mail address for notices:

Dated: , Domestic Lending Office: Eurodollar Lending Office:

Exh. D - 5

, as Assignee
[Type or print legal name of Assignee]

By
Title: E-mail address for notices:

Dated: , Domestic Lending Office: Eurodollar Lending Office:

Exh. D - 6

Accepted [and Approved] this day of ,

CITICORP NORTH AMERICA, INC., as Administrative Agent

By
Title:

[Approved this day of ,

DIGITAL REALTY TRUST, L.P.

By:	Digital Realty Trust, Inc., its Sole General Partner

By
Title:]

Exh. D - 7

EXHIBIT E to the

REVOLVING CREDIT AGREEMENT

FORM OF

UNENCUMBERED ASSETS CERTIFICATE

UNENCUMBERED ASSETS CERTIFICATE

Digital Realty, L.P.

Unencumbered Assets Certificate

Month ending     /    /

Citicorp North America, Inc.,

as Administrative Agent

under the Credit Agreement

referred to below

2 Penns Way, Suite 200

New Castle, Delaware 19720

United States of America

Attention: Valerie Burrows, Citigroup Global Loans

[Citibank International plc,

as Sub-Agent

under the Credit Agreement

referred to below

4 Harbour Exchange, 2nd Floor

London E14 9GE

United Kingdom

Attention:                     ]

Pursuant to provisions of the Credit Agreement, dated as of August 31, 2007, Digital Realty Trust, L.P., a Maryland limited partnership (the “Borrower”), Digital Realty Trust, Inc., a Maryland corporation (the “Parent Guarantor”), the Subsidiary Guarantors party thereto, the Lender Parties party thereto and Citicorp North America, Inc., as Administrative Agent for the Lender Parties (said Credit Agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”; capitalized terms used herein but not defined herein being used herein as defined in the Credit Agreement), the undersigned, the Chief Financial Officer or a Responsible Officer of the Parent Guarantor, hereby certifies and represents and warrants on behalf of the Borrower as follows:

1. The information contained in this certificate and the attached information supporting the calculation of the Total Unencumbered Asset Value is true, complete and correct as of the close of business on                     , 20     (the “Calculation Date”) and has been prepared in accordance with the provisions of the Credit Agreement.

Exh. E - 1

2. (a) The Total Unencumbered Asset Value (exclusive of Excess Canada Value and Excess Redevelopment and Development Value) is $                    , (b) the Excess Canada Value, if any, is $                    , and (c) the Excess Redevelopment and Development Value, if any, is $                    , each as of the Calculation Date and as more fully described on Schedule I hereto.

3. As of the Calculation Date, Unsecured Debt does not exceed 70% of the Total Unencumbered Asset Value, in accordance with Section 5.04(b)(i) of the Credit Agreement.

4. At the end of the fiscal quarter of the Parent Guarantor most recently completed and as of the Calculation Date, the Parent Guarantor maintained an Unencumbered Assets Debt Service Coverage Ratio of not less than 1.50:1.00, in accordance with Section 5.04(b)(ii) of the Credit Agreement.

5. This certificate is furnished to the Administrative Agent pursuant to Section [3.01(a)(xv) / 3.02(a)(x) / 5.03(d)] of the Credit Agreement.

6. The Unencumbered Assets comply with all Unencumbered Asset Conditions (except to the extent waived in writing by the Required Lenders) and otherwise conform and comply with the conditions, terms, warranties, representations and covenants set forth in the Credit Agreement.

[Remainder of page intentionally left blank]

Exh. E - 2

DIGITAL REALTY TRUST, INC.

By
Name:
Title:

Exh. E - 3

SCHEDULE I — Calculation of Total Unencumbered Asset Value

(i) Sum of Asset Values for all Unencumbered Assets (from charts below)	$	______

(ii) (a) Number of Unencumbered Assets		______

(b) Weighted average occupancy of all Unencumbered Assets (other than Redevelopment Assets and Development Assets)		______	%

(iii)     If

•     the dollar amount in (i) above is not equal to or greater than $115,000,000,

•     the number in (ii)(a) above is not equal to or greater than 3 or

•     the percentage in (ii)(b) above is not greater than or equal to 80%,

Then

•     Total Unencumbered Asset Value equals $0.

				$	______

(iv) Lesser of (i) and (iii) equals Total Unencumbered Asset Value (prior to adjustment for Excess Canada Value)				$	______

(v) (a) 15% times dollar amount in (iv) above	$	_______

(b) Sum of Asset Values of all Unencumbered Assets located in Canada	$	_______

(vi) Excess Canada Value equals the amount, if any, by which (v)(b) exceeds (v)(a)				$	_______

(vii) Total Unencumbered Asset Value after adjustment for Excess Canada Value is (iv) minus (vi) (prior to adjustment for Excess Redevelopment Value and Excess Development Value)						$	_______

(viii) (a) 33% times dollar amount in (vii) above	$	_______

(b) 10% times dollar amount in (vii) above	$	_______

(c) Sum of Asset Values of all Redevelopment Assets	$	_______

(d) Sum of Asset Values of all Development Assets	$	_______

(ix) Permitted Development Assets equals lesser of (viii)(b) and (viii)(d)				$	_______

(x) Sum of Asset Values of all Redevelopment and Development Assets is (viii)(c) plus (ix)				$	_______

(xi) Excess Redevelopment and Development Value equals the amount, if any, by which (x) exceeds (viii)(a)				$	_______

Total Unencumbered Asset Value equals (vii) less (xi)						$	_______

Sch. I - 1

Calculation of Asset Value

(Office Asset)

Office Asset: [Insert Name]

(A) Net Operating Income attributable to such Unencumbered Asset	$	______

(B)   (1) 3% of all rental and other income from the operation of such Unencumbered Asset for the fiscal quarter of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to the Credit Agreement

(2)    all management fees payable in respect of such Unencumbered Asset for such fiscal period

	$ $	______ ______

(C) $0.25 x total number of square feet within Unencumbered Asset	$	______

(D) Amount of pro forma upward adjustment approved by Administrative Agent for Tenancy Leases entered into during the quarter	$	______

(E) Insert Amount from (A) Insert the sum of (B)(1) minus (B)(2) (Insert 0 if negative number) Insert Amount from (D)			$ $ $ $	______ minus ______ plus ______ equals ______

(F) Adjusted Net Operating Income of such Unencumbered Asset equals (i) (E) times 4 less (ii) (C)			$	______

(G) Tentative Asset Value equals (F) ÷ either 8.25% (if a Data Center) or 7.5% (if a non-Data Center)			$	______

(H) If Unencumbered Asset was acquired within last 12 months, the acquisition price	$	______

(I) Asset Value: If Unencumbered Asset was acquired within last 12 months, insert lesser of (G) and (H). If Unencumbered Asset was acquired 12 or more months ago, insert (G).					$	______

Sch. I - 2

Calculation of Asset Value

(Redevelopment Asset / Development Asset)

Redevelopment Asset: [Insert Name]

Asset Value equals the book value of such Asset as determined in accordance with GAAP:	$	_______

Development Asset: [Insert Name]

Asset Value equals the book value of such Asset as determined in accordance with GAAP:	$	_______

Total Unencumbered Asset Value

Sum of Asset Values for all Unencumbered Assets	$	_______

Sch. I - 3

SCHEDULE I

COMMITMENTS AND APPLICABLE LENDING OFFICES

Name of Lender/ Issuing Bank	Multicurrency Revolving Credit Commitment	U.S. Dollar Revolving Credit Commitment	U.S. Dollar Letter of Credit Commitment	Multicurrency Letter of Credit Commitment	Swing Line Commitment	Domestic Lending Office	Eurodollar Lending Office
Citicorp North America, Inc.	$56,958,762.89	$28,041,237.11	—	—	$75,000,000	2 Penns Way, Suite 200 New Castle, DE 19720 Attn.: Rose Delp Tel. (302) 323-3606 Fax: (212) 994-0961	2 Penns Way, Suite 200 New Castle, DE 19720 Attn.: Rose Delp Tel. (302) 323-3606 Fax: (212) 994-0961

Citibank, N.A.	—	—	$50,000,000	$50,000,000	—	2 Penns Way, Suite 200 New Castle, DE 19720 Attn.: Rose Delp Tel. (302) 894-6025 Fax: (212) 994-0961	2 Penns Way, Suite 200 New Castle, DE 19720 Attn.: Rose Delp Tel. (302) 894-6025 Fax: (212) 994-0961

KeyBank, N.A.	$56,958,762.89	$28,041,237.11	—	—	—	127 Public Square, 8th Floor OH-01-27-0839 Cleveland, Ohio 44114 ATTN: Vernon Johnson Tel: 216-689-0340 Fax: 216-689-4721 Vernon_Johnson@ keybank.com	127 Public Square, 8th Floor OH-01-27-0839 Cleveland, Ohio 44114 ATTN: Vernon Johnson Tel: 216-689-0340 Fax: 216-689-4721 Vernon_Johnson@ keybank.com

Bank of America, N.A.	$46,907,216.49	$23,092,783.51	—	—	—	111 Westminster St. RI1-102-08-01 Providence, RI 02903 Attn: Susan Salhany Bank of America Tel: 401 278-5973 Fax: 401 278-5166	111 Westminster St. RI1-102-08-01 Providence, RI 02903 Attn: Commercial Loan Administrator Tel: 401 278-5973 Fax: 401 278-5166

Sch. I-1

Name of Lender/ Issuing Bank	Multicurrency Revolving Credit Commitment	U.S. Dollar Revolving Credit Commitment	U.S. Dollar Letter of Credit Commitment	Multicurrency Letter of Credit Commitment	Swing Line Commitment	Domestic Lending Office	Eurodollar Lending Office
Merrill Lynch Capital Corporation	$46,907,216.49	$23,092,783.51	—	—	—	4 World Financial Centers, 22nd Floor New York, NY 10080 Attn: Neyda Darias Tel: 212-449-7742 Fax: 212-449-9435	4 World Financial Centers, 16th Floor New York, NY 10080 Attn: Brian Buttenmuller Tel: 212-449-8743 Fax: 212-449-9435

Royal Bank of Scotland PLC	$46,907,216.49	$23,092,783.51	—	—	—	Royal Bank of Scotland PLC 101 Park Avenue, 6th Floor New York, New York 10178 Attn: Brett R Hudak Tel: 212-401-1439 Fax: 212-401-1494 brett.hudak@RBS.com	Royal Bank of Scotland PLC 101 Park Avenue, 6th Floor New York, New York 10178 Attn: Brett R Hudak Tel: 212-401-1439 Fax: 212-401-1494 brett.hudak@RBS.com

Sovereign Bank	—	$50,000,000	—	—	—	Sovereign Bank 75 State St., MA1 SST 04-11 Boston, MA 02109 Attn: T. Gregory Donohue Tel: 617-757-5578 Fax: 617-757-5652 tdonohue@sovereignbank.com	Sovereign Bank 75 State St., MA1 SST 04-11 Boston, MA 02109 Attn: T. Gregory Donohue Tel: 617-757-5578 Fax: 617-757-5652 tdonohue@sovereignbank.com

Raymond James Bank, FSB	—	$40,000,000	—	—	—	Raymond James Bank, FSB 710 Carillon Parkway St. Petersburg, FL 33716 Attn: Thomas G. Scott Tel: 727-567-4196 Fax: 727-567-8830	Raymond James Bank, FSB P.O. Box 11628 St. Petersburg, FL 33716 Attn: Thomas G. Scott Tel: 727-567-4196 Fax: 727-567-8830

Sch. I-2

Name of Lender/ Issuing Bank	Multicurrency Revolving Credit Commitment	U.S. Dollar Revolving Credit Commitment	U.S. Dollar Letter of Credit Commitment	Multicurrency Letter of Credit Commitment	Swing Line Commitment	Domestic Lending Office	Eurodollar Lending Office
Royal Bank of Canada, New York Branch	$26,804,123.71	$13,195,876.29	—	—	—	Royal Bank of Canada One Liberty Plaza, 3rd Floor 165 Broadway New York, NY 10006-1404 Attn: Manager, Loans Administration Tel: (212) 428-6369 Fax: (212) 428-2372	Royal Bank of Canada One Liberty Plaza, 3rd Floor 165 Broadway New York, NY 10006-1404 Attn: Manager, Loans Administration Tel: (212) 428-6369 Fax: (212) 428-2372

Credit Suisse, Cayman Islands Branch (f/k/a Credit Suisse First Boston, acting through its Cayman Islands Branch)	$16,752,577.32	$8,247,422.68	—	—	—	Credit Suisse First Boston Eleven Madison Avenue, 25th Floor New York, NY 10010 Attn: Jill Hogan Tel: 212 325-9092 Fax: 212 743-1860 corpbanking.tmg@csfb. com	Credit Suisse First Boston Eleven Madison Avenue New York, NY 10010 Attn: Jill Hogan Tel: 212 325-9092 Fax: 212 743-1860 corpbanking.tmg@csfb. Com

Société Générale	—	$25,000,000	—	—	—	Société Générale Trammell Crow Center 2001 Ross Ave., Suite 4900 Dallas TX 75201 Attn: Becky Adudell Tel: 214-979-2776	Société Générale 1221 Avenue of the Americas New York, NY 10020 Attn: Tina Chen Tel: 212-278-6164 Fax: 212-278-7343

UBS Loan Finance LLC	$16,752,577.32	$8,247,422.68	—	—	—	UBS Loan Finance LLC 677 Washington BLVD, 6th Floor South Stamford, CT 06901 Attn: Deborah Porter Tel: 203-719-6391 Fax: 203-719-4176	UBS Loan Finance LLC 677 Washington BLVD Stamford, CT 06901 Attn: Deborah Porter Tel: 203-719-6391 Fax: 203-719-4176

Sch. I-3

Name of Lender/ Issuing Bank	Multicurrency Revolving Credit Commitment	U.S. Dollar Revolving Credit Commitment	U.S. Dollar Letter of Credit Commitment	Multicurrency Letter of Credit Commitment	Swing Line Commitment	Domestic Lending Office	Eurodollar Lending Office
Allied Irish Banks, p.l.c.	$10,051,546.40	$4,948,453.60	—	—	—	Allied Irish Banks, p.l.c. AIB Capital Markets Iona House, Shelbourne Road Dublin, Ireland Attn: Shane Hennessy Tel: +353 1 6416730 Fax: +353 1 6603529 shane.d.hennessy@aib.ie	Allied Irish Banks, p.l.c. AIB Capital Markets Iona House, Shelbourne Road Dublin, Ireland Attn: Shane Hennessy Tel: +353 1 6416730 Fax: +353 1 6603529 shane.d.hennessy@aib.ie

Chang Hwa Commercial Bank, Ltd., New York Branch	—	$15,000,000	—	—	—	Chang Hwa Commercial Bank, Ltd., New York Branch 685 Third Avenue, 29th Floor New York, NY 10017 Attn: Nelson Chou Tel: 212-651-9770 Fax: 212-651-9785	Chang Hwa Commercial Bank, Ltd., New York Branch 685 Third Avenue, 29th Floor New York, NY 10017 Attn: Nancy Lin Tel: 212-651-9770 Fax: 212-651-9785

Mega International Commercial Bank Co., Ltd Los Angeles Branch	—	$15,000,000	—	—	—	Mega International Commercial Bank Co., Ltd Los Angeles Branch 445 S. Figueroa St., Suite 1900 Los Angeles, CA Attn: Angela Sheu Tel: 213-426-3872 Fax: 213-489-1160 icbc.loan@pacbell.net	Mega International Commercial Bank Co., Ltd Los Angeles Branch 445 S. Figueroa St., Suite 1900 Los Angeles, CA Attn: Angela Sheu Tel: 213-426-3872 Fax: 213-489-1160 icbc.loan@pacbell.net

Comerica Bank	—	$10,000,000	—	—	—	Comerica Bank 500 Woodward Detroit, Michigan 48226 Attn: Victoria Lage Tel: 313-222-5878 Fax: 313-222-3697 valage@comerica.com	Comerica Bank 500 Woodward Detroit, Michigan 48226 Attn: Victoria Lage Tel: 313-222-5878 Fax: 313-222-3697 valage@comerica.com

Sch. I-4

Name of Lender/ Issuing Bank	Multicurrency Revolving Credit Commitment	U.S. Dollar Revolving Credit Commitment	U.S. Dollar Letter of Credit Commitment	Multicurrency Letter of Credit Commitment	Swing Line Commitment	Domestic Lending Office	Eurodollar Lending Office
First Commercial Bank New York Agency	—	$10,000,000	—	—	—	First Commercial Bank New York Agency 750 Third Avenue, 34th Floor New York, New York 10017 Attn: Carol Chou Tel: 212-880-9385 Fax: 212-599-6133 fcbloan@aol.com	First Commercial Bank New York Agency 750 Third Avenue, 34th Floor New York, New York 10017 Attn: Carol Chou Tel: 212-880-9385 Fax: 212-599-6133 fcbloan@aol.com

Subtotal	$325,000,000	$325,000,000	$50,000,000	$50,000,000	$75,000,000

Total	$650,000,000		$50,000,000	$50,000,000	$75,000,000

Sch. I-5

SCHEDULE II

Unencumbered Assets

1.	2010 E. Centennial Circle
Tempe, Arizona

2.	3015 Winona Avenue
Burbank, California

3.	3065 Gold Camp Drive Rancho
Cordova, California

4.	833 Chestnut Street
Philadelphia, Pennsylvania

5.	8534 Concord Center Drive
Englewood, Colorado

6.	2401 Walsh Street
Santa Clara, California

7.	2403 Walsh Street
Santa Clara, California

8.	4700 Old Ironsides Drive
Santa Clara, California

9.	4605 Old Ironsides Drive
Santa Clara, California

10.	200 North Nash Street
El Segundo, California

11.	680 - 700 South Federal Street
Chicago, Illinois

12.	251 Exchange Place
Herndon, Virginia

13.	7620 Metro Center Drive
Austin, Texas

14.	4770 Kato Road & 1055 Page Avenue
Fremont, California

15.	12001-12245 North Freeway
Houston, Texas

SCHEDULE II

Unencumbered Assets, continued

16.	113 North Meyers
Charlotte, North Carolina

17.	125 North Meyers
Charlotte, North Carolina

18.	6800 Millcreek Drive
Mississauga, Ontario, Canada

19.	101 Aquila Way
Austell, Georgia

20.	14901 FAA Boulevard
Fort Worth, Texas

21.	120 East Van Buren
Phoenix, Arizona

22.	600 Winter Street
Waltham, Massachusetts

23.	2300 NW 89th Place
Miami, Florida

24.	1807 Michael Faraday Court
Reston, VA

25.	115 Second Avenue *
Waltham, Massachusetts

26.	7500 Metro Center Drive *
Austin, Texas

27.	4025 Midway Road *
Carrollton, TX

28.	21110 Ridgetop Circle *
Sterling, Virginia

29.	3011 Lafayette Street *
Santa Clara, California

30.	44470 Chillum Place
Ashburn, Virginia

31.	43881, 43831 & 43791 Devin Shafron Drive *
Ashburn, Virginia

32.	2055 East Technology Circle *
Tempe, Arizona

*	Redevelopment Property

2

SCHEDULE III

EXISTING LETTERS OF CREDIT

LC REF #	LC_EFFECTIVE_DATE	LC_EXPIRY_DATE	TXN CCY LC AMT IN LOCAL CURRENCY	LC AMT in USD
61626743 SBD	11/10/2004	11/12/2007	$5,000,000.00	$5,000,000.00
61663744 SBD	5/15//2007	5/10/2008	$106,595.94	$106,595.94
61651357 SBD	7/31/2006	12/31/2007	€1,319,650.00	$1,838,800.31
61652528 SBD	9/27/2006	10/1/2007	$1,000,000.00	$1,000,000.00
61657993 SBD	1/18/2007	12/31/2007	€2,150,820.00	$2,996,952.59
61657992 SBD	1/18/2007	12/31/2007	€1,849,180.00	$2,576,647.41
			13,650,687.61	$13,518,996.25

Sch. III

Schedule 4.01(b)

Subsidiaries

of Digital Realty Trust, Inc.

Name	Jurisdiction of Formation/ Incorporation	Authorized Equity	Outstanding Equity	Aggregate Equity Beneficially Owned Directly or Indirectly by Digital Realty Trust, Inc.[1]	Outstanding Options, Warrants, Rights of Purchase or Rights of Conversion re: Equity Interests of Such Subsidiary
Digital Realty Trust, L.P.	Maryland
		—	67,991,500 (Common/ Profits Interest Units)	89.3% (unvested Class C Units at Zero)	Yes as to the 1,688,526 Profits Interest Units
		—	1,931,536 Class C Units	0.0%	Yes
		4,140,000 Series A Preferred Units	4,140,000 Series A Preferred Units	100%	none
		2,530,000 Series B Preferred Units	2,530,000 Series B Preferred Units	100%	none
		8,050,000 Series C Preferred Units	7,000,000 Series C Preferred Units	100%	Yes
Digital Services, Inc.	Maryland	100	100	89.3%	none
Global Kato HG, LLC	California	—	—	89.3%	none
GIP Stoughton, LLC	Delaware	—	—	89.3%	none
Global Riverside, LLC	Delaware	—	—	89.3%	none
Global Miami Holding Company, LLC	Delaware	—	—	89.3%	none
Global Miami Acquisition Company, LLC	Delaware	—	—	89.3%	none
Global Brea Holding Company, LLC	Delaware	—	—	89.3%	none
Global Brea, LLC	Delaware	—	—	89.3%	none
Global Stanford Place II, LLC	Delaware	—	—	89.3%	none
Digital Winter, LLC	Delaware	—	—	89.3%	none
Digital 89th Place, LLC	Delaware	—	—	89.3%	none
Global Weehawken Holding Company, LLC	Delaware	—	—	89.3%	none
Global Weehawken Acquisition Company, LLC	Delaware	—	—	89.3%	none
Global ASML, LLC	California	—	—	89.3%	none

Name	Jurisdiction of Formation/ Incorporation	Authorized Equity	Outstanding Equity	Aggregate Equity Beneficially Owned Directly or Indirectly by Digital Realty Trust, Inc.[1]	Outstanding Options, Warrants, Rights of Purchase or Rights of Conversion re: Equity Interests of Such Subsidiary
DRT - Bryan Street, LLC	Delaware	—	—	89.3%	none
Digital - Bryan Street, LLC	Delaware	—	—	89.3%	none
Digital - Bryan Street Partnership, L.P.	Texas	—	—	89.3%	none
Global Innovation Sunshine Holdings LLC	Delaware	—	—	89.3%	none
Global Marsh Member, LLC	Delaware	—	—	89.3%	none
Global Marsh General Partner, LLC	Delaware	—	—	89.3%	none
Global Marsh Limited Partner, LLC	Delaware	—	—	89.3%	none
Global Marsh Property Owner, L.P.	Texas	—	—	89.3%	none
34551 Ardenwood Holding Company LLC	Delaware	—	—	89.3%	none
34551 Ardenwood LLC	Delaware	—	—	89.3%	none
2334 Lundy Holding Company LLC	Delaware	—	—	89.3%	none
2334 Lundy LLC	Delaware	—	—	89.3%	none
GIP 7th Street Holding Company, LLC	Delaware	—	—	89.3%	none
GIP 7th Street, LLC	Delaware	—	—	89.3%	none
GIP Wakefield Holding Company, LLC	Delaware	—	—	89.3%	none
GIP Wakefield, LLC	Delaware	—	—	89.3%	none
Global Webb, LLC	Delaware	—	—	89.3%	none
Global Webb, L.P.	Texas	—	—	89.3%	none
Global Lafayette Street LLC	Delaware	—	—	89.3%	none
Global Lafayette Street Holding Company, LLC	Delaware	—	—	89.3%	none
2045 - 2055 Lafayette Street, LLC	Delaware	—	—	89.3%	none
GIP Alpha General Partner, LLC	Delaware	—	—	89.3%	none
GIP Alpha Limited Partner, LLC	Delaware	—	—	89.3%	none
GIP Alpha, L.P.	Texas	—	—	89.3%	none
Global Fairmont, LLC	Delaware	—	—	89.3%	none
GIP Fairmont Holding Company, LLC	Delaware	—	—	89.3%	none

Name	Jurisdiction of Formation/ Incorporation	Authorized Equity	Outstanding Equity	Aggregate Equity Beneficially Owned Directly or Indirectly by Digital Realty Trust, Inc.[1]	Outstanding Options, Warrants, Rights of Purchase or Rights of Conversion re: Equity Interests of Such Subsidiary
150 South First Street, LLC	Delaware	—	—	89.3%	none
200 Paul Holding Company, LLC	Delaware	—	—	89.3%	none
200 Paul, LLC	Delaware	—	—	89.3%	none
1100 Space Park Holding Company, LLC	Delaware	—	—	89.3%	none
1100 Space Park, LLC	Delaware	—	—	89.3%	none
Global Gold Camp Holding Company, LLC	Delaware	—	—	89.3%	none
Global Gold Camp, LLC	Delaware	—	—	89.3%	none
Digital 833 Chestnut, LLC	Delaware	—	—	89.3%	none
Digital Concord Center, LLC	Delaware	—	—	89.3%	none
Digital Printers Square, LLC	Delaware	—	—	89.3%	none
Digital Greenspoint, L.P.	Texas	—	—	89.3%	none
Digital Greenspoint, LLC	Delaware	—	—	89.3%	none
DRT Greenspoint, LLC	Delaware	—	—	89.3%	none
Digital Sixth & Virginia, LLC	Delaware	—	—	89.3%	none
Sixth & Virginia Holdings, LLC	Delaware	—	—	87.5%	none
Sixth & Virginia Properties	Washington	—	—	43.8%	none
Digital Aquila, LLC	Delaware	—	—	89.3%	none
Digital 113 N. Myers, LLC	Delaware	—	—	89.3%	none
Digital 125 N. Myers, LLC	Delaware	—	—	89.3%	none
Digital Waltham, LLC	Delaware	—	—	89.3%	none
Digital Phoenix Van Buren, LLC	Delaware	—	—	89.3%	none
Sterling Network Services, LLC	Delaware	—	—	89.3%	none
Digital Services Phoenix, LLC	Delaware	—	—	89.3%	none
Digital Piscataway, LLC	Delaware	—	—	89.3%	none
Digital Midway, L.P.	Texas	—	—	89.3%	none
Digital Midway GP, LLC	Delaware	—	—	89.3%	none
MAPP Holding Company LLC	California	—	—	89.3%	none

Name	Jurisdiction of Formation/ Incorporation	Authorized Equity	Outstanding Equity	Aggregate Equity Beneficially Owned Directly or Indirectly by Digital Realty Trust, Inc.[1]	Outstanding Options, Warrants, Rights of Purchase or Rights of Conversion re: Equity Interests of Such Subsidiary
MAPP Property LLC	California	—	—	89.3%	none
Digital Lakeside Holdings, LLC	Delaware	—	—	89.3%	none
Digital Lakeside, LLC	Delaware	—	—	89.3%	none
Digital Trade Street, LLC	Delaware	—	—	89.3%	none
DRT Centreport, LLC	Delaware	—	—	89.3%	none
Digital Centreport, L.P.	Texas	—	—	89.3%	none
Digital Business Trust	Maryland	—	—	89.3%	none
Digital Toronto Business Trust	Maryland	—	—	89.3%	none
Digital Toronto Nominee Inc.	British Columbia	—	—	89.3%	None
Digital Reston, LLC	Delaware	—	—	89.3%	none
Digital Arizona Research Park II, LLC	Delaware	—	—	89.3%	none
Digital 3011 Lafayette, LLC	Delaware	—	—	89.3%	none
Digital 21110 Ridgetop, LLC	Delaware	—	—	89.3%	none
Digital Ashburn CS, LLC	Delaware	—	—	89.3%	none
Digital Connect, LLC	Delaware	—	—	89.3%	none
Digital Luxemburg II Sarl	Luxembourg	—	—	89.3%	none
Digital Netherlands I BV	Netherlands	—	—	89.3%	none
Digital Luxemburg Sarl	Luxembourg	—	—	89.3%	none
Digital Netherlands II BV	Netherlands	—	—	89.3%	none
Digital Netherlands III (Dublin) BV	Netherlands	—	—	89.3%	none
Digital Netherlands IV BV	Netherlands	—	—	89.3%	none
Digital Netherlands V BV	Netherlands	—	—	89.3%	none
Digital Realty (Camperdown House) Limited	United Kingdom	—	—	89.3%	none
Digital Realty (Blanchardstown) Limited	Ireland	—	—	89.3%	none
Digital Realty (Management Company) Limited	Ireland	—	—	89.3%	none
Digital Realty (Paris 2) SCI	France	—	—	89.3%	none
Digital Realty (Paris) Sarl	France	—	—	89.3%	none
Digital Realty (UK) Limited	UK	—	—	89.3%	none
Digital Realty (Welwyn)	Luxembourg	—	—	89.3%	none

Name	Jurisdiction of Formation/ Incorporation	Authorized Equity	Outstanding Equity	Aggregate Equity Beneficially Owned Directly or Indirectly by Digital Realty Trust, Inc.[1]	Outstanding Options, Warrants, Rights of Purchase or Rights of Conversion re: Equity Interests of Such Subsidiary
Waspar Limited	Ireland	—	—	89.3%	none
Digital Above, LLC	Delaware	—	—	89.3%	none
Digital Chelsea, LLC	Delaware	—	—	89.3%	none
Digital Vienna, LLC	Delaware	—	—	89.3%	none
Ashbury Park Holdings Limited	Jersey	—	—	89.3%	none
Dreamframe Limited	UK	—	—	89.3%	none
Dreamleaf Enterprises Limited	UK	—	—	89.3%	none

[1]	At August 16, 2007, the REIT held 89.3% of the Common/Profits Interest Units of the Operating Partnership.

Subsidiaries of

Digital Realty Trust, L.P.

Name	Jurisdiction of Formation/ Incorporation	Authorized Equity	Outstanding Equity	Aggregate Equity Beneficially Owned Directly or Indirectly by Digital Realty Trust, L.P.	Outstanding Options, Warrants, Rights of Purchase or Rights of Conversion
Digital Services, Inc.	Maryland	100	100	100%	none
Global Kato HG, LLC	California	—	—	100%	none
GIP Stoughton, LLC	Delaware	—	—	100%	none
Global Riverside, LLC	Delaware	—	—	100%	none
Global Miami Holding Company, LLC	Delaware	—	—	100%	none
Global Miami Acquisition Company, LLC	Delaware	—	—	100%	none
Global Brea Holding Company, LLC	Delaware	—	—	100%	none
Global Brea, LLC	Delaware	—	—	100%	none
Global Stanford Place II, LLC	Delaware	—	—	100%	none
Digital Winter, LLC	Delaware	—	—	100%	none
Digital 89th Place, LLC	Delaware	—	—	100%	none
Global Weehawken Holding Company, LLC	Delaware	—	—	100%	none
Global Weehawken Acquisition Company, LLC	Delaware	—	—	100%	none
Global ASML, LLC	California	—	—	100%	none
DRT - Bryan Street, LLC	Delaware	—	—	100%	none
Digital - Bryan Street, LLC	Delaware	—	—	100%	none
Digital - Bryan Street Partnership, L.P.	Texas	—	—	100%	none
Global Innovation Sunshine Holdings LLC	Delaware	—	—	100%	none
Global Marsh Member, LLC	Delaware	—	—	100%	none
Global Marsh General Partner, LLC	Delaware	—	—	100%	none
Global Marsh Limited Partner, LLC	Delaware	—	—	100%	none
Global Marsh Property Owner, L.P.	Texas	—	—	100%	none
34551 Ardenwood Holding Company LLC	Delaware	—	—	100%	none
34551 Ardenwood LLC	Delaware	—	—	100%	none
2334 Lundy Holding Company LLC	Delaware	—	—	100%	none
2334 Lundy LLC	Delaware	—	—	100%	none
GIP 7th Street Holding Company, LLC	Delaware	—	—	100%	none
GIP 7th Street, LLC	Delaware	—	—	100%	none
GIP Wakefield Holding Company, LLC	Delaware	—	—	100%	none
GIP Wakefield, LLC	Delaware	—	—	100%	none
Global Webb, LLC	Delaware	—	—	100%	none

Name	Jurisdiction of Formation/ Incorporation	Authorized Equity	Outstanding Equity	Aggregate Equity Beneficially Owned Directly or Indirectly by Digital Realty Trust, L.P.	Outstanding Options, Warrants, Rights of Purchase or Rights of Conversion
Global Webb, L.P.	Texas	—	—	100%	none
Global Lafayette Street LLC	Delaware	—	—	100%	none
Global Lafayette Street Holding Company, LLC	Delaware	—	—	100%	none
2045 - 2055 Lafayette Street, LLC	Delaware	—	—	100%	none
GIP Alpha General Partner, LLC	Delaware	—	—	100%	none
GIP Alpha Limited Partner, LLC	Delaware	—	—	100%	none
GIP Alpha, L.P.	Texas	—	—	100%	none
Global Fairmont, LLC	Delaware	—	—	100%	none
GIP Fairmont Holding Company, LLC	Delaware	—	—	100%	none
150 South First Street, LLC	Delaware	—	—	100%	none
200 Paul Holding Company, LLC	Delaware	—	—	100%	none
200 Paul, LLC	Delaware	—	—	100%	none
1100 Space Park Holding Company, LLC	Delaware	—	—	100%	none
1100 Space Park, LLC	Delaware	—	—	100%	none
Global Gold Camp Holding Company, LLC	Delaware	—	—	100%	none
Global Gold Camp, LLC	Delaware	—	—	100%	none
Digital 833 Chestnut, LLC	Delaware	—	—	100%	none
Digital Concord Center, LLC	Delaware	—	—	100%	none
Digital Printers Square, LLC	Delaware	—	—	100%	none
Digital Greenspoint, L.P.	Texas	—	—	100%	none
Digital Greenspoint, LLC	Delaware	—	—	100%	none
DRT Greenspoint, LLC	Delaware	—	—	100%	none
Digital Sixth & Virginia, LLC	Delaware	—	—	100%	none
Sixth & Virginia Holdings, LLC	Delaware	—	—	98%	none
Sixth & Virginia Properties	Washington	—	—	49%	none
Digital Aquila, LLC	Delaware	—	—	100%	none
Digital 113 N. Myers, LLC	Delaware	—	—	100%	none
Digital 125 N. Myers, LLC	Delaware	—	—	100%	none
Digital Waltham, LLC	Delaware	—	—	100%	none
Digital Phoenix Van Buren, LLC	Delaware	—	—	100%	none
Sterling Network Services, LLC	Delaware	—	—	100%	none
Digital Services Phoenix, LLC	Delaware	—	—	100%	none
Digital Piscataway, LLC	Delaware	—	—	100%	none
Digital Midway, L.P.	Texas	—	—	100%	none
Digital Midway GP, LLC	Delaware	—	—	100%	none
MAPP Holding Company LLC	California	—	—	100%	none
MAPP Property LLC	California	—	—	100%	none
Digital Lakeside Holdings, LLC	Delaware	—	—	100%	none
Digital Lakeside, LLC	Delaware	—	—	100%	none
Digital Trade Street, LLC	Delaware	—	—	100%	none

Name	Jurisdiction of Formation/ Incorporation	Authorized Equity	Outstanding Equity	Aggregate Equity Beneficially Owned Directly or Indirectly by Digital Realty Trust, L.P.	Outstanding Options, Warrants, Rights of Purchase or Rights of Conversion
DRT Centreport, LLC	Delaware	—	—	100%	none
Digital Centreport, L.P.	Texas	—	—	100%	none
Digital Business Trust	Maryland	—	—	100%	none
Digital Toronto Business Trust	Maryland	—	—	100%	none
Digital Toronto Nominee Inc.	British Columbia	—	—	100%	none
Digital Reston, LLC	Delaware	—	—	100%	none
Digital Arizona Research Park II, LLC	Delaware	—	—	100%	none
Digital 3011 Lafayette, LLC	Delaware	—	—	100%	none
Digital 21110 Ridgetop, LLC	Delaware	—	—	100%	none
Digital Ashburn CS, LLC	Delaware	—	—	100%	none
Digital Connect, LLC	Delaware	—	—	100%	none
Digital Luxemburg II Sarl	Luxembourg	—	—	100%	none
Digital Netherlands I BV	Netherlands	—	—	100%	none
Digital Luxemburg Sarl	Luxembourg	—	—	100%	none
Digital Netherlands II BV	Netherlands	—	—	100%	none
Digital Netherlands III (Dublin) BV	Netherlands	—	—	100%	none
Digital Netherlands IV BV	Netherlands	—	—	100%	none
Digital Netherlands V BV	Netherlands	—	—	100%	none
Digital Realty (Camperdown House) Limited	United Kingdom	—	—	100%	none
Digital Realty (Blanchardstown) Limited	Ireland	—	—	100%	none
Digital Realty (Management Company) Limited	Ireland	—	—	100%	none
Digital Realty (Paris 2) SCI	France	—	—	100%	none
Digital Realty (Paris) Sarl	France	—	—	100%	none
Digital Realty (UK) Limited	UK	—	—	100%	none
Digital Realty (Welwyn)	Luxembourg	—	—	100%	none
Waspar Limited	Ireland	—	—	100%	none
Digital Above, LLC	Delaware	—	—	100%	none
Digital Chelsea, LLC	Delaware	—	—	100%	none
Digital Vienna, LLC	Delaware	—	—	100%	none
Ashbury Park Holdings Limited	Jersey	—	—	100%	none
Dreamleaf Enterprises Limited	UK	—	—	100%	none
Dreamframe Limited	UK	—	—	100%	none

Subsidiaries of

Digital Services, Inc.

Name	Jurisdiction of Formation/ Incorporation	Authorized Equity	Outstanding Equity	Aggregate Equity Beneficially Owned Directly or Indirectly by Digital Services, Inc.	Outstanding Options, Warrants, Rights of Purchase or Rights of Conversion
Global Stanford Place II, LLC	Delaware	—	—	1%	none
Digital Above, LLC	Delaware	—	—	100%	none
Digital Chelsea, LLC	Delaware			100%	none
Digital Reston, LLC	Delaware			100%	none
Digital Vienna, LLC	Delaware			100%	none
Digital Services Phoenix, LLC	Delaware	—	—	100%	none

Subsidiaries of

Global ASML, LLC

Name	Jurisdiction of Formation/ Incorporation	Authorized Equity	Outstanding Equity	Aggregate Equity Beneficially Owned Directly or Indirectly by Digital Services, Inc.	Outstanding Options, Warrants, Rights of Purchase or Rights of Conversion

None

Subsidiaries of

Global Innovation Sunshine Holdings LLC

Name	Jurisdiction of Formation/ Incorporation	Authorized Equity	Outstanding Equity	Aggregate Equity Beneficially Owned Directly or Indirectly by Global Innovation Sunshine Holdings LLC	Outstanding Options, Warrants, Rights of Purchase or Rights of Conversion
Asbury Park Holdings Limited	United Kingdom	—	—	100%	none
Dreamframe Limited	United Kingdom	—	—	100%	none
Dreamleaf Enterprises Limited	United Kingdom	—	—	100%	none
Digital Realty Camperdown House limited	United Kingdom	—	—	100%	none

Subsidiaries of

Global Gold Camp, LLC

None

Subsidiaries of

Global Gold Camp Holding Company, LLC

Name	Jurisdiction of Formation/ Incorporation	Authorized Equity	Outstanding Equity	Aggregate Equity Beneficially Owned Directly or Indirectly by Global Gold Camp Holding Company, LLC	Outstanding Options, Warrants, Rights of Purchase or Rights of Conversion
Global Gold Camp, LLC	Delaware	—	—	100%	none

Subsidiaries of

Digital 833 Chestnut, LLC

None

Subsidiaries of

Digital Concord Center, LLC

None

Subsidiaries of

Digital Printers Square, LLC

None

Subsidiaries of

Global Kato HG, LLC

None

Subsidiaries of

Digital Greenspoint, LLC

Name	Jurisdiction of Formation/ Incorporation	Authorized Equity	Outstanding Equity	Aggregate Equity Beneficially Owned Directly or Indirectly by Digital Greenspoint, LLC	Outstanding Options, Warrants, Rights of Purchase or Rights of Conversion
Digital Greenspoint, L.P.	Texas	—	—	99.9%	none

Subsidiaries of

DRT Greenspoint, LLC

Name	Jurisdiction of Formation/ Incorporation	Authorized Equity	Outstanding Equity	Aggregate Equity Beneficially Owned Directly or Indirectly by DRT Greenspoint, LLC	Outstanding Options, Warrants, Rights of Purchase or Rights of Conversion
Digital Greenspoint, L.P.	Texas	—	—	0.1%	none

Subsidiaries of

Digital Greenspoint, L.P.

None

Subsidiaries of

Digital Aquila, LLC

None

Subsidiaries of

Digital Toronto Business Trust

Name	Jurisdiction of Formation/ Incorporation	Authorized Equity	Outstanding Equity	Aggregate Equity Beneficially Owned Directly or Indirectly by Digital Toronto Business Trust	Outstanding Options, Warrants, Rights of Purchase or Rights of Conversion
Digital Toronto Nominee Inc.	British Columbia, Canada	—	—	100%	none

Subsidiaries of

Digital Centreport, L.P.

None

Subsidiaries of

Digital Above, LLC

Name	Jurisdiction of Formation/ Incorporation	Authorized Equity	Outstanding Equity	Aggregate Equity Beneficially Owned Directly or Indirectly by Digital Above, LLC	Outstanding Options, Warrants, Rights of Purchase or Rights of Conversion
Digital Chelsea, LLC	Delaware	—	—	100%	100%
Digital Reston, LLC	Delaware	—	—	100%	100%
Digital Vienna, LLC	Delaware	—	—	100%	100%

Subsidiaries of

Digital Chelsea, LLC

None

Subsidiaries of Digital Reston, LLC
None

Subsidiaries of Digital Vienna, LLC
None

Subsidiaries of Digital Midway, L.P.
None

Subsidiaries of Digital 89th Place, LLC
None

Subsidiaries of Digital 113 N. Myers, LLC
None

Subsidiaries of Digital 125 N. Myers, LLC
None

Subsidiaries of Digital 3011 Lafayette, LLC
None

Subsidiaries of Digital 21110 Ridgetop, LLC
None

Subsidiaries of Digital Arizona Research Park II, LLC
None

Subsidiaries of Digital Ashburn CS, LLC
None

Subsidiaries of Digital Phoenix Van Buren, LLC
Name	Jurisdiction of Formation/ Incorporation	Authorized Equity	Outstanding Equity	Aggregate Equity Beneficially Owned Directly or Indirectly by Digital Phoenix Van Buren, LLC	Outstanding Options, Warrants, Rights of Purchase or Rights of Conversion
Sterling Network Services, LLC	Delaware	__	__	99%	none

Subsidiaries of Digital Waltham, LLC
None

Subsidiaries of Digital Winter, LLC
None

Subsidiaries of GIP Stoughton, LLC
None

Schedule 4.01(d)

Certain Approvals

None.

Schedule 4.01(f)

Disclosed Litigation

None.

Schedule 4.01(n)

Existing Debt (Other than Surviving Debt)

Properties	Obligor	Maturity Date	Outstanding Principal[1]	Amortization

Unsecured Credit Facility	Digital Realty Trust, L.P.	October 31, 2008	114,307,000	Interest Only

[1]	As of June 30, 2007.

Schedule 4.01(o)

Surviving Debt

Properties	Obligor	Maturity Date	Outstanding Principal [1]	Amortization

200 Paul Avenue 1-4—Mortgage	200 Paul, LLC	October 8, 2015	81,000,000	Interest Only

34551 Ardenwood Boulevard 1-4— Mortgage	34551 Ardenwood LLC	November 11, 2016	55,000,000	Monthly Principal and Interest

2334 Lundy Place—Mortgage	2334 Lundy LLC	November 11, 2016	40,000,000	Monthly Principal and Interest

375 Riverside Parkway—Mortgage	Global Riverside, LLC	December 1, 2008	8,669,000	Monthly Principal and Interest

6 Braham Street—Mortgage	Digital Realty Camperdown House Ltd. (U.K)	April 10, 2011	26,516,000[2]	Monthly Principal and Interest

600 West Seventh Street—Mortgage	GIP 7th Street, LLC	March 15, 2016	58,615,000	Monthly Principal and Interest

731 East Trade Street—Mortgage	Digital Trade Street, LLC	August 21, 2010	5,797,000	Monthly Principal and Interest

350 East Cermak Road—Mortgage	Digital Lakeside, LLC	June 9, 2008	98,675,000	Monthly Principal and Interest

1125 Energy Park Drive—Mortgage	MAPP Property, LLC	March 1, 2032	9,513,000	Monthly Principal and Interest

2323 Bryan Street—Mortgage	Digital—Bryan Street Partnership, L.P.	Nov. 6, 2009	56,207,000	Monthly Principal and Interest

Paul van Vlissingenstraat 16—Mortgage	Digital Netherlands II BV	July 18, 2013	14,940,000[3]	Monthly Principal and Interest

36 Northeast Second Street; 3300 East Birch Street; 100 & 200 Quannapowitt Parkway; 200 Boulevard East; 4849 Alpha Road; 11830 Webb Chapel Road.	Global Weehawken Acquisition Company, LLC, Global Miami Acquisition Company, LLC, GIP Wakefield, LLC, Global Brea, LLC, GIP Alpha, L.P., Global Webb, L.P.	Nov. 11, 2014	149,816,000	Monthly Principal and Interest

Unsecured Credit Facility	Digital Realty Trust, L.P.	Oct 31, 2008	114,307,000	Interest Only

Geneva Data Centre, Chemin d- Epinglier 2, Geneva-Meyrin, Switzerland– Mortgage	Digital Luxemburg, Sarl	July 18, 2013	10,807,720[3]	Monthly Principal and Interest

2045 & 2055 LaFayette Street—Mortgage	2045—2055 LaFayette Street, LLC	February 6, 2017	68,000,000	Monthly Principal and Interest

1100 Space Park Drive—Mortgage	1100 Space Park LLC	December 11, 2016	55,000,000	Monthly Principal and Interest

150 South First Street—Mortgage	150 South First Street, LLC	February 6, 2017	53,287,500	Monthly Principal and Interest

114 Rue Ambroise Croizat— Mortgage	Digital Realty (Paris 2) SCI	January 18, 2012	44,251,000[3]	Monthly Principal and Interest

Unit 9, Blanchardstown Corporate Park—Mortgage	Digital Realty (Blanchardstown) LTD	January 18, 2012	38,045,000[3]	Monthly Principal and Interest

Gyroscoopweg 2E-2F—Mortgage	Digital Netherlands V B.V.	October 18, 2013	9,509,000[3]	Monthly Principal and Interest

3 Corporate Place construction loan—Mortgage	Digital Piscataway, LLC	December 1, 2008	None drawn	Interest Only

Exchangeable Senior Debentures	Digital Realty Trust, L.P.	August 15, 2026	172,500,000	Interest Only

Financing of premium for commercial insurance coverage for 2007	Digital Realty Trust, Inc.	November 30, 2007	1,520,007	Monthly Principal and Interest

Unsecured Credit Facility	Digital Realty Trust, L.P.	August 31, 2010	201,944,491[4]	Interest Only

[1]	As of June 30, 2007 unless otherwise denoted.
[2]	Based on exchange rate of $2.01 to £1.00.
[3]	Based on exchange rate of $1.35 to €1.00.
[4]	Estimated as of the Closing Date.

Schedule 4.01(p)

Existing Liens

Properties[2]	Obligor	Lien Holder	Dollar amount[1]	Assets Secured

200 Paul Avenue 1-4	200 Paul, LLC	Countrywide Commercial Real Estate Finance, Inc.	81,000,000	All current and future assets, tangible and intangible

34551 Ardenwood Boulevard 1-4	34551 Ardenwood LLC	Column Financial, Inc.	55,000,000	All current and future assets, tangible and intangible

2334 Lundy Place	2334 Lundy LLC	Column Financial, Inc.	40,000,000	All current and future assets, tangible and intangible

375 Riverside Parkway	Global Riverside, LLC	Jackson National Life Insurance Company	8,669,000	All current and future assets, tangible and intangible

600 West Seventh Street	GIP 7th Street, LLC	Prudential Insurance Company of America	58,615,000	Real property, improvements, fixtures and rents

731 East Trade Street	Digital Trade Street, LLC	Transamerica Occidental Life Insurance Co	5,797,000	Real and personal property, rents, and insurance and condemnation proceeds

350 East Cermak Road	Digital Lakeside, LLC	Morgan Stanley Mortgage Capital Inc.	98,675,000	All current and future assets, tangible and intangible

1125 Energy Park Drive	MAPP Property, LLC	CIBC, Inc.	9,513,000	All current and future assets, tangible and intangible

2323 Bryan Street	Digital - Bryan Street Partnership, L.P.	Countrywide Commercial Real Estate Finance, Inc.	56,207,000	All current and future assets, tangible and intangible

36 Northeast Second Street; 3300 East Birch Street; 100 & 200 Quannapowitt Parkway; 200 Boulevard East; 4849 Alpha Road; 11830 Webb Chapel Road.	Six CMBS Loan Agreements: Global Weehawken Acquisition Company, LLC, Global Miami Acquisition Company, LLC, GIP Wakefield, LLC, Global Brea, LLC, GIP Alpha, L.P., Global Webb, L.P.	Citigroup Global Markets Realty Corp.	149,816,000	All current and future assets, tangible and intangible

2045 & 2055 LaFayette Street	2045—2055 LaFayette Street, LLC	Greenwich Capital Financial Products, Inc.	68,000,000	All current and future assets, tangible and intangible

1100 Space Park Drive	1100 Space Park LLC	Column Financial, Inc.	55,000,000	All current and future assets, tangible and intangible

150 South First Street	150 South First Street, LLC	Greenwich Capital Financial Products, Inc.	53,288,000	All current and future assets, tangible and intangible

Properties[2]	Obligor	Lien Holder	Dollar amount[1]	Assets Secured

3 Corporate Place construction loan	Digital Piscataway, LLC	Merrill Lynch Bank USA	None drawn	All current and future assets, tangible and intangible

Financing of premium for DLR’s 2007 commercial insurance coverage	Digital Realty Trust, Inc.	Factory Mutual Insurance Co and Lloyds of London	1,520,007	The unearned premiums and loss payments

International Properties[2]	Obligor	Lien Holder	Dollar amount[1]	Assets Secured

6 Braham Street	Digital Realty Camperdown House Ltd. (U.K)	Bayerische Landesbank	26,516,000[3]	All current and future assets, tangible and intangible

6 Braham Street	Global Innovation Sunshine Holdings LLC	Bayerische Landesbank	9,145,500[3]	Certain capital of Digital Realty (Camperdown House) Limited and all Derivative Assets thereof

Paul van Vlissingenstraat 16	Digital Netherlands II BV	Credit Suisse	14,940,000[5]	All current and future assets, tangible and intangible

Geneva Data Centre, Chemin d- Epinglier 2, Geneva-Meyrin, Switzerland	Digital Luxemburg, Sarl	Credit Suisse	10,807,720[5]	All current and future assets, tangible and intangible

114 Rue Ambroise Croizat	Digital Realty (Paris 2) SCI	Credit Suisse International	44,251,000[5]	Cross Collateralized: All current and future assets, tangible and intangible

Unit 9, Blanchardstown Corporate Park	Digital Realty (Blanchardstown) LTD		38,045,000[5]

Gyroscoopweg 2E-2F	Digital Netherlands V B.V.	Credit Suisse	9,509,000[5]	Perpetual leasehold on land and all other current and future assets, tangible and intangible

[1]	As of June 30, 2007.
[2]	For address, see Schedule 4.01(q)
[3]	Based on exchange rate of $2.01 to £1.00.
[5]	Based on exchange rate of $1.35 to €1.00.

Schedule 4.01(q)

Owned Real Properties

Property Name	Address	Record Owner	Book Value[1]

36 NE 2nd Street	Miami, FL (Miami-Dade County)	Global Miami Acquisition Company, LLC, a Delaware limited liability company	23,569,757

200 Paul Avenue	San Francisco, CA (San Francisco County)	200 Paul, LLC, a Delaware limited liability company	118,400,938

1100 Space Park Drive	Santa Clara, CA (Santa Clara County)	1100 Space Park LLC, a Delaware limited liability company	35,140,435

150 South First Street	150 South First Street, San Jose, CA (Santa Clara County)	150 South First Street, LLC, a Delaware limited liability company	33,972,539

34551 Ardenwood Blvd 1-4	34551 Ardenwood Blvd, Fremont, CA (Alameda County)	34551 Ardenwood LLC, a Delaware limited liability company	49,620,317

375 Riverside Parkway	375 Riverside Pkwy, Atlanta, GA (Douglas County)	Global Riverside, LLC, a Delaware limited liability company	21,689,058

3300 East Birch Street	3300 E. Birch Street, Brea, CA (Orange County)	Global Brea LLC, a Delaware limited liability company	8,247,864

8 Braham Street	6 Braham Street, London UK	Digital Realty Camperdown House Ltd. (U.K)	39,390,370

600 West Seventh Street	600 West 7th Street, Los Angeles, CA (Los Angeles County)	GIP 7th Street, LLC, a Delaware limited liability company	80,001,845

100 & 200 Quannapowitt Pkwy	100 & 200 Quannapowitt Parkway, Wakefield, MA (Middlesex County)	GIP Wakefield LLC, a Delaware limited liability company	46,439,427

3065 Gold Camp Drive	3065 Gold Camp Drive, Rancho Cordova, CA (Sacramento County)	Global Gold Camp, LLC, a Delaware limited liability company	12,363,238

300 Boulevard East	300 Blvd. East, Weehawken, NJ (Hudson County)	Global Weehawken Acquisition Company, LLC, a Delaware limited liability company	65,645,983

47700 Kato Road & 1055 Page Avenue	47700 Kato Road & 1055 Page Ave, Fremont, CA (Alameda County)	Global Kato HG, LLC, a California limited liability company	25,590,484

2334 Lundy Place	2334 Lundy Place, San Jose, CA (Santa Clara County)	2334 Lundy LLC, a Delaware limited liability company	23,724,312

2045 & 2055 LaFayette Street	2045 and 2055 Lafayette, Santa Clara, CA (Santa Clara County)	2045 – 2055 LaFayette Street, LLC, a Delaware limited liability company	53,152,578

3015 Winona Avenue	3015 Winona Avenue Burbank, CA 91504	Digital Realty Trust, L.P., a Maryland limited partnership	14,944,199

Property Name	Address	Record Owner	Book Value[1]

833 Chestnut Street	833 Chestnut Street	Digital 833 Chestnut, LLC, a Delaware limited liability company	65,279,988

350 East Cermak Road	350 E. Cermak Street Chicago, IL	Digital Lakeside, LLC, a Delaware limited liability company	140,968,358

2401 Walsh Street	2401 Walsh Street Santa Clara, CA 95051	Digital Realty Trust, L.P., a Maryland limited partnership	25,809,441

2403 Walsh Street	2403 Walsh Street Santa Clara, CA 95051	Digital Realty Trust, L.P., a Maryland limited partnership	17,351,661

4700 Old Ironsides Drive	4700 Old Ironsides Dr. Santa Clara, CA 95054	Digital Realty Trust, L.P., a Maryland limited partnership	15,511,678

4650 Old Ironsides Drive	4650 Old Ironsides Dr. Santa Clara, CA 95054	Digital Realty Trust, L.P., a Maryland limited partnership	10,713,972

200 North Nash Street	200 North Nash Street El Segundo, CA 90245	Digital Realty Trust, L.P., a Maryland limited partnership	17,401,202

731 East Trade Street	731 E. Trade Street Charlotte, NC	Digital Trade Street, LLC, a Delaware limited liability company	8,253,141

113 North Myers	113 N. Myers Street Charlotte, NC	113 N. Myers, a Delaware limited liability company	4,560,215

125 North Myers	125 N. Myers Charlotte, NC	125 N. Myers, LLC, a Delaware limited liability company	10,562,466

600-780 S. Federal	600 S. Federal Street Chicago, IL	Digital Printer’s Square, LLC, a Delaware limited liability company	36,322,117

8534 Concord Center Drive	8534 Concord Center Drive Englewood, CO 80112	Digital Concord Center, LLC, a Delaware limited liability company	14,525,544

2010 East Centennial Circle	2010 E. Centennial Circle Tempe, AZ 85284	Global ASML, LLC, a California limited liability company	19,099,104

4849 Alpha Road	4849 Alpha Road, Dallas, TX (Dallas County)	GIP Alpha, L.P., a Texas limited partnership	14,008,963

2323 Bryan Street	2323 Bryan Street, Dallas, TX (Dallas County)	Digital – Bryan Street Partnership, L.P., a Texas limited partnership	83,068,498

2440 Marsh Lane	2440 Marsh Lane, Carrolton, TX (Dallas County)	Global Marsh Property Owner, L.P., a Texas limited partnership	9,479,685

11830 Webb Chapel Road	11830 Webb Chapel Road, Dallas, TX (Dallas County)	Global Webb, L.P., a Texas limited partnership	40,568,561

115 Second Avenue	115 Second Avenue, Waltham, MA (Middlesex County)	Digital Waltham, LLC, a Delaware limited liability company	23,710,540

Chemin de l’Epinglier 2	Chemin De L’Epingler 2, 1217 Geneva-Meyrin, Switzerland	Digital Luxemburg Sarl (Lux), a Luxemburg company	13,988,716

Property Name	Address	Record Owner	Book Value[1]

251 Exchange Place	251 Exchange Place, Herndon, VA (Fairfax County)	Digital Realty Trust L.P., a Maryland limited partnership	12,407,349

7500 Metro Center Drive	7500 Metro Center Drive, Austin, TX (Travis County)	Digital Realty Trust L.P., a Maryland limited partnership	5,621,833

7620 Metro Center Drive	7520 Metro Center Drive, Austin, TX (Travis County)	Digital Realty Trust L.P., a Maryland limited partnership	7,008,434

3 Corporate Place	3 Corporate Place, Piscataway, New Jersey	Digital Piscataway, LLC, a Delaware limited liability company	51,825,442

4025 Midway Road	4025 Midway Road, Carrollton, Texas	Digital Midway L.P., a Texas limited partnership	28,194,710

Clonshaugh Industrial Estate	Clonshaugh Industrial Estate, Dublin 17, Ireland	Digital Netherlands III (Dublin) BV, a Netherlands Company	7,240,908

Conshaugh LAND ONLY	Clonshaugh Industrial Estate, Dublin 17, Ireland	Digital Realty (Blanchardstown) Limited	12,709,526

Paul van Vlissingenstraat 16	Paul van Vlissingenstraat 16, 1096 BK, Amsterdam, Netherlands	Digital Netherlands II BV, a Netherlands Company	19,063,418

6800 Millcreek Drive	6800 Millcreek Drive Mississauga, Ontario, Canada	Digital Toronto Nominee, Inc., a British Columbia Company	15,835,877

101 Aquila Way	101 Aquila Way, Austell, Georgia	Digital Realty Trust L.P., a Maryland limited partnership	25,972,745

12001-12245 North Freeway	12001-12245 North Freeway, Houston, TX (Harris County)	Digital Greenspoint, L.P., a Texas limited partnership	29,984,631

14901 FAA Boulevard	14901 FAA Boulevard, Fort Worth, Texas	Digital Centreport L.P., a Texas limited partnership	49,719,437

Gyroscoopweg 2E-2F	Gyroscoopweg 2E-2F, Amsterdam, Holland	Digital Netherlands V BV, a Netherlands Company	12,884,845

114 Rue Ambroise Croizat	114 Rue Ambroise Croizat, St. Denis, FR	Digital Realty (Paris 2) SCI	55,261,269

Unit 9, Blanchardstown Corporate Park	Unit 9, Blanchardstown Corporate Park	Digital Realty (Blanchardstown) LTD	49,313,787

1125 Energy Park Drive	1125 Energy Park Drive, St. Paul, MN	MAPP Property, LLC	14,926,555

120 E Van Buren	120 E Van Buren, Phoenix, AZ		178,155,578

600 Winter Street	600 Winter Street, Waltham, MA	Digital Winter, LLC	7,942,919

2300 NW 89th Place	2300 NW 89th Place, Miami, FL	Digital 89th Place, LLC	5,522,352

Property Name	Address	Record Owner	Book Value[1]

2055 East Technology Circle	2055 East Technology Circle, Phoenix, AZ	Digital Arizona Research Park II, LLC	11,139,458

21110 Ridgetop Circle	21110 Ridgetop Circle, Sterling, VA	Digital 21110 Ridgetop, LLC	17,709,750

3011 Lafayette Street	3011 Lafayette Street, Santa Clara, CA	Digital 3011 Lafayette, LLC	15,939,144

44470 Chilum Place	44470 Chilum Place, Ashburn, VA	Digital Ashburn CS, LLC	42,664,461

Devin Shafron Dr	Devin Shafron Drive, Ashburn, VA	GIP Stoughton, LLC	62,714,069

1807 Michael Faraday Ct	1807 Michael Faraday Ct, Reston, VA	Digital Reston, LLC	7,720,053

[1]	As of June 30, 2007

Schedule 4.01(r)

Leased Real Properties1

Ground Sublease/Property	Lessee	Lessor	Exp. Date	Annual Rent

2010 East Centennial Circle, Tempe, AZ (Maricopa County)	Global ASML, LLC, a California limited liability company	[*]	December 31, 2082	[*]

2055 East Technology Circle, Tempe, AZ (Maricopa County)	Digital Arizona Research Park II, LLC, a Delaware limited liability company	[*]	December 31, 2082	[*]

101 Aquila Way, Austell, GA (Douglas County)	Digital Aquila, LLC, a Delaware limited liability company	[*]	December 31, 2011	[*]

Paul van Vlissingenstraat, Amsterdam, Netherlands	Digital Netherlands II BV, a Netherlands Company	[*]	April 16, 2054	[*]

Chemin de l’Epinglier 2, Geneva, Switzerland	Digital Luxemburg Sarl (Lux), a Luxemburg company	[*]	July 1, 2074	[*]

Gyroscoopweg 2E-2F Amsterdam 1042 AB, Netherlands	Digital Netherlands V BV, a Netherlands Company	[*]	January 1, 2042 (terms adjust)	[*]

Clonshaugh Industrial Estate, Dublin Ireland	Digital Netherlands III (Dublin) BV, a Netherlands Company	[*]	December 31, 2981	[*]

111 Eighth Avenue, New York, NY (NY County) 7th Floor 3rd Floor	[*]	[*]	March 15, 2022	[*]

111 Eighth Avenue, New York, NY (NY County) 2nd Floor	[*]	[*]	June 30, 2014	[*]

111 Eighth Avenue, New York, NY (NY County) 6th Floor	[*]	[*]	June 30, 2014	[*]

8100 Boone Boulevard Vienna, VA (Fairfax County) Suite #B-290 and “additional premises”	[*]	[*]	September 14, 2007 (plus 5 yr renewal option)	[*]

[1]	As of June 30, 2007
[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 4.01(s)

Environmental Concerns

PART I

None.

PART II

A.	The following properties are listed or proposed for listing on the NPL or an analogous foreign, state or local list or is adjacent to any such property.

1.	2335 Lundy Place, San Jose, California: The ADLAR Turn Key property, which abuts the Site on the northern side, is listed by the California EPA, Office of Emergency Information, as a Hazardous Waste & Substance site; however, Santa Clara County issued a final closure certificate for the ADLAR Turn Key property on February 15, 1995.
2.	120 East Van Buren Street, Phoenix, Arizona: According to the Arizona Department of Environmental Quality, this property is located within the Motorola 52nd Street Superfund Site.

B.	Asbestos and/or asbestos containing materials are or are presumed to be present, based on the age of the structure, at the following properties .

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

C.	Hazardous Material may have been or have been released, discharged or disposed on the following properties.

[*]

[*]	Certain information on this page and the three subsequent pages have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions and pages.

[*]

PART III

None.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 4.01(y)

Part A:

Excluded Subsidiaries and Excluded Subsidiary Agreements

Excluded Subsidiaries	Excluded Subsidiary Agreements

Global Riverside, LLC	$8,775,000 Jackson National Life mortgage
Global Miami Holding Company, LLC	CMBS Loan Agreement
Global Miami Acquisition Company, LLC	CMBS Loan Agreement
Global Brea Holding Company, LLC	CMBS Loan Agreement
Global Brea, LLC	CMBS Loan Agreement
Global Stanford Place II, LLC	$26 million Principal Life mortgage
Global Weehawken Holding Company, LLC	CMBS Loan Agreement
Global Weehawken Acquisition Company, LLC	CMBS Loan Agreement
GIP Granite Manager, LLC	$21 million Allstate mortgage
Global Granite Limited Partner, LLC	$21 million Allstate mortgage
GIP Granite, L.P.	$21 million Allstate mortgage
DRT – Bryan Street, LLC	$57 million Countrywide mortgage
Digital Bryan Street Partnership, L.P.	$57 million Countrywide mortgage
Digital – Bryan Street, LLC	$57 million Countrywide mortgage
Digital Piscataway, LLC	$0 million construction loan/mortgage
Digital Realty (Camperdown House) Ltd.	$24.3 million Bayerische Bank mortgage
Global Marsh General Partner, LLC	$43 million Deutsche Bank mortgage
Global Marsh Limited Partner, LLC	$43 million Deutsche Bank mortgage
Global Marsh Property Owner, L.P.	$43 million Deutsche Bank mortgage
GIP 7th Street Holding Company, LLC	$60 million Prudential mortgage
GIP 7th Street, LLC	$60 million Prudential mortgage
GIP Wakefield Holding Company, LLC	CMBS Loan Agreement
GIP Wakefield, LLC	CMBS Loan Agreement
Global Webb, LLC	CMBS Loan Agreement
Global Webb, L.P.	CMBS Loan Agreement
GIP Alpha General Partner, LLC	CMBS Loan Agreement
GIP Alpha Limited Partner, LLC	CMBS Loan Agreement
GIP Alpha, L.P.	CMBS Loan Agreement
200 Paul Holding Company, LLC	Countrywide $81 million mortgage
200 Paul, LLC	Countrywide $81 million mortgage
Digital Toronto Nominee Inc.
MAPP Holding Company LLC	$9.6 million Wells Fargo Mortgage
MAPP Property LLC	$9.6 million Wells Fargo Mortgage
Digital Lakeside Holdings, LLC	Morgan Stanley $100 million mortgage
Digital Lakeside, LLC	Morgan Stanley $100 million mortgage

Digital Trade Street, LLC	$6.0 million AEGON Mortgage
Global Marsh Member LLC	$43 million Deutsche Bank Mortgage
Digital Luxemburg II Sarl
Digital Netherlands I BV
Digital Luxemburg Sarl	$10.1 million Geneva Data Centre mortgage
Digital Netherlands II BV	$14.1 million Amsterdam Data Centre mortgage
Digital Netherlands III (Dublin) BV
Digital Netherlands IV BV
Digital Netherlands V BV	$9.0 million Redbus Data Centre mortgage
2045-2055 Lafayette Street, LLC	Greenwich, $68.0 million mortgage
150 South First Street, LLC	Greenwich, $53,287,500 mortgage
Digital Realty (Blanchardstown) Limited	Credit Suisse, $38,045,000 mortgage (w/Euro=$1.35)
Digital Realty (Management Company) Limited
Digital Realty (Paris 2) SCI	Credit Suisse, $44,251,000 mortgage (w/Euro=$1.35)
Digital Realty (Paris) Sarl
Digital Realty (UK) Limited
Digital Realty (Welwyn)
Waspar Limited
Dreamframe Limited
Dreamleaf Enterprises Limited
Asbury Park Holdings Limited

Part B: Designated Excluded Subsidiaries

Global Lafayette Street, LLC

GIP Fairmont, LLC

Global Lafayette Street Holding Company, LLC

GIP Fairmont Holding Company, LLC